8735 Henderson Road • Tampa, Florida 33634 • (813) 290-6200 • www.wellcare.com

April 10, 2013

Dear Stockholder:
On behalf of the Board of Directors and the management team, it is our pleasure to invite you to attend the 2013 Annual Meeting of Stockholders of WellCare Health Plans, Inc.
As shown in the enclosed Notice of 2013 Annual Meeting of Stockholders, the Annual Meeting will be held at 10:00 a.m., Eastern Time, Wednesday, May 22, 2013, at our corporate headquarters, 8735 Henderson Road, Tampa, Florida 33634, in the Renaissance Centre building. At the Annual Meeting, we will be acting on the matters listed in the accompanying Notice. If you require special assistance at the Annual Meeting because of a disability, please contact Lisa Iglesias, our Secretary, at (813) 206‑1393.
We hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the Annual Meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided or to vote on the Internet or by telephone. If you attend the Annual Meeting, you may vote in person, even if you have previously voted. However, if you hold your shares in a brokerage account, or “street name,” you will need to provide a proxy from the institution that holds your shares reflecting stock ownership as of the record date to be able to vote by ballot at the Annual Meeting.
Thank you for your support.

Sincerely,

/s/Alec Cunningham	/s/Charles G. Berg

Alec Cunningham	Charles G. Berg
Chief Executive Officer and Director	Chairman of the Board

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE ANNUAL MEETING AND PROVIDE APPROPRIATE DOCUMENTATION, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR VOTING PROMPTLY.

WELLCARE HEALTH PLANS, INC.

Notice of 2013 Annual Meeting of Stockholders

TIME AND DATE	10:00 a.m., Eastern Time, May 22, 2013.

PLACE	8735 Henderson Road Renaissance Centre Tampa, Florida 33634

PURPOSE
1.    To elect ten directors to hold office until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
2.    To approve the Company's 2013 Incentive Compensation Plan;
3.    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;
4.    To cast a non-binding advisory vote on the compensation of the Company's named executive officers contained in the accompanying Proxy Statement (“Say-on-Pay” vote); and
5.    To transact such other business as may properly come before the Annual Meeting or at any convening or reconvening of the Annual Meeting following a postponement or adjournment of the Annual Meeting.

The Board recommends that stockholders vote FOR all director nominees in Proposal 1 and FOR Proposals 2, 3 and 4; as outlined in the accompanying Proxy Statement.

RECORD DATE	March 25, 2013.

PROXY VOTING
It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you or by voting on the Internet or by telephone. Please refer to your proxy card or Notice of Internet Availability of Proxy Materials to determine if there are other voting options available to you. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement.

WEBCAST
A live webcast of the 2013 Annual Meeting of Stockholders will be provided through the Company’s website at www.wellcare.com. Select About Us, then Investor Relations, then select the icon for the 2013 Annual Meeting and follow the instructions provided. Additionally, the recorded webcast will be available on the Investor Relations website for a period of 30 days following the 2013 Annual Meeting of Stockholders.

On or about April 10, 2013, we mailed to our stockholders either (1) a copy of our Proxy Statement, a proxy card and an Annual Report or (2) a Notice of Internet Availability of Proxy Materials (“Availability Notice”), which indicates how to access the proxy materials on the Internet. We believe furnishing proxy materials to our stockholders on the Internet provides our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the distribution process.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Lisa G. Iglesias

Tampa, Florida	Lisa G. Iglesias
April 10, 2013	Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2013:

The accompanying Proxy Statement and the 2012 Annual Report on Form 10-K are available at www.proxyvote.com.
Please have the 12-digit control number on your Availability Notice available to access these documents.

WELLCARE HEALTH PLANS, INC.
8735 Henderson Road
Tampa, Florida 33634

Proxy Statement for Annual Meeting
To Be Held May 22, 2013

Commonly Asked Questions and Answers About the Annual Meeting

1.	Why am I receiving these materials?
These materials are being sent to you on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of WellCare Health Plans, Inc. (“WellCare,” the “Company,” “us” or “our”). You are receiving these materials because you are a stockholder of WellCare that is entitled to receive notice of the 2013 Annual Meeting of Stockholders (“Annual Meeting”) and to vote on matters that are properly presented at the Annual Meeting.

2.	What is the purpose of the Annual Meeting?
Our stockholders meet annually to elect directors and to make decisions about other matters that are presented at the Annual Meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.

3.	What is a proxy?
If you designate another person to vote your shares, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card to give us your proxy, you will have designated Alec Cunningham, the Company’s Chief Executive Officer and a director, and Lisa Iglesias, the Company’s Secretary, as your proxies to vote your shares as directed.

4.	What is the purpose of this proxy statement?
This proxy statement provides information regarding matters to be voted on by stockholders at the Annual Meeting and other information regarding the governance of the Company.

5.	Where is the Annual Meeting?
The Annual Meeting will be held at 10:00 a.m., Eastern Time, May 22, 2013, at WellCare’s corporate headquarters, 8735 Henderson Road, Tampa, Florida 33634, in the Renaissance Centre building. Signs will be posted to direct stockholders to the meeting room in the Renaissance Centre, as well as to parking which will be available by Building 2 or in Garage A.

6.	What does it mean if I receive more than one package of proxy materials?
This means that you have multiple accounts holding WellCare shares. These may include: accounts with our transfer agent, Computershare Trust Company, N.A. (“Computershare”); accounts holding shares that you have acquired under the Company’s stock plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

7.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to some of our stockholders. If you received an Availability Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Availability Notice will tell you how to access and review the proxy materials on the Internet at www.proxyvote.com. The Availability Notice also tells you how to access your proxy card to vote on the Internet. If you received an Availability Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions on the Availability Notice.

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8.	What is the record date and what does it mean?
The record date for the Annual Meeting is March 25, 2013. Owners of the Company’s common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.

9.	Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?
Yes. A quorum is the minimum number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is the number of shares that represent a majority of the outstanding shares of the Company as of the record date. Shares necessary to meet the quorum requirement may be present in person or represented by proxy. There were 43,438,387 shares of our common stock issued and outstanding on the record date. Therefore, at least 21,719,194 shares of our common stock must be present in person or represented by proxy at the Annual Meeting to satisfy the quorum requirement.
Your shares will be counted to determine whether there is a quorum if you submit a valid proxy card or voting instruction form, give proper instructions over the telephone or on the Internet, or attend the Annual Meeting in person. Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes (which are discussed in Question 16 below) are counted as present for purposes of determining a quorum.

10.	Who can vote on matters that will be presented at the Annual Meeting?
You can vote if you were a stockholder of the Company at the close of business on the record date of March 25, 2013.

11.	What is the difference between a registered stockholder and a beneficial owner?
Many WellCare stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

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Registered stockholder: If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record” or a “registered stockholder,” and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

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Beneficial owner: If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

12.	How many votes am I entitled to per share?
Each share of common stock outstanding on the record date is entitled to one vote on each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes for directors.

13.	Who will count the vote?
Broadridge Investor Communication Solutions, Inc. (“Broadridge”) was appointed by our Board of Directors to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at www.broadridge.com.

14.	How do I cast my vote?
Registered stockholders: There are four ways you can cast your vote:

•	Vote on the Internet at www.proxyvote.com using the control number provided to you;

•	Vote by telephone at 1-800-690-6903 using the control number provided to you;

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Complete and properly sign, date and return a proxy card in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the Annual Meeting; or

•	Attend the Annual Meeting and deliver your completed proxy card or complete a ballot in person.

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Beneficial owners: Your proxy materials should include a voting instruction form from the institution holding your shares. There are up to four ways you can cast your vote:

•	Vote on the Internet at www.proxyvote.com using the control number provided to you by the institution holding your shares;

•	Vote by telephone using the telephone number and the control number provided to you (note: the availability of telephone voting will depend upon the institution’s voting processes);

•	Complete and properly sign, date and return a voting instruction form from the institution holding your shares; or

•	Obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.
Please contact the institution holding your shares for additional information.

15.	What is the voting requirement to approve each of the proposals? How do abstentions and broker non-votes affect the vote outcome?
Proposal 1 (Election of Directors): Directors will be elected by a majority of votes cast, which means a majority of the votes actually cast “for” or “against” this particular proposal, whether in person or by proxy.
All other proposals: Proposals 2, 3 and 4 will pass with the votes of a majority of the voting power present or represented by proxy. The voting power present or represented by proxy means the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.
A broker non-vote (a broker non-vote is explained in the answer to Question 16) on a proposal is considered a share not entitled to vote on that proposal and is not a vote cast. Accordingly, a broker non-vote will have no effect on the vote outcome of any of the proposals.
Abstentions are considered shares entitled to vote on a proposal but are not considered as having been cast “for” or “against” a proposal. Therefore, abstentions will have no effect on Proposal 1; for all other proposals, abstentions have the same effect as an “against” vote.
Discretionary voting by brokers will be permitted by the New York Stock Exchange (“NYSE”) only in connection with Proposal 3. Discretionary voting is explained in the answer to Question 16.

16.	What if I return my proxy card or voting instruction form but do not provide voting instructions?
Registered stockholders: If you are a registered stockholder and you return your signed proxy card, your shares will be voted as you designate on the proxy card. If you do not return your voted proxy card, vote by phone or the Internet, or if you submit your proxy card with an unclear voting designation, your shares will not be voted. If you return your signed proxy card and do not provide a voting designation, your shares will be voted FOR the election of all director nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4; and in the discretion of the proxy holders as to any other matters that arise at the Annual Meeting.
Beneficial owners: In limited instances, your shares may be voted if they are held in the name of a broker, bank or other intermediary, even if you do not provide the holder with voting instructions. This is called “discretionary voting.” Brokerage firms and banks generally have the authority, under NYSE rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Of the four proposals scheduled to be presented at the Annual Meeting, only Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm, is considered a routine matter under the NYSE’s rules. Proposals 1, 2 and 4, and any other matter that may be presented at the Annual Meeting, are not considered routine. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the institution cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares represented at the Annual Meeting that constitute broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote.

17.	Can I change my mind after I submit my proxy?
Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting.
You may do this by:

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•	voting again on the Internet or by telephone prior to the Annual Meeting;

•	signing another proxy card with a later date and mailing it for receipt prior to the Annual Meeting; or

•	attending the Annual Meeting in person and delivering your proxy or casting a ballot.

18.	Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and publish voting results on a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting. The Form 8-K will be accessible at the SEC’s website at www.sec.gov or on our website at www.wellcare.com. In addition, we will also post voting results online at www.wellcare.com/stockholdermeeting.

19.	Who will bear the costs of this proxy solicitation?
This proxy solicitation is being sent on behalf of our Board of Directors and the Company will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses of sending out proxy materials to beneficial owners.

20.	What if I have additional questions that are not addressed here?
You may call Investor Relations at (813) 206-3916, e-mail Investor Relations at investorrelations@wellcare.com or call the Office of the Secretary at (813) 206-1393.

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Proposals to be Voted on at the Annual Meeting

Proposal 1: Election of Directors

Ten individuals have been nominated for election at the 2013 Annual Meeting of Stockholders, each to hold office until the 2014 Annual Meeting or until a successor has been duly elected and qualified. The ten nominees listed below are currently directors of the Company. Roel Campos was appointed to the Board in January 2013; the other nine nominees were elected at the 2012 Annual Meeting of Stockholders.
Unless otherwise directed, the holders of proxies intend to vote all proxies FOR the re-election of all the director nominees listed below. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, the holders of proxies may vote for the election of such other person as may be recommended by the Board of Directors. In accordance with our bylaws, directors must receive a majority of the votes cast on this proposal to be elected.

The Board of Directors recommends a vote FOR each nominee.
Information as of March 25, 2013 related to each of the nominees for director is set forth below:

Name and Age	Principal Occupation and Business Experience for Past Five Years
Carol J. Burt Age 55
Ms. Burt has been principal of Burt Hilliard Investments, a private investment and consulting service to the health care industry, since January 2008. Ms. Burt was formerly an executive of WellPoint, Inc., where she served from 1997 to 2007, most recently as WellPoint's Senior Vice President, Corporate Finance and Development. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategy, mergers and acquisitions, finance, treasury and real estate management. In addition, WellPoint's financial services and international insurance business units reported to her. Ms. Burt also serves as a director of Vanguard Health Systems, Inc., an operator of integrated healthcare delivery networks, where she serves on the audit and compliance committee. She is also a director of Emergency Medical Services Corp., a company focused on outsourced facility-based physician and healthcare transportation services, where she serves on the audit and finance committees. Previously, Ms. Burt served as Senior Vice President and Treasurer of American Medical Response and spent 16 years with Chase Securities (now JP Morgan) most recently as founder and head of the Health Care Investment Banking Group. The Board believes that Ms. Burt's strategic, operational and financial experience in the managed care and health care services industries are valuable assets to the Company as it positions itself for the future.
Ms. Burt has served as a director of WellCare since 2010.

Roel C. Campos Age 64
Mr. Campos is a partner with the law firm of Locke Lord LLP, which he joined in April 2011. He practices in the areas of securities regulation, corporate governance and securities enforcement. He had previously been a partner in the law firm of Cooley LLP from September 2007 to April 2011. Prior to that, he received a presidential appointment and served as a Commissioner of the SEC from 2002 to 2007. Prior to serving with the SEC, Mr. Campos was a founding partner of a Houston-based radio broadcaster. Earlier in his career, he practiced corporate law and later served as a federal prosecutor in Los Angeles, California. Mr. Campos has been a director of Regional Management Corp., a NYSE- listed specialty consumer finance company since March 2012. He is a trustee for the Managed Portfolio Series, an open-end mutual fund registered with the SEC under the Investment Company Act of 1940. He is also a director of Paulson International Ltd., a privately-held, Cayman-based hedge fund and a director of a private registered broker-dealer, Liquidnet Holdings, Inc. Mr. Campos was selected by President Barack Obama to serve on his citizen Presidential Intelligence Advisory Board. Mr. Campos also serves on the Advisory Board for the Public Company Accounting Oversight Board and serves on various non-profit boards. Mr. Campos earned a Bachelor of Science degree from the United States Air Force Academy, a Master of Science in Business Administration from the University of California, Los Angeles, and a Juris Doctorate from Harvard Law School. The Board believes his long history of public service, deep understanding of securities regulations and his experience in corporate governance are valuable assets to the Company.
Mr. Campos has served as a director of WellCare since 2013.

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Name and Age	Principal Occupation and Business Experience for Past Five Years
Alec Cunningham Age 46
Mr. Cunningham joined WellCare in January 2005. He has served as the Company's Chief Executive Officer since December 2009. Since June 2010, Mr. Cunningham also has served as a member of WellCare's Board of Directors. Prior to being elected Chief Executive Officer, Mr. Cunningham held several positions within WellCare, including Vice President of Business Development, Senior Vice President of Government Relations and New Markets, President, Florida Region and, most recently, President, Florida and Hawaii Division. Mr. Cunningham does not currently serve on any other company's board of directors. The Board believes that Mr. Cunningham, as the Chief Executive Officer of the Company, should have a role as a director and a voice in Board decisions. His detailed knowledge of the Company, its operations, personnel and industry is an important resource for the Board.
Mr. Cunningham has served as a director of WellCare since 2010.

David J. Gallitano Age 65
Mr. Gallitano has been President of Tucker Advisors, Inc., a private investment and consulting firm, since 2002. Mr. Gallitano was the Chairman and Chief Executive Officer of APW, Ltd., a manufacturer of specialized industrial products and provider of related services, from 2003 to 2005 and Chairman and Chief Executive Officer of Columbia National, Inc., a residential and commercial real estate financing company, from 1993 until 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated, a NYSE-listed brokerage firm, where he headed the Principal Transactions Group, from 1986 through 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from 1984 through 1986. Mr. Gallitano currently serves on the board of directors of The Hanover Insurance Group, Inc., a provider of insurance products, where he also serves on the compensation committee and previously served on the audit committee. Mr. Gallitano previously served as a director, chair of the audit committee, chair of the compensation committee and a member of the nominating committee for Wild Oats Corporation, a natural and organic foods retailer, from 2004 to 2007. The Board believes that Mr. Gallitano’s tenure as a strong operating executive with a finance and strategic background, combined with his operational experience and financial expertise, contribute valuable insight to the Board.
Mr. Gallitano has served as a director of WellCare since 2009.

D. Robert Graham Age 76
Since his retirement from the United States Senate in 2005, Senator Graham has been Chair of the Board of Oversight of the Bob Graham Center for Public Service, a political and civic leadership center at the University of Florida. Among his other duties, Senator Graham was appointed by the President of the United States to serve as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling from its inception in May 2010 until its report was published in January 2011. He also served on the Financial Crisis Inquiry Commission which concluded its operations in February 2011. Senator Graham also served as the Chairman of the Commission on the Prevention of Weapons of Mass Destruction Proliferation and Terrorism, which published its report in the fall of 2008, and he continues the work of the Commission by serving as co-chairman of the WMD Center, a non-profit research organization. From September 2009 to February 2012, he served as a member of the Central Intelligence Agency External Advisory Board. From September 2005 until June 2006, Senator Graham served a one-year term as a senior Fellow at Harvard University’s John F. Kennedy School of Government. From January 1987 to January 2005, he served in the United States Senate. From January 1979 to January 1987, Senator Graham was the Governor of the State of Florida. Senator Graham served as an executive of the Graham Companies prior to his election as Governor of Florida and now is a member of the board of directors. The Graham Companies is a family of corporate entities engages in dairy, beef cattle and pecan production in Florida and Georgia and real estate development and management in Miami Lakes, Florida. The Board believes that Senator Graham’s experience as a former United States Senator and former Governor of Florida, in addition to his breadth of management experience, adds valuable expertise to the Board, especially with respect to regulatory, governance and public policy matters.
Senator Graham has served as a director of WellCare since 2007.

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Name and Age	Principal Occupation and Business Experience for Past Five Years
Kevin F. Hickey Age 61
Since January 1983, Mr. Hickey has served as Principal of HES Advisors, a strategic advisory firm serving the health care, health care technology and life sciences industries, where he also serves as a director. From January 2006 to December 2007, Mr. Hickey served as President of D2Hawkeye, Inc. (now VeriskHealth). From January 2008 to March 2012, Mr. Hickey served as Senior Advisor to Verisk Analytics, Inc., a company specializing in health care predictive analytics. Mr. Hickey previously served as a director of DiagnosisOne, a privately-held health care technology company, from 2011 to 2012. Mr. Hickey previously served as a director of Healthaxis Inc., a privately-held health care technology company, from 2000 to 2007. He was also Founder and Chairman of IntelliClaim, Inc., a privately-held health care technology company, from 1999 until 2005, when it was acquired by McKesson, Inc. The Board believes that Mr. Hickey’s innovative, consumer-focused approach to information technology at a variety of companies brings a valuable advantage to the Board. The Board benefits from Mr. Hickey’s expertise in leading companies focused on the development of information systems that are easy for consumers to understand and use effectively, which is important to the Company’s development of health care information technology. Mr. Hickey’s extensive experience in health care management and governance, including his role in managing operations for several major health care payers, including Aetna, Inc., Oxford Health Plans, Inc., Lincoln National Life Insurance Co., and Metropolitan Life Insurance Company, as well as his service from 2000 to 2007 as a director of Healthaxis Inc., a solutions provider for health care payers, further contributes to the strategic composition of the Board.
Mr. Hickey has served as a director of WellCare since 2002.

Christian P. Michalik Age 44
Since July 2004, Mr. Michalik has served as Managing Director of Kinderhook Industries, a private equity investment firm. Mr. Michalik has significant investment experience in the health care sector and currently is chairman of several specialized health care service companies, including Clinical Research Advantage, Inc. and E4 Health Care, Inc. The Board believes that it benefits from Mr. Michalik’s extensive knowledge of capital markets and financial and operational expertise, as well as his broad experience working with the investment community and with innovative health care companies.  The Board also believes that Mr. Michalik’s experience evaluating companies in the private equity industry contributes to the financial acumen of the Board.
Mr. Michalik has served as a director of WellCare since 2002.

Glenn D. Steele, Jr., M.D. Age 68
Dr. Steele is the President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania, a position he has held since 2001. Dr. Steele also serves on the board of directors of Weis Markets, Inc., a supermarket chain, where he currently serves on the compensation committee. He also serves on the board of directors of Cepheid, a molecular diagnostics company that develops, manufactures and markets molecular systems and tests. He also serves as a member of Cepheid’s nominating/ governance committee. The Board considers Dr. Steele’s significant experience in the health care industry to be a significant asset to the Company. The Board believes that Dr. Steele brings a compelling set of attributes that enhance the Company’s ability to help people achieve lifelong well-being. Dr. Steele brings key experience from his academic and medical research and administration background, as well as experience in a variety of aspects of the health care industry.
Dr. Steele has served as a director of WellCare since 2009.

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Name and Age	Principal Occupation and Business Experience for Past Five Years
William L. Trubeck Age 66
From March 2011 until July 2011, Mr. Trubeck served as Interim Executive Vice President and Chief Financial Officer of YRC Worldwide, Inc., a freight, shipping and trucking services company. He also served as a director of YRC Worldwide, Inc. from 1994 until July 2011 and was chair of the audit/ethics committee. He was formerly Executive Vice President and Chief Financial Officer of H&R Block, Inc., a tax services provider, from 2004 to 2007. Mr. Trubeck has served as a director of EQ Holdings, Inc., a privately-held industrial waste management company since 2010. Mr. Trubeck has served as a director of Custom Ecology, Inc., a privately-held industrial and hazardous waste transporter company since 2012. Mr. Trubeck previously served as a director of Dynegy, Inc., a wholesale power, capacity and ancillary services company, from April 2003 to June 2011 and also served as a member of the compensation and human resources committee and as chair of the audit and compliance committee. Mr. Trubeck previously served as a director of Ceridian Corp. from 2006 to 2007, where he also served as a member of the audit committee. The Board believes Mr. Trubeck’s extensive financial background, financial reporting expertise, and his extensive knowledge of management and operations, to be valuable resources to the Board. The Board believes that Mr. Trubeck brings significant experience to the Board in the area of governance of large publicly-traded companies, as well as experience working with regulatory bodies.
Mr. Trubeck has served as a director of WellCare since 2010.

Paul E. Weaver Age 67
Mr. Weaver is a former executive of PricewaterhouseCoopers, LLP. Mr. Weaver served PricewaterhouseCoopers, LLP from 1972 until 2006, including as its Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006. Mr. Weaver has served as a director of AMN Healthcare Services, Inc., a NYSE-listed health care staffing and management services company, since 2006 and currently serves as the chair of AMN's audit committee and as a member of its executive committee. Since 2010, Mr. Weaver has also served as a director of Unisys Corporation, an information technology consulting company, where he also serves as chair of the audit committee and as a member of the compensation committee. Mr. Weaver previously served as a director and member of the audit committee and the corporate governance and nominating committee of Gateway, Inc., a retail computer company, from 2006 until 2007 and as a director of Idearc Media Corp., now known as SuperMedia LLC, a media advisory company, from 2006 until 2010, where he also served as chair of the audit committee and a member of the compensation committee. The Board has found Mr. Weaver’s extensive financial background and financial reporting expertise, his service as an audit partner at a multinational professional services firm and his financial leadership roles on other boards on which he has served, to be of particular value to the Board.
Mr. Weaver has served as a director of WellCare since 2010.

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Mr. Berg, our non-executive Chairman, has decided not to stand for re-election at the 2013 Annual Meeting, and is not a nominee for re-election at the 2013 Annual Meeting. Consequently, his term on the Board will end as of the date of the 2013 Annual Meeting. Immediately upon the commencement of the 2013 Annual Meeting, the number of directors will be reduced to ten.

Name and Age	Principal Occupation and Business Experience for Past Five Years
Charles G. Berg Age 55
Mr. Berg has served as our non-executive Chairman since January 2011. Prior to that, Mr. Berg served as our Executive Chairman and as a member of our Board from January 2008 to December 2010. Mr. Berg was Senior Advisor to Welsh, Carson, Anderson & Stowe, a private equity firm, from January 2007 to April 2009. From April 2005 to September 2006, Mr. Berg served as Executive of UnitedHealth Group, Inc., a diversified health company, where he previously served as Chief Executive Officer of the Northeast Region from July 2004 to April 2005. From April 1998 to July 2004, Mr. Berg held various executive positions with Oxford Health Plans Inc., which included Chief Executive Officer from November 2002 to July 2004, President and Chief Operating Officer from March 2001 to November 2002, and Executive Vice President, Medical Delivery, from April 1998 to March 2001. Mr. Berg currently serves as a director of DaVita HealthCare Partners Inc., a NYSE-listed provider of kidney care services and manager and operator of medical groups and affiliated physician networks, where he also serves on the nominating and governance, audit and compliance committees.
Mr. Berg has served as a director of WellCare since 2008.

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Proposal 2: Approval of the Company's 2013 Incentive Compensation Plan
On February 28, 2013, our Board of Directors adopted the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan, which we refer to as the “2013 Plan”, and recommended that it be submitted to our stockholders for approval. Unless otherwise directed, the holders of proxies intend to vote all proxies FOR the approval of the 2013 Plan.
Stockholder approval of the 2013 Plan is required to comply with, among others, (i) the stockholder approval requirements for listing our shares on the New York Stock Exchange, (ii) if, and to the extent it may become applicable with respect to Awards made under the 2013 Code of 1986, which we refer to as the “Code”, as Plan in the future, certain exclusions from the deduction limitations of Section 162(m) of the Internal Revenue described below, and (iii) the incentive stock options rules under Section 422 of the Code.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

The Board of Directors recommends a vote FOR this proposal.
Background and Purpose
As of July 1, 2014, the WellCare Health Plans, Inc. 2004 Equity Incentive Plan, which we refer to as the “2004 Plan” or the “2004 Equity Plan” will terminate and without approval of the 2013 Plan, we will no longer be able to make awards of long-term equity incentives, which are critical for attracting, motivating and retaining a talented management team who will contribute to our financial success.
As of December 31, 2012 we had 6,517,628 shares remaining available for equity awards under the 2004 Plan. The 2013 Plan will have 2,500,000 shares available for issuance minus any equity awards that have been granted under the 2004 Plan after January 1, 2013 and before the date of approval of the 2013 Plan by our stockholders (the “Stockholder Approval Date”). Upon stockholder approval of the 2013 Plan, we will make no further awards under the 2004 Plan.
On February 28, 2013, our Board of Directors adopted the 2013 Plan, and recommended that it be submitted to our stockholders for their approval at the next annual meeting.
The purpose of the 2013 Plan is to assist us and our subsidiaries in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, and individual consultants who provide services to us or our subsidiaries, by enabling them to acquire or increase a proprietary interest in us in order to strengthen the mutuality of interests between them and our stockholders, and by providing them with performance incentives to expend their maximum efforts in the creation of stockholder value. Approval of the 2013 Plan is therefore critical to our ability to continue to attract, retain, engage and focus highly motivated and qualified employees, particularly in the competitive labor market that exists today in our industry.
Provided that the 2013 Plan receives stockholder approval at the Annual Meeting, the effective date of the 2013 Plan will be the date of the Annual Meeting. Until the Stockholder Approval Date, no awards will be granted under the 2013 Plan.
As noted above, stockholder approval of the 2013 Plan is required to comply with, among others, (i) the stockholder approval requirements for listing our shares on the New York Stock Exchange, (ii) if, and to the extent it may become applicable with respect to Awards made under the 2013 Plan in the future, certain exclusions from the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, which we refer to as the “Code”, as described below, and (iii) the incentive stock options rules under Section 422 of the Code.
The following is a summary of certain principal features of the 2013 Plan. This summary is qualified in its entirety by reference to the complete text of the 2013 Plan. You are urged to read the actual text of the 2013 Plan in its entirety which is set forth as Appendix A to this proxy statement.
Shares Available for Awards; Annual Per‑Person Limitations
Under the 2013 Plan, the total number of shares of our common stock (the “Shares”) reserved and available for delivery under the 2013 Plan (“Awards”) at any time during the term of the 2013 Plan will be equal to (i) 2,500,000, minus (ii) any Shares subject to awards granted under the 2004 Plan on or after January 1, 2013 and before the Stockholder Approval Date.

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If any Shares subject to an Award or, on or after January 1, 2013, Shares subject to any awards granted under the 2004 Plan, are forfeited, expire or otherwise terminate without issuance of such Shares, or, if on or after January 1, 2013, any Award granted under the 2004 Plan is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award or award under the 2004 Plan, the Shares to which those Awards or awards under the 2004 Plan were subject, will, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to Awards under the 2013 Plan.
In the event that any option or other Award granted under the 2013 Plan, or, on or after January 1, 2013, any award granted under the 2004 Plan, is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by us, or withholding tax liabilities arising from any Award, or, on or after January 1, 2013, any award granted under the 2004 Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by us, then only the number of Shares issued net of the Shares tendered or withheld will be counted for purposes of determining the maximum number of Shares available for grant under the 2013 Plan.
Awards granted in substitution of Awards previously granted will not reduce the Shares authorized for delivery under the 2013 Plan or authorized for delivery to a participant in any period. Additionally, in the event that a company acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the 2013 Plan and will not reduce the Shares authorized for delivery under the 2013 Plan; provided, that Awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees or directors of us or our subsidiaries prior to such acquisition or combination.
Any Share that again becomes available for delivery pursuant to the provisions described above shall be added back as one (1) Share.
The 2013 Plan imposes individual limitations on the amount of certain Awards, in order to comply with Section 162(m) of the Code. Under these limitations, in any fiscal year during any part of which the 2013 Plan is in effect, no participant may be granted (i) stock options or stock appreciation rights with respect to more than 500,000 Shares, or (ii) restricted stock, restricted stock units, performance shares, and/or other stock-based awards valued by reference to a designated number of Shares and that the Compensation Committee of the Board of Directors (the “Compensation Committee”) intends to qualify as “performance-based compensation” exempt from the deduction limitations under Section 162(m) of the Code, with respect to more than 500,000 Shares, in each case, subject to adjustment in certain circumstances. The maximum amount that may be paid out to any one participant who is a “covered employee” (as defined below) in settlement of performance units that the Compensation Committee intends to qualify as “performance-based compensation” exempt from the deduction limitations under Section 162(m) of the Code, with respect to any 12-month performance period is $4.0 million (pro-rated for any performance period that is less than 12 months), and with respect to any performance period that is more than 12 months, $4.0 million multiplied by the number of full 12-month periods that are in the performance period.
The aggregate fair market value of Shares on the date of grant underlying incentive stock options that can be exercisable by any individual for the first time during any year cannot exceed $100,000 (or such other amount as specified in Section 422 of the Code). Any excess will be treated as a non-qualified stock option.

The maximum number of Shares that may be delivered under the 2013 Plan as a result of the exercise of incentive stock options is 2,500,000 Shares, subject to certain adjustments.

In any fiscal year during any part of which the 2013 Plan is in effect, no participant who is a director but is not also an employee or consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (or any other applicable accounting guidance), that exceed $400,000 in the aggregate, or in the case of Awards made in the participant’s initial year of service as a director, $600,000 in the aggregate.

The Compensation Committee is authorized to adjust the limitations on the number of Shares available for issuance under the 2013 Plan and the individual limitations on the amount of Awards (other than the $100,000 limitation described above with respect

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to incentive stock option awards and the limitation on performance units described above) and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) to the extent it deems equitable in the event that any extraordinary dividend or other distribution (whether in cash, Shares or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the Shares so that an adjustment is appropriate. See “Acceleration of Vesting; Change in Control” and “Other Adjustments” sections below for a summary of certain additional adjustment provisions of the 2013 Plan.
Except with respect to the adjustments referenced in the foregoing paragraphs, the Compensation Committee is generally not permitted to take any of the following actions without the approval of stockholders: (i) lower the exercise price per Share of a stock option or grant price per Share of a stock appreciation right after it is granted, (ii) cancel an option or a stock appreciation right when the exercise or grant price per Share exceeds the fair market value of the underlying Shares in exchange for cash or another Award, (iii) cancel an outstanding option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or grant price per Share that is less than the exercise or grant price per Share of the original options or stock appreciation rights, or (iv) take any other action with respect to an option or a stock appreciation right that may be treated as a repricing pursuant to the applicable rules of the NYSE (any such action described in (i) - (iv) being referred to as a “Repricing”).
The 2013 Plan will serve as the successor to the 2004 Plan. Outstanding awards granted under the 2004 Plan will continue to be governed by the terms of the 2004 Plan but no awards may be made under the 2004 Plan after the Stockholder Approval Date. Accordingly, any shares remaining available for issuance under the 2004 Plan will not be issued except to the extent of awards granted under the 2004 Plan on or prior to the Stockholder Approval Date.
Eligibility
The persons eligible to receive Awards under the 2013 Plan are the officers, directors, employees or consultants who provide services to us or any of our subsidiaries, representing approximately 4,800 employees and directors. The foregoing notwithstanding, only employees of us, or any parent corporation or subsidiary corporation of us (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), are eligible for purposes of receiving any incentive stock options that are intended to comply with the requirements of Section 422 of the Code (“ISOs”). An employee on leave of absence may, in the discretion of the Compensation Committee, be considered as remaining in the employ of us or any of our subsidiaries for purposes of eligibility for participation in the 2013 Plan.
Administration
The 2013 Plan is to be administered by the Compensation Committee, provided, however, that except as otherwise expressly provided in the 2013 Plan, the independent members of the Board may elect to exercise any power or authority granted to the Compensation Committee under the 2013 Plan. Subject to the terms of the 2013 Plan, the Compensation Committee is authorized to select eligible persons to receive Awards, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each participant) and the rules and regulations for the administration of the 2013 Plan, construe and interpret the 2013 Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Compensation Committee may deem necessary or advisable for the administration of the 2013 Plan. Decisions of the Compensation Committee will be final, conclusive and binding on all persons or entities, including us, any of our subsidiaries or any participant or beneficiary, or any transferee under the 2013 Plan or any other person claiming rights from or through any of the foregoing persons or entities. The Compensation Committee may delegate to members of the Board, or officers of us or any of our subsidiaries, or committees thereof, the authority, subject to such terms and limitations as the Compensation Committee may determine, to perform such functions, including administrative functions, as the Compensation Committee may determine, subject to certain limitations.
Stock Options and Stock Appreciation Rights
The Compensation Committee is authorized to grant (i) stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non‑qualified stock options, and (ii) stock appreciation rights, entitling the participant to receive the amount by which the fair market value of a Share on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Compensation Committee. The exercise price per share of an option and the grant price of a stock appreciation right may not be less than 100% of the fair market value of a Share on the date the option or stock appreciation right is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of us or any

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parent company of us (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a Share on the date the ISO is granted.
For purposes of the 2013 Plan, the term “fair market value” means the fair market value of Shares, Awards or other property as determined by the Compensation Committee or under procedures established by the Compensation Committee. Unless otherwise determined by the Compensation Committee, the fair market value of a Share as of any given date is the closing sales price per Share as reported on the NYSE on the date as of which such value is being determined (or as of such later measurement date as determined by the Compensation Committee on the date the Award is authorized by the Compensation Committee), or, if there is no sale on that date, then on the last previous day on which a sale was reported.
The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment or service generally are fixed by the Compensation Committee, except that no option or stock appreciation right may have a term exceeding ten years, except if on the last day of such term, the exercise of an option or stock appreciation right, other than an ISO, would violate an applicable federal, state, local, or foreign law, or would jeopardize the ability of the entity for whom the participant is performing services and with respect to whom the legally binding right to compensation arises, or certain other related entities (the "service recipient"), to continue as a going concern, the term of the option or stock appreciation right will be extended for an additional 30 days after the date on which the exercise of the option or stock appreciation right would no longer violate an applicable federal, state, local, or foreign law or would no longer jeopardize the ability of the service recipient to continue as a going concern, provided that such extension of the term of the option or stock appreciation right would not cause the option or stock appreciation right to violate the requirements of Section 409A of the Code.
No ISO granted to a 10% owner (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and stock appreciation rights are determined by the Compensation Committee. Accordingly, the Compensation Committee may permit the exercise price of options awarded under the 2013 Plan to be paid in cash, Shares, other Awards or other property (including loans to participants, provided that it is not in violation of any applicable law).
We may grant stock appreciation rights in tandem with options, which we refer to as “Tandem stock appreciation rights,” under the 2013 Plan. A Tandem stock appreciation right may be granted at the same time as the related option is granted or, for options that are not ISOs, at any time thereafter before exercise or expiration of such option. A Tandem stock appreciation right may only be exercised when the related option would be exercisable and the fair market value of the Shares subject to the related option exceeds the option’s exercise price. Any option related to a Tandem stock appreciation right will no longer be exercisable to the extent the Tandem stock appreciation right has been exercised and any Tandem stock appreciation right will no longer be exercisable to the extent the related option has been exercised.
Restricted Stock and Restricted Stock Units
The Compensation Committee is authorized to grant restricted stock and restricted stock units. Restricted stock is a grant of Shares which are subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a stockholder (including voting and dividend rights), unless otherwise determined by the Compensation Committee. Notwithstanding the foregoing, dividends credited in connection with a restricted stock award that vests based on the achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividends have been credited. An Award of restricted stock units confers upon a participant the right to receive Shares or cash, as determined by the Compensation Committee, equal to the fair market value of the specified number of Shares covered by the restricted stock units at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Compensation Committee may impose, including time or performance restrictions or both. Prior to settlement, an Award of restricted stock units carries no voting or dividend rights or other rights associated with Share ownership, although dividend equivalents may be granted, as discussed below.
Dividend Equivalents
The Compensation Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, Shares, other Awards or other property equal in value to dividends paid on a specific number of Shares or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional Shares, Awards or otherwise as specified by the Compensation Committee. Notwithstanding the foregoing, dividend equivalents credited in connection with an

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award that vests based on the achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend equivalents have been credited.
Bonus Stock and Awards in Lieu of Cash Obligations
The Compensation Committee is authorized to grant Shares as a bonus free of restrictions, or to grant Shares or other Awards in lieu of obligations to pay cash under the 2013 Plan or other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.
Other Stock‑Based Awards
The Compensation Committee is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to Shares. The Compensation Committee determines the terms and conditions of such Awards.
Performance Awards
The Compensation Committee is authorized to grant performance Awards to participants on terms and conditions established by the Compensation Committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Compensation Committee upon the grant of the performance Award. Performance Awards may be valued by reference to a designated number of Shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance Awards may be settled by delivery of cash, Shares or other property, or any combination thereof, as determined by the Compensation Committee.
If, and only to the extent elected by the Compensation Committee, the provisions that are intended to qualify Awards as “performance‑based compensation” not subject to the limitation on tax deductibility under Section 162(m) of the Code will apply to any Award if it is granted to a participant who is, or is likely to be, as of the end of the tax year in which we would claim a tax deduction in connection with such Award, a “covered employee” (as defined below). The term “covered employee” means our chief executive officer and each other person whose compensation is required to be disclosed in our filings with the SEC by reason of that person being among the three highest compensated officers (other than the principal financial officer) as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code is to be exercised by the Compensation Committee and not the Board.
If and to the extent that performance Awards are granted subject to the foregoing provisions, one or more of the following business criteria for us, on a consolidated basis, and/or for subsidiaries, or for business or geographical units of us and/or a subsidiary (except with respect to the total stockholder return and earnings per share criteria), are to be used by the Compensation Committee in establishing performance goals for such Awards:

•	earnings per share;

•	revenues or margins;

•	cash flow (including operating cash flow, free cash flow, discounted return on investment and cash flow in excess of cost of capital);

•	operating margin;

•	return measures, including return on assets, revenues, sales, investment, capital, or equity;

•	economic value added;

•	direct contribution;

•
net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans;

•	working capital, including working capital targets;

•	management of fixed costs or variable costs, including expense targets;

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•
identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions, divestitures or asset sales;

•	share price, including growth measures and total stockholder return;

•	debt reduction;

•	market share;

•	entry into new markets, either geographically or by business unit;

•	customer retention and satisfaction;

•	strategic plan development and implementation, including turnaround plans;

•	health care quality measures;

•	regulatory or contract compliance measures;

•	service performance measures;

•	the fair market value of a Share;

•	productivity ratios;

•	financial ratios as provided in credit agreements of us and our subsidiaries; and/or

•	any combination of the foregoing.
Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to us. Performance goals for Awards intended to comply with Section 162(m) of the Code must be established not later than 90 days after the beginning of the performance period applicable to such Awards or at such other date as may be required for performance-based compensation treatment under Section 162(m) of the Code.
After the end of each performance period, the Compensation Committee will determine and certify whether the performance goals have been achieved. In determining the achievement of such performance goals, the Compensation Committee may, at the time the performance goals are set, require that those goals be determined by excluding the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and/or other unusual or non-recurring charges, (ii) any change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Compensation Committee specifies at the time the Award is granted.
The Compensation Committee may, in its discretion, determine that the amount payable as an Award intended to quality as “performance-based compensation” not subject to the limitation on tax deductibility under Section 162(m) of the Code will be reduced from the amount of such potential Award.
Limitations on Transfer
Awards granted under the 2013 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may, in its discretion, permit transfers, subject to any terms and conditions the Compensation Committee may impose pursuant to the express terms of an Award agreement, and such transfers are by gift or pursuant to a domestic relations order and are to a “permitted assignee,” that is a permissible transferee under the applicable rules of the SEC for registration of shares of stock on a Form S-8 registration statement. For this purpose, a “permitted assignee” means (i) the participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (i) are the only partners, members or stockholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A beneficiary, transferee, or other person claiming any rights under the 2013 Plan from or through any participant will be subject to all terms and conditions of the 2013 Plan and any Award agreement applicable to such participant, except as otherwise determined by the Compensation Committee, and to any additional terms and conditions deemed necessary or appropriate by the Compensation Committee.

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Other Terms of Awards
Awards may be settled in the form of cash, Shares, other Awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Compensation Committee is authorized to place cash, Shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2013 Plan.
The Compensation Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any Shares or other property to be distributed will be withheld (or that previously acquired Shares or other property be surrendered by the participant) to satisfy withholding and other tax obligations.
Awards under the 2013 Plan generally are granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant Awards in exchange for other Awards under the 2013 Plan, awards under other Company plans, or other rights to payment from us, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.
Acceleration of Vesting; Change in Control
Subject to certain limitations, the Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award. In the event of a “change in control” of us, as defined below, or to the extent otherwise determined by the Compensation Committee in its sole discretion in each particular case, (i) any option or stock appreciation right that was not previously vested and exercisable at the time of the “change in control” will become immediately vested and exercisable; (ii) any restrictions, deferral of settlement and forfeiture conditions applicable to a restricted stock award, restricted stock unit award or another stock-based award subject only to future service requirements will lapse and such Awards will be deemed fully vested; and (iii) with respect to any outstanding Award subject to achievement of performance goals and conditions under the 2013 Plan, the Compensation Committee may, in its discretion, consider such Awards to have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the performance period completed as of the “change in control”).

A “change in control” with respect to any participant will have the same meaning as set forth in the following order: (1) any employment or other services agreement with the participant; (2) a severance plan or agreement applicable to the participant; (3) any Award agreement with the participant; or (4) in the absence of any such definition, it will mean the occurrence of any of the following:

•
any person or group is or becomes the beneficial owner, directly or indirectly, of our securities representing more than 50% of either (A) the then fair market value of our then outstanding securities or (B) the combined voting power of our then outstanding securities;

•	our direct or indirect sale or transfer of all or substantially all of our assets in a single transaction or a series of related transactions;

•
our consummation of a merger, consolidation or reorganization with or into another corporation or other entity, in which the stockholders of more than 50% of the voting power of our voting securities immediately before such merger, consolidation or reorganization do not own more than 50% of the voting power of the voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

•	during any consecutive 12-month period, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of the members of the Board then in office.
Except as otherwise provided in any employment or other agreement for services between the participant and us or any of our subsidiaries, a severance plan applicable to the participant or in an Award agreement, and unless the Compensation Committee otherwise determines in a specific instance, each outstanding Award will not be accelerated as described above, if either (i) we are the surviving entity in the “change in control” and the Award continues to be outstanding after the “change in control” on substantially the same terms and conditions as were applicable immediately prior to the “change in control,” or (ii) the successor company or its parent company assumes or substitutes for the applicable Award, as determined in accordance the terms of the 2013 Plan. Notwithstanding the foregoing, unless otherwise provided in an Award agreement, in the event a participant’s employment is terminated without “cause” by us or any of our subsidiaries or by such successor company or by the participant

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for “good reason,” as those terms are defined in the 2013 Plan, within 24 months following such “change in control,” each Award held by such participant at the time of the “change in control” will be accelerated as described above.

Subject to any limitations contained in the 2013 Plan relating to the vesting of Awards in the event of any merger, consolidation or other reorganization in which we do not survive, or in the event of any “change in control,” the agreement relating to such transaction and/or the Compensation Committee may provide for: (i) the continuation of the outstanding Awards by us, if we are a surviving entity, (ii) the assumption or substitution for outstanding Awards by the surviving entity or its parent or subsidiary pursuant to the provisions contained in the 2013 Plan, (iii) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (iv) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards. The foregoing actions may be taken without the consent or agreement of a participant in the 2013 Plan and without any requirement that all such participants be treated consistently.
Other Adjustments
The Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (i) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting us, any subsidiary or any business unit, or the financial statements of us or any of our subsidiaries, (ii) in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or (iii) in view of the Compensation Committee's assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant. However, the Compensation Committee may not make any adjustment described in this paragraph if doing so would cause any Award granted under the 2013 Plan to participants designated by the Compensation Committee as “covered employees” and intended to qualify as “performance-based compensation” under Section 162(m) of the Code to otherwise fail to qualify as “performance-based compensation.”
Clawback of Benefits
We may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2013 Plan or otherwise in accordance with any of our policies that currently exist or that may from time to time be adopted or modified in the future by us and/or applicable law, which we refer to each as a “clawback policy.” In addition, a participant may be required to repay to us certain previously paid compensation, whether provided under the 2013 Plan or an Award agreement or otherwise, in accordance with any clawback policy. By accepting an Award, a participant is also agreeing to be bound by any existing or future clawback policy adopted by us, or any amendments that may from time to time be made to the clawback policy in the future by us in our discretion (including without limitation any clawback policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the participant’s Award agreements (and/or awards issued under the 2004 Plan) may be unilaterally amended by us, without the participant’s consent, to the extent that we in our discretion determine it to be necessary or appropriate to comply with any clawback policy.

If the participant, without our consent, while employed by or providing services to us or any of our subsidiaries or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of us or any of our subsidiaries, as determined by the Compensation Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Compensation Committee’s discretion, be canceled and (ii) the Compensation Committee, in its discretion, may require the participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to us, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any option or stock appreciation right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award agreement or otherwise specified by the Compensation Committee.

Amendment and Termination
The Board may amend, alter, suspend, discontinue or terminate the 2013 Plan or the Compensation Committee’s authority to grant Awards without the consent of stockholders or participants or beneficiaries, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which Shares may then be listed or quoted; provided that, except as otherwise permitted by the 2013 Plan or an Award agreement, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding Award. Without the approval of stockholders,

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the Compensation Committee may not make any adjustments that would result in a Repricing. The Compensation Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the 2013 Plan; provided that, except as otherwise permitted by the 2013 Plan or Award agreement, without the consent of an affected participant, no such Compensation Committee or Board action may materially and adversely affect the rights of such participant under terms of such Award. The 2013 Plan will terminate at the earliest of (i) such time as no Shares remain available for issuance under the 2013 Plan, (ii) termination of the 2013 Plan by the Board, or (iii) the tenth anniversary of the Stockholder Approval Date. Awards outstanding upon expiration of the 2013 Plan will remain in effect until they have been exercised or terminated, or have expired.
Federal Income Tax Consequences of Awards
The 2013 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of stock options, stock awards, stock appreciation rights and dividend equivalent rights. This summary is not intended to (and does not) constitute tax advice, is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.
Nonqualified Stock Options
An optionee generally is not taxable upon the grant of a nonqualified stock option granted under the 2013 Plan. On exercise of a nonqualified stock option granted under the 2013 Plan, an optionee will recognize ordinary compensation income equal to the excess, if any, of the fair market value on the date of exercise of the Shares acquired on exercise of the option over the exercise price. If the optionee is an employee of us or any of our subsidiaries, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those Shares (used for purposes of computing capital gain or loss on a future sale or exchange) will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those Shares (used for purposes of determining whether the gain or loss is characterized as long- or short-term) will begin on that date.
If an optionee pays for Shares on exercise of an option by delivering Shares, the optionee will not recognize gain or loss on the Shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he or she had paid the exercise price in cash. If a separate identifiable stock certificate or other indicia of ownership is issued for that number of Shares equal to the number of Shares delivered on exercise of the option, the optionee’s tax basis in the Shares represented by that certificate or other indicia of ownership will be equal to his or her tax basis in the Shares delivered, and his or her holding period for those Shares will include his or her holding period for the Shares delivered. The optionee’s tax basis and holding period for the additional Shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.
We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Incentive Stock Options
Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a Share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that Share and the holder’s tax basis in that Share will be long-term capital gain or loss.
If an optionee disposes of a Share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary compensation income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the Share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the Share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the Share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the Share exceeds one year.

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If an optionee pays for Shares on exercise of an ISO by delivering Shares (including ISO Shares retained for the Required Holding Period), the optionee will not recognize income or loss on the Shares delivered. The number of shares received on exercise of the ISO equal to the number of previously owned Shares surrendered will have the same basis and holding period for purposes of computing capital gain or loss as the previously owned Shares, and the additional Shares will have a basis equal to the cash, if any, paid on exercise. An optionee who exercises an ISO by delivering Shares acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those Shares, however, is treated as making a Disqualifying Disposition of those Shares. This rule generally prevents “pyramiding” on the exercise of an ISO (that is, exercising an ISO for one Share and using that Share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.
For purposes of the alternative minimum tax, the amount by which the fair market value of a Share acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the Share in the year in which the option is exercised, there will be no adjustment with respect to that Share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a Share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that Share for alternative minimum tax purposes in the year the option is exercised. Whether an optionee is subject to the alternative minimum tax will depend on the individual optionee’s facts and circumstances.
We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a Share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a Share, we generally are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Stock Awards
Generally, the recipient of a stock award will recognize ordinary compensation income at the time the Shares are received equal to the excess, if any, of the fair market value of the Shares received over any amount paid by the recipient in exchange for the Shares. If, however, the Shares are not vested when they are received under the 2013 Plan (for example, if the recipient is required to work for a period of time in order to have the right to sell the Shares), the recipient generally will not recognize income until the Shares become vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the Shares on the date they become vested over any amount paid by the recipient in exchange for the Shares. A recipient of unvested shares may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the Award, to recognize ordinary compensation income, as of the date the recipient receives the Award, equal to the excess, if any, of the fair market value of the Shares on the date the Award is granted over any amount paid by the recipient in exchange for the Shares.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired as Awards will be the amount paid for the Shares plus any ordinary income recognized either when the Shares are received or when the Shares become vested. Upon the disposition of any Shares received as a Share Award under the 2013 Plan, the difference between the sales price and the recipient’s basis in the Shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the Shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.
We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the recipient, provided that amount constitutes an ordinary and necessary business expense for us, is reasonable in amount, and is not precluded by the deduction limitations imposed by Section 162(m) of the Code, and either the recipient includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Stock Appreciation Rights
We may grant stock appreciation rights, separate from any other Award, which we refer to as Stand-Alone stock appreciation rights, or Tandem stock appreciation rights, under the 2013 Plan. Generally, the recipient of a Stand-Alone stock appreciation right will not recognize any taxable income at the time the Stand-Alone stock appreciation right is granted.

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With respect to Stand-Alone stock appreciation rights, if the recipient receives the appreciation inherent in the stock appreciation rights in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the stock appreciation rights in Shares, the recipient will recognize ordinary compensation income equal to the excess of fair market value over the base value of the Shares from which the appreciation is measured.
With respect to Tandem stock appreciation rights, if the recipient elects to surrender the underlying option in exchange for cash or Shares equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone stock appreciation rights. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for Federal tax purposes measured by the excess of the then fair market value of the Shares over the exercise price.
In general, there will be no Federal income tax deduction allowed to us upon the grant or termination of Stand-Alone stock appreciation rights or Tandem stock appreciation rights. Upon the exercise of either a Stand-Alone stock appreciation right or a Tandem stock appreciation right, however, we generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.
Dividend Equivalents
Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the amount received. We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.
Section 162(m) Deduction Limitations
Section 162(m) of the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year. Compensation that qualifies as “performance‑based compensation” is excluded from the $1 million deductibility cap, and therefore normally remains fully deductible by the company that pays it. However, the Patient Protection and Affordable Care Act of 2010 amended Section 162(m) to limit the deduction to certain “covered health insurance providers,” within the meaning of Section 162(m)(6)(C) of the Code, which includes us, of compensation paid to any director, officer, associate or other service provider in excess of $500,000 per year with no “performance-based compensation” exception. The $500,000 limitation is effective for compensation paid in tax years beginning in 2013 with respect to services performed starting in 2010, and as a result, beginning in 2013, any compensation in excess of $500,000 that we pay to any director, officer, associate or other service provider, including any named executive officer, will not be deductible by us for income tax purposes. We intend that Awards granted to participants under the 2013 Plan whom the Compensation Committee expects to be covered employees at the time a deduction arises in connection with such Awards, may, if and to the extent so intended by the Compensation Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such Awards would not be subject to the Section 162(m) of the Code deductibility cap of $1 million to the extent the performance-based compensation exception is available to us. However, because tax deductibility is merely one factor we use to determine the appropriate amount and mix of compensation payable to our executives, the Compensation Committee may, in its discretion, grant Awards that are not intended to be exempt from the deduction limitations imposed by Section 162(m) of the Code. In addition, future changes in Section 162(m) of the Code or the regulations thereunder may adversely affect our ability to ensure that Awards under the 2013 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m) of the Code.
Section 409A of the Code
The 2013 Plan is intended to provide for Awards that are exempt from, or comply with Section 409A of the Code to the extent that such section would apply to any Award under the 2013 Plan. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an Award that is deemed to be deferred compensation, such as a grant of restricted stock units that does not qualify for an exemption from Section 409A of the Code, and does not comply with Section 409A of the Code, could be subject to taxation on the Award as soon as the Award is no longer subject to a substantial risk of forfeiture (even if the Award is not exercisable) and an additional 20% excise tax (and a penalty based upon an amount of interest determined under Section 409A of the Code) on the value of the Award.

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Importance of Consulting Tax Adviser
The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient will depend on his or her particular situation, each recipient should consult his or her tax adviser as to the Federal, state, local, foreign and other tax consequences of the grant or exercise of an Award or the disposition of Shares acquired as a result of an Award.

Burn Rate

Fiscal Year	Stock Options Granted	Adjusted Restricted Stock and Restricted Stock Units Granted(1)	Performance Shares Earned(2)	Total Equity Granted or Earned	Basic Weighted Average Number of Common Shares Outstanding	Burn Rate(3)
2012	--	291,712	--	291,712	43,104,216	0.68%
2011	--	309,338	--	309,338	42,817,466	0.72%
2010	116,277	507,082	--	623,359	42,365,061	1.47%
_____________

(1)	Adjusted Restricted Stock and Restricted Stock Units Granted reflect two times the number of restricted stock and restricted stock units granted during the period.

(2)	Performance shares were first awarded in 2010 for the 2010-2012 performance period. Accordingly, no performance shares vested during any of the periods.

(3)	Burn Rate represents the Total Equity Granted or Earned divided by the Weighted Average Number of Shares Outstanding.
As of the date of this proxy statement, the benefits or amounts that eligible participants will receive under the 2013 Plan are not determinable, as such future grants are within the discretion of our Compensation Committee. The table on the next page sets forth information about grants under the 2004 Plan to our executive officers, directors and employees during the year ended December 31, 2012.

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2004 Equity Plan 2012 Grants

Name and Position	Number of Units(1) (#)

Alec Cunningham Chief Executive Officer and Director	45,552
Thomas L. Tran Senior Vice President and Chief Financial Officer	11,388
Walter W. Cooper Senior Vice President and Chief Administrative Officer	10,477
Daniel R. Paquin President, National Health Plans	11,764
Christina C. Cooper Former President, Florida and Hawaii Division(2)	8,290
All Executive Officers as a Group	118,386
All Non-Executive Directors as a Group	20,223
All Non-Executive Officer Employees as a Group	273,554
_________________

(1)	Includes restricted stock units, performance stock units and market stock units. Performance stock units and market stock units are assumed to have been granted at a target level.

(2)	Ms. Cooper resigned from the Company effective March 29, 2013.
The Board of Directors recommends a vote FOR this proposal.

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Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit and Finance Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Deloitte has served as the Company’s independent registered public accounting firm since prior to its initial public offering, including for the fiscal year ended December 31, 2012. As a matter of good corporate governance to provide stockholders a venue to express their views on this matter, the Board has decided to seek stockholder ratification of Deloitte’s appointment. If the stockholders do not ratify the appointment of Deloitte, the Audit and Finance Committee will reconsider the appointment of the independent registered public accounting firm but may still retain Deloitte. We anticipate that a representative of Deloitte will be present at the Annual Meeting to respond to questions and to make such statements as he or she may desire.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

The Board of Directors recommends a vote FOR this proposal.

Audit, Audit-Related, Tax and Other Fees. The following table summarizes professional fees billed by Deloitte for the years ended December 31, 2012 and 2011.

	2012	2011
Audit Fees(1)	$2,507,300	$2,440,125
Audit-related Fees(2)	—	$60,000
Tax Fees	—	—
All Other Fees(3)	$77,309	—
_________________

(1)
The audit services billed by Deloitte in 2012 and 2011 include services rendered for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting and the review of the interim financial statements included in our quarterly reports on Form 10-Q. This amount also includes fees billed for services normally provided by an independent auditor in connection with subsidiary audits, statutory requirements, review of our registration statements on Form S-3, regulatory filings and similar engagements.

(2)	The audit-related services billed by Deloitte in 2011 related to other attest services to meet state regulatory requirements.
(3)
All other fees consist of fees for other permissible work performed by Deloitte that is not included within the above category descriptions. There were no such fees incurred during 2011. Fees incurred during 2012 were related to diligence conducted by Deloitte in connection with our 2012 acquisitions.

Audit and Non-Audit Services Pre-Approval Policy
The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that is designed to assure that the services performed for us by our independent registered public accounting firm do not impair its independence from the Company. This policy sets forth guidelines and procedures the Audit and Finance Committee must follow when retaining an independent registered public accounting firm to perform audit, audit-related, tax and other services. The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that our independent registered public accounting firm may not perform for us.
Prior to engagement, the Audit and Finance Committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories. During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement. In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the Audit and Finance Committee specifically approve the services prior to the independent registered public accounting firm’s commencement of those additional services. Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit and Finance Committee has delegated the ability to pre-approve audit and non-audit services to the Audit and Finance Committee chairperson, provided the chairperson reports any pre-approval decision to the Audit and Finance Committee at its next scheduled meeting. The policy does not provide for a de minimis exception to the pre-approval requirements. Accordingly, all of the 2012 and 2011 fees described above were pre-approved by the Audit and Finance Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

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Proposal 4: Advisory Vote on Compensation of the Company’s Named Executive Officers
The stockholders have the opportunity at the Annual Meeting to cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in this proxy statement (“Say-on-Pay” vote) through the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion disclosed in the Company’s 2013 Proxy Statement, is hereby APPROVED.”
While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee value the opinions that stockholders express in their votes and in any additional dialogue and will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. Stockholders who want to communicate with our Board should refer to “Communication with Directors” in this proxy statement for additional information.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.
At the 2011 Annual Meeting of Stockholders held on May 25, 2011, stockholders indicated that they prefer an annual Say on Pay vote. Therefore, stockholders will next have an opportunity to vote on a Say on Pay proposal at the 2014 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR this proposal.

Other Matters
The Board of Directors knows of no other matters that will be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

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Corporate Governance

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines to promote the functioning of the Board and its committees. Among other things, the Corporate Governance Guidelines set forth criteria regarding Board member selection and qualification, establishment of committees and committee composition, executive sessions, management succession and director compensation. They also set forth certain rights of the Board, such as the power of the Board and each of its committees to engage independent legal, financial and other advisors as they may deem necessary without the approval of any officer of the Company. The guidelines also address the Board’s expectations of each director in furtherance of the Board’s primary responsibility of overseeing the business and affairs of the Company. In particular, the guidelines address meeting attendance and participation, other directorships and new director orientation. The guidelines also contain the Board’s Majority Vote Policy, which requires a director to tender a conditional resignation in the event he or she fails to receive a majority of the votes cast in an uncontested election or a plurality of the votes cast in a contested election. Each of the Company’s current directors has executed a director resignation letter in the form attached to the Corporate Governance Guidelines, which will serve as a tender of resignation if the director fails to receive the required vote in an election, subject to acceptance by our Board. The Corporate Governance Guidelines also require that the Board conduct an annual performance evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance Guidelines are available on our website at www.wellcare.com. Alternatively, any stockholder may request a printed copy of our Corporate Governance Guidelines by contacting us as described in the section entitled “Requests for Additional Information” below.
Director Independence
Our Corporate Governance Guidelines provide that a majority of the members of our Board must meet the independence criteria contained in the listing standards of the NYSE. In addition, each member of the Board’s Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee (also known as the “NCG Committee”) must be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board reviews the independence of its members by requiring that each member complete disclosure and independence questionnaires and by considering all transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with or would preclude a determination that the director is independent. In making independence determinations, the Board applies the standards of the NYSE in addition to any other relevant laws, rules, regulations, facts and circumstances.
Under the standards discussed above, based upon recommendations from the NCG Committee, the Board has determined that, with the exception of Mr. Cunningham (who is a current executive officer of the Company and therefore is not independent), all of its current members that are nominated for election are independent including each of the members of the Audit and Finance Committee, the Compensation Committee and the NCG Committee. Mr. Berg, who is not standing for re-election, was an executive officer of the Company during 2010 and therefore cannot be considered independent.
In making these determinations, the Board considered the recommendations of the NCG Committee as well as the following relationships:

•
Senator Graham and his immediate family members have an ownership interest of approximately 23% in The Graham Companies, the landlord under a lease agreement with one of our subsidiaries with respect to office space in south Florida for which we paid approximately $145,000 in lease payments during 2012. The Board concluded that this relationship does not impair Senator Graham’s independence. In addition, we have had a relationship with The Graham Companies for many years prior to Senator Graham becoming a member of our Board.

•
Ms. Burt is a director of Vanguard Health Systems, Inc. (“Vanguard”), and Emergency Medical Services Corp. (“EMSC”) both of which receive payments from the Company for health care services rendered to members of the Company’s plans. The Board has reviewed the relevant facts regarding these relationships, including the routine nature of such payments and the fact that the Company has been paying claims to these organizations since before Ms. Burt was a director of WellCare, Vanguard or EMSC. Following this review, our Board concluded that these relationships do not impair Ms. Burt’s independence under the standards discussed above.

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In addition, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE rules impose additional independence and qualification standards on our Audit and Finance Committee members. Under these standards, each Audit and Finance Committee member, in addition to meeting the definition of independence applicable to all directors, is prohibited from having any direct or indirect financial relationship with the Company, and cannot be an affiliate of the Company or any subsidiary of the Company. The Board has determined that each member of the Audit and Finance Committee satisfies these additional standards.
Board Committees

The Board of Directors has established the following standing committees: Audit and Finance Committee, Compensation Committee, Nominating and Corporate Governance Committee, Health Care Quality and Access Committee and Regulatory Compliance Committee. The functions, responsibilities and members of each of these standing committees are described briefly below. Each of these committees operates pursuant to a charter which is posted on our website at www.wellcare.com. All members of the Audit and Finance Committee, the Compensation Committee and the NCG Committee are independent directors under the corporate governance rules of the NYSE. In addition, all members of our Audit and Finance Committee are independent directors under the SEC rules for audit committees and are financially literate under the NYSE corporate governance rules.
The table below shows membership in our standing committees and the number of meetings of each committee held in 2012.

	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health Care Quality and Access Committee	Regulatory Compliance Committee
Charles G. Berg, Chairman(1)					X
Carol J. Burt	X	X
Roel C. Campos
Alec Cunningham
David J. Gallitano		Chair	X	X
D. Robert Graham			X	X	Chair
Kevin F. Hickey		X	Chair	X
Christian P. Michalik	X		X
Glenn D. Steele, Jr., M.D.				Chair	X
William L. Trubeck	X				X
Paul E. Weaver	Chair	X
Number of meetings in 2012	16	7	5	2	6
___________

(1)	Mr. Berg has decided not to stand for re-election at the 2013 Annual Meeting. Accordingly, his term as director will terminate as of the date of the 2013 Annual Meeting.

Standing Committees
Audit and Finance Committee
The principal purpose of the Audit and Finance Committee is to assist the Board in the oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the performance of our internal audit function and (iv) the Company’s financial matters. The Audit and Finance Committee also evaluates the qualifications and independence of, and appoints, our independent registered public accounting firm. Further, the Audit and Finance Committee approves the compensation of our independent registered public accounting firm and oversees the services provided by it, including by reviewing the plans and results of the audit engagement. All audit, audit-related, tax and other services provided by our independent registered public accounting firm must be pre-approved by the Audit and Finance Committee before they are performed. In its financial oversight role, the Audit and Finance Committee oversees the Company’s investment policies and strategy, any equity transactions the Company may enter, significant capital expenditures and similar matters. The Audit and Finance Committee also coordinates with our Regulatory Compliance Committee and Health Care Quality and Access Committee regarding regulatory compliance and quality measurement matters that may have an effect on our business, financial statements, compliance policies or internal audit function.

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The Board has determined that each of the current members of the Audit and Finance Committee is financially literate as well as an “audit committee financial expert” as such term is defined under Item 407(d) of SEC Regulation S-K and each has accounting or related financial management expertise. In addition, all members of the Audit and Finance Committee meet the independence requirements prescribed by the NYSE and the audit committee independence requirements prescribed by the SEC. For more information on the financial experience of our audit committee financial experts, please see the summary background information regarding our directors under “Proposal One: Election of Directors” above.
Pursuant to the terms of the Audit and Finance Committee Charter, no member of our Audit and Finance Committee is permitted to serve on the audit committees of more than two other public companies at any one time, unless it is determined, based on the individual facts, that such other service will not interfere with service on the Audit and Finance Committee. As no member of the Audit and Finance Committee serves on the audit committees of more than two other public companies, no such determination has had to be made.
Compensation Committee
The Compensation Committee provides oversight and guidance for compensation and benefit programs for our employees (also called “associates”), executive officers and the Board of Directors, including reviewing and approving the base salary, incentive awards and other elements of compensation and other significant terms of employment, of our executive officers; and reviewing and making recommendations with respect to incentive compensation plans, equity-based plans and director compensation. The Compensation Committee reviews and discusses the Compensation Discussion and Analysis (“CD&A”) with management and makes a recommendation to the Board regarding the inclusion of the CD&A in our proxy statement. The Compensation Committee also reviews and approves performance goals and objectives (both at the corporate and individual level) applicable to our executive officers’ compensation (including our named executive officers), evaluates the named executive officers’ performance in light of those goals and objectives and has sole authority to determine the named executive officers’ compensation based on this evaluation.
Under its charter, the Compensation Committee has the authority to obtain advice and assistance from any officer or associate of the Company or from any outside legal expert or other advisor. Pursuant to this authority, the Compensation Committee has engaged a compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”). For additional information, please see “Compensation Consultant” below. The charter also provides that the Compensation Committee, where legally permissible, may delegate authority to a subcommittee of the Compensation Committee when the Compensation Committee deems it appropriate or desirable to facilitate the operation or administration of our plans or programs. The Compensation Committee may delegate authority to committees consisting of associates when the Committee deems it appropriate or desirable for the efficient administration of employee compensation and benefit plans.
The Compensation Committee generally reviews the compensation being paid to the members of the Board of Directors on an annual basis. The Compensation Committee works closely with the Chief Executive Officer, as well as its compensation consultant, when evaluating Board and committee fees as well as the value of equity awards, if any, to be awarded to our directors.
All members of the Compensation Committee meet the independence requirements prescribed by the NYSE and are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.
Additional information on executive compensation programs, including the respective roles of the Compensation Committee, the Chief Executive Officer and the compensation consultant, is provided in the “Compensation Discussion and Analysis” section of this proxy statement.
Nominating and Corporate Governance Committee
The NCG Committee is responsible for developing our Corporate Governance Guidelines and for recommending those guidelines and any subsequent amendments to the Board for adoption. The NCG Committee is also responsible for periodically reviewing the composition of the full Board to determine whether additional Board members with different qualifications or areas of expertise are needed and making recommendations to the Board regarding the size, composition and functions of the Board and its committees. The NCG Committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by the Board and recommends the slate of nominees for inclusion in the proxy statement. The NCG Committee believes the current directors represent a balance between technical accounting and operational experience and are positioned to continue the Company’s efforts to create an organizational culture that strikes an appropriate balance among the Company’s obligations to its stockholders, members and government customers. The NCG’s process for selecting nominees to the Board is described in more detail below under “Director Nomination Process.” The NCG Committee is also responsible for overseeing the periodic evaluation of the performance of the Board and its committees, for considering questions of independence and possible conflicts of interest

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of members of the Board and executive officers, and for oversight of our efforts to comply with NYSE corporate governance listing requirements.
All members of the NCG Committee meet the independence requirements prescribed by the NYSE.
Health Care Quality and Access Committee
Recognizing that health care quality and access is a critical part of the Company’s mission to provide quality, cost-effective health care solutions and to enhance the health and quality of life of the members of our health plans, the Board established the Health Care Quality and Access Committee. The principal purpose of the Health Care Quality and Access Committee is to assist the Board by reviewing and providing general oversight of our strategies relating to health care quality and access for our members.
Regulatory Compliance Committee
The principal purpose of the Regulatory Compliance Committee is to assist the Board in overseeing our regulatory compliance program, including: (i) compliance with federal and state laws, rules and regulations applicable to our business; and (ii) compliance by our associates, officers and directors with our Code of Conduct and Business Ethics and our related corporate ethics and compliance program and policies. Among other things, the Regulatory Compliance Committee’s oversight of our compliance program includes overseeing our performance under the Corporate Integrity Agreement between WellCare and the Office of Inspector General of the U.S. Department of Health & Human Services.

Special Purpose Committees
In addition to our standing committees, the Board from time to time establishes additional committees of limited duration. The Board established a Special Committee in October 2007 to investigate independently and otherwise assess the facts and circumstances raised in the federal and state regulatory and enforcement inquiries initiated in 2007, and in any related private party proceedings, and to develop and recommend remedial measures to the Board for its consideration. In April 2009, the Board formed a Special Litigation Committee to investigate the facts and circumstances underlying the claims asserted in the federal and state derivative suits related to the regulatory and enforcement inquiries and to take such action with respect to such claims as the Special Litigation Committee determined to be in the best interests of the Company.
Based on the recommendations of the Special Committee and the Special Litigation Committee these committees were dissolved effective June 30, 2012. In 2012 the sole members of the Special Committee and Special Litigation Committee were Mr. Michalik and Mr. Gallitano, respectively, until the dissolution of these committees.
Board and Committee Meetings and Annual Meeting Attendance
During 2012, the Board of Directors held a total of 16 meetings. During 2012, all directors attended at least 83% of the aggregate number of meetings of the Board held during the period in which the director served on the Board and the number of meetings held by all committees of the Board on which the director served during the periods in which he or she served. Average meeting attendance by all directors serving during 2012 was 93%.

As stated in our Corporate Governance Guidelines, we believe it is important for the members of our Board to attend the annual meeting of stockholders. All directors attended our 2012 Annual Meeting of Stockholders and we currently expect that most or all of our directors will be in attendance at the 2013 Annual Meeting.
Board Leadership Structure
The Board has adopted a policy that the positions of Chief Executive Officer and Chairman of the Board shall be held by different individuals. This policy will continue unless the Board affirmatively determines, based on the facts and circumstances and acting in its business judgment, that it is in the best interest of the Company for the positions to be held by a single individual. As stated in the Company’s Corporate Governance Guidelines, the Board believes that this matter is part of succession planning and that it is in the best interest of the Company for the Board to evaluate this policy and make a determination when it elects a Chief Executive Officer.
The Board of Directors believes that this current policy and practice of having the positions of Chief Executive Officer and Chairman of the Board held by different individuals provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both individuals.

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During 2012, the roles of Chairman and Chief Executive Officer of the Company were held by Charles G. Berg and Alec Cunningham, respectively. Mr. Berg, who is not considered independent under NYSE rules, has decided not to stand for re-election at the 2013 Annual Meeting. Accordingly, his term as director will terminate as of the date of the 2013 Annual Meeting. The Board intends to elect an independent chair to succeed Mr. Berg.
The Board believes that, under its current structure, our nine independent directors provide effective oversight of management, and the independent directors regularly meet in executive sessions. Currently, Kevin F. Hickey serves as Lead Director to, among other things, preside over executive sessions of our independent directors. In addition, Mr. Hickey is currently designated the Lead Director for purposes of receiving communications from interested parties pursuant to the corporate governance rules of the NYSE and from stockholders pursuant to SEC rules. You may express your concerns by contacting the Lead Director through the communication channels set forth in the section entitled “Communication with Directors” below.
The Board believes that electing an independent Chairman will further enhance the Board’s governance structure. Upon the election of Mr. Berg’s successor, the Board intends to eliminate the position of Lead Director.
Director Nomination Process
The Nominating and Corporate Governance Committee considers candidates for Board membership who are suggested by its members and other Board members, as well as by management, stockholders and other interested parties. The NCG Committee may also retain a third-party search firm to identify candidates from time to time, especially when the NCG Committee is seeking a candidate with specific skills or qualifications. For example, our recently appointed director, Mr. Campos, was identified through a Board recruitment process in which the Board engaged Heidrick & Struggles to identify and assess potential Board candidates. Heidrick & Struggles also performed background checks in connection with its efforts.
Stockholders can recommend a prospective nominee for the Board by writing to our Secretary at our corporate headquarters and providing the information required by our bylaws, along with whatever additional supporting material the stockholder considers appropriate. See “Stockholder Proposals” below.
The NCG Committee’s assessment of a candidate’s qualification for Board membership includes, among other things, the following criteria:

•	The fit of the candidate’s skills, experience and background with those of other directors in maintaining an effective, collegial and responsive Board;

•	Diversity;

•	The personal qualities and characteristics, accomplishments and reputation in the community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other relevant industries;

•
The ability, working capacity and willingness of the candidate to devote sufficient time to serve on the Board and committees of the Board, particularly in light of a candidate’s principal occupation or other outside professional responsibilities; and

•	The ability and expertise of the candidate in various activities deemed appropriate by the Board.
In addition, in accordance with the Company’s Corporate Governance Guidelines, the Board will nominate for election as director only a candidate who agrees to tender, promptly following the annual meeting at which he or she is elected as director, a resignation that will be effective upon the failure to receive the required vote at any future meeting at which he or she faces re-election and Board acceptance of such resignation.
The NCG Committee and the Board do not have a formal policy addressing the diversity of the Board. As stated in our Corporate Governance Guidelines, the NCG Committee and the Board consider diversity as one of many factors when selecting a new director. The NCG Committee and the Board believe many kinds of diversity are important, including diversity of background, experience, viewpoint, gender, race and national origin. Accordingly, the NCG Committee and the Board seek to identify candidates for director who possess characteristics, skills, expertise, viewpoints and backgrounds that complement the existing Board and contribute to a robust dialogue on the Board.
The initial determination to seek a Board candidate is usually based on the need for additional Board members to fill vacancies or to expand the size of the Board, although the decision can also be based on the need for certain skill sets or qualifications. The NCG Committee’s process for evaluating candidates for director is the same no matter who makes the recommendation.

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Once the NCG Committee has determined, in consultation with other Board members if appropriate, that additional consideration of a candidate is warranted, the NCG Committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence. Following review of this information, if the NCG Committee determines it is appropriate to proceed, the NCG Committee or other members of the Board will generally interview the prospective nominee. The NCG Committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the NCG Committee or the Board deems appropriate.
Following this evaluation, if the NCG Committee believes that the candidate is qualified for nomination, generally the NCG Committee will make a recommendation to the full Board, and the full Board will make the final determination whether the candidate should be appointed, or nominated for election, to the Board. All of our nominees for election or re-election to the Board at the 2013 Annual Meeting were recommended to the Board by the NCG Committee and approved by the Board for nomination.
Board Oversight of Risk Management
The Board is responsible for oversight of enterprise-wide risk management (or “ERM”). The Board has delegated administrative governance of the ERM process to the Audit and Finance Committee. However, each Board committee oversees risks associated with its respective principal areas of focus and then reports to the Board. These areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity and tax), legal, regulatory, compliance, political, strategic and reputational risks.
The oversight responsibility of the Board and its committees is assisted by management reporting processes designed to provide visibility to the Board of the identification, assessment, prioritization and management of critical risks and management’s risk mitigation strategies. The Company’s process for the evaluation of risk is based on the Committee of Sponsoring Organizations (“COSO”) ERM framework. The primary goals of the ERM program are to enhance risk awareness and dialogue, reduce operational surprises and losses, anticipate and manage cross-company risks and align strategy, risk and related organization activities. The ERM process is facilitated by the Company’s Internal Audit department. An ERM Committee, comprised of senior management and other business leaders in the Company, meets at least quarterly to identify, review and assess the Company’s primary risks, including governance, financial, business operations, technology and data, business management and external environment risks. The ERM process is an active process and is continually enhanced and updated.
The Company’s Internal Audit department provides a quarterly report on ERM to the Audit and Finance Committee; the Audit and Finance Committee then reports to the Board. Since 2011, each standing Board committee has had a standing agenda item at its quarterly meetings to review the top risks from the Company’s ERM process that align with that committee’s oversight responsibilities. Each committee then reports to the Board on its review and assessment of the relevant risk areas.
The principal areas of focus for ERM of the Board and each of its committees are summarized below. Each committee may meet in executive session with key management personnel and representatives of outside advisors as the committee members may deem appropriate.

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Board or Committee	Primary Areas of Risk Oversight
Full Board
Strategic, financial and execution risks and exposures associated with the annual operating plan and long-term strategic plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; and material acquisitions and divestitures.

Audit and Finance Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure and compliance, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters. Oversight of operational risk, including information technology risk.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.
Nominating and Corporate Governance Committee
Risks and exposures relating to the Company’s programs and policies relating to compliance with SEC governance requirements, NYSE listing requirements and similar legal requirements; corporate governance; and director and senior management succession planning.

Health Care Quality and Access Committee	Risks and exposures associated with quality and access issues relating to health care delivery and related activities.
Regulatory Compliance Committee	Risks and exposures associated with regulatory requirements and the Company’s associated regulatory compliance programs.

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Director Compensation
2012 Director Fees
The Company compensates its non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Annual retainers are payable in four equal quarterly installments. Each non-employee member of the Board and its committees who serves during any portion of a quarterly period is paid the full quarterly retainer and applicable fees.
The table below and the following paragraphs summarize the annual cash payment structure for our non-employee directors and committee members during 2012:

	January 1, 2012 – June 30, 2012	July 1, 2012 – December 31, 2012
Annual Board Retainer (Base)	$65,000	$80,000
Annual Audit and Finance Committee Chair Retainer	$22,000	$27,000
Annual Audit and Finance Committee Non-Chair Member Retainer	$17,000	$17,000
Annual Compensation Committee Chair Retainer	$17,000	$22,000
Annual Compensation Committee Non-Chair Member Retainer	$12,000	$12,000
Annual Retainer for Serving as the Chair of Other Committees(1)	$13,000	$18,000
Annual Retainer for Serving as a Non-Chair Member of Other Committees(1)	$8,000	$8,000
Annual Chairman of the Board Retainer(2)	$150,000	$150,000
Annual Lead Director Retainer	$15,000	$20,000
___________

(1)	These retainers are for the NCG Committee, the Regulatory Compliance Committee and the Health Care Quality and Access Committee.

(2)	This additional retainer is paid only to a non-executive Chairman of the Board.
The Director Compensation Policy provides that retainers paid to any non-standing committees will be evaluated periodically and based on expected responsibilities. The Company’s special purpose committees during 2012 were the Special Committee and the Special Litigation Committee, each of which was dissolved effective June 30, 2012. In 2012, we paid the sole member of the Special Litigation Committee, Mr. Gallitano, $22,500. No retainer was paid to the sole member of the Special Committee during 2012.
In addition, as part of Mr. Berg’s planned transition from the position of Executive Chairman to the position of non-executive Chairman, Mr. Berg was provided with office and secretarial support until December 31, 2012.
Mr. Cunningham is an executive officer of the Company and therefore does not receive additional compensation for his Board service.
Other Components of Director Compensation
In addition to the fees described above, the Director Compensation Policy provides that, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, each non-employee director, other than a non-employee director joining the Board at the annual stockholders meeting, receives an annual grant of restricted stock units pursuant to the terms and provisions of a restricted stock unit agreement and the 2004 Equity Plan. For the first half of 2012, and effective for our 2012 annual stockholder’s meeting, this grant was valued at approximately $125,000 (based on the closing price on the date of grant). The amount of the annual grant was increased to a value of approximately $140,000 (based on the closing price on the date of grant) as of July 1, 2012. Non-employee directors are provided the choice of receiving either restricted stock units or deferred stock units. Unless otherwise determined by the Compensation Committee, all such annual awards are granted on the date of the Company’s annual meeting of stockholders and vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder meeting. Further, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, newly elected or appointed non-employee members of the Board receive an initial grant of restricted stock units valued at approximately $150,000. Such initial grants of restricted stock units vest in approximately equal installments on the first through third anniversaries of the date of grant.

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Under the provisions of the Director Compensation Policy, in 2012 we awarded approximately $125,000 of restricted stock units, or 2,247 units, to each of the non-employee directors already serving on the Board on the date of our 2012 Annual Meeting of Stockholders.
All of our directors’ unvested restricted stock and/or restricted stock unit awards were issued under our 2004 Equity Plan. In the event a director’s service terminates following a change in control, any unvested awards will immediately vest upon such termination.
We pay all reasonable expenses incurred by directors for attending Board and committee meetings, for certain director continuing education programs and related expenses, and we maintain directors’ and officers’ liability insurance. We do not provide a retirement plan or perquisites for our non-employee directors. We have entered into indemnification agreements with each of our directors in addition to the indemnification that is provided for in our certificate of incorporation. These agreements, among other things, provide for the indemnification of expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts, incurred by the directors in any action or proceeding arising out of their service as directors for us, any of our subsidiaries or any other entity to which the directors provide services at our request.
Stock Ownership Guidelines
Under the Director Compensation Policy, each non-employee director is required to own shares of our common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of five times the base annual retainer payable to each non-employee director.
For purposes of determining ownership, the following is included in determining whether a non-employee director has satisfied the Ownership Requirement:

•
Shares of our common stock owned individually, either directly or indirectly, including vested and unvested restricted stock, restricted stock unit awards, deferred stock unit awards or shares acquired upon exercise of stock options; and

•	Shares of our common stock owned jointly or separately by a spouse, domestic partner and/or minor children, directly or indirectly.
No other rights to acquire shares of our common stock (including stock options or similar rights) are considered shares of our common stock owned for purposes of meeting the Ownership Requirement under the Director Compensation Policy.
The value of a share of the Company’s common stock is calculated as of April 1st of each calendar year (a “Determination Date”) based on the average closing price of our common stock during the most recently completed fiscal quarter at the time of the calculation. Any subsequent change in the value of the shares of our common stock during that year does not affect the amount of stock a non-employee director should hold during that year pursuant to the Ownership Requirement. If the value of the shares of our common stock decreases during a particular year, each non-employee director has until the next Determination Date to acquire any additional shares needed to meet the Ownership Requirement.
In addition, in the event the annual retainer increases, each non-employee director has five years from the time of the increase to acquire any additional shares needed to satisfy the Ownership Requirement.
A non-employee director has until the first Determination Date following the fifth anniversary of such non-employee director’s election or appointment to the Board or upon otherwise becoming a non-employee director of the Board to satisfy the Ownership Requirement. However, a non-employee director who was a non-employee director of the Company as of April 1, 2009, has until December 31, 2013 to meet the Ownership Requirement.
As of April 1, 2013, the most recent Determination Date under the stock ownership guidelines for non-employee directors, all non-employee directors, other than Mr. Campos who was recently appointed to the Board in January 2013, have satisfied their Ownership Requirement.

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Director Compensation Table
The following table sets forth the compensation paid to each individual who served as a non-employee member of our Board of Directors in 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Unit Awards(1) ($)	Total ($)

Charles G. Berg(2)	226,750	124,978	351,728
Carol J. Burt	97,750	124,978	222,728
Roel C. Campos(3)	—	—	—
David J. Gallitano	136,750	124,978	261,728
D. Robert Graham	99,000	124,978	223,978
Kevin F. Hickey	119,250	124,978	244,228
Christian P. Michalik	93,750	124,978	218,728
Glenn D. Steele, Jr., M.D.	91,000	124,978	215,978
William L. Trubeck	93,750	124,978	218,728
Paul E. Weaver	104,000	124,978	228,978
________________

(1)
The amounts included in the “Stock Unit Awards” column represent the full grant date fair value of restricted stock units granted to non-employee directors in 2012 calculated in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense that we will recognize over the vesting term of these awards and do not correspond to the actual value that will be realized by the directors. For a discussion of valuation assumptions and methodologies, see Notes 2 and 14 to our 2012 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012. On the date of the annual meeting of stockholders held on May 23, 2012, each incumbent non-employee director who was re-elected was granted an annual equity award of 2,247 restricted stock units or deferred stock units with a value of approximately $125,000 based on the closing price on the date of grant. This annual equity award was granted under the 2004 Equity Plan and vests in full on the earlier of May 23, 2013 or the date of our 2013 Annual Meeting of Stockholders; provided that any unvested restricted stock units will immediately vest if the director’s service terminates following a change in control.

(2)	Mr. Berg has decided not to stand for re-election at the 2013 Annual Meeting. Accordingly, his term as director will terminate as of the date of the 2013 Annual Meeting.
(3)	Mr. Campos was appointed to the Board in January 2013.

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The following table sets forth certain information regarding unexercised options and unvested stock awards for each non-employee member of our Board of Directors as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1)($)

Charles G. Berg(2)	130,000	—	23.88	12/31/15	—		—
	—	—	—	—	2,247	(3)	109,406

Carol J. Burt	—	—	—	—	1,805	(4)	87,885
	—	—	—	—	2,247	(3)	109,406

Roel C. Campos(5)	—	—	—	—	—		—

David J. Gallitano	—	—	—	—	2,247	(3)	109,406

D. Robert Graham	—	—	—	—	2,247	(3)	109,406

Kevin F. Hickey	5,000	—	17.00	07/07/14	—		—
	5,000	—	47.40	06/07/13	—		—
	—	—	—	—	2,247	(3)	109,406

Christian P. Michalik	33,657	—	6.47	12/31/13	—		—
	5,000	—	17.00	07/07/14	—		—
	—	—	—	—	2,247	(3)	109,406

Glenn D. Steele, Jr., M.D.	—	—	—	—	2,247	(3)	109,406

William L. Trubeck	—	—	—	—	2,247	(3)	109,406
	—	—	—	—	1,572	(6)	76,541

Paul E. Weaver	—	—	—	—	2,247	(3)	109,406
	—	—	—	—	1,572	(6)	76,541
__________________________

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(1)	Value based on $48.69 per share, which was the closing price of our common stock on the NYSE on December 31, 2012.
(2)	Mr. Berg has decided not to stand for re-election at the 2013 Annual Meeting. Accordingly, his term as director will terminate as of the date of the 2013 Annual Meeting.
(3)
These stock units (either restricted stock units or deferred stock units) vest in full on the earlier of May 23, 2013 or the date of our 2013 Annual Meeting of Stockholders; provided that any unvested restricted stock units will immediately vest if the director’s service terminates following a change in control.

(4)	These restricted shares vest on June 10, 2013; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.
(5)	Mr. Campos was appointed to the Board in January 2013.
(6)	These shares vested on February 12, 2013.

The table below sets forth the number of shares of restricted stock and/or restricted stock units that vested and the value realized upon vesting of such shares, or the number of stock options exercised and the value realized upon exercise of the stock options, for each individual who served as a non-employee director in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2)(#)		Value Realized on Vesting(3) ($)

Charles G. Berg(4)	150,000	6,725,342	2,590		144,056
Carol J. Burt	—	—	4,395	(5)	237,230	(5)
Roel C. Campos(6)	—	—	—		—
David J. Gallitano	—	—	7,375	(5)	457,091	(5)
D. Robert Graham	—	—	2,590		144,056
Kevin F. Hickey	4,500	137,340	2,590	(5)	144,056	(5)
Christian P. Michalik	9,500	174,735	2,590		144,056
Glenn D. Steele, Jr., M.D.	—	—	4,482		234,115
William L. Trubeck	—	—	4,161		243,406
Paul E. Weaver	—	—	4,161	(5)	243,406	(5)
__________________________

(1)
Represents the value realized upon the exercise of stock options calculated by multiplying the number of shares purchased upon exercise of the stock option by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option.

(2)
Represents the gross number of shares acquired upon vesting of shares of restricted stock and/or restricted stock units without taking into account any shares that may have been withheld to satisfy applicable tax obligations.

(3)
Represents the value of vested shares of restricted stock and/or restricted stock units calculated by multiplying the gross number of vested shares of restricted stock and/or restricted stock units by the closing price of our common stock on the NYSE on the vesting date or if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

(4)	Mr. Berg has decided not to stand for re-election at the 2013 Annual Meeting. Accordingly, his term as director will terminate as of the date of the 2013 Annual Meeting.
(5)	Of this amount, Ms. Burt and Messrs. Gallitano, Hickey and Weaver each elected to defer delivery of 2,590 shares, representing $144,056 of the amount of the value realized by each on vesting.
(6)	Mr. Campos was appointed to the Board in January 2013.

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Compensation Committee Interlocks and Insider Participation
During 2012, Ms. Burt and Messrs. Gallitano, Hickey and Weaver served as the members of the Compensation Committee, with Mr. Gallitano serving as the chairperson. None of these directors has ever been an officer or employee of the Company or any of its subsidiaries or had any relationship during 2012 that would require disclosure under Item 404 of SEC Regulation S-K. During 2012, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity, one of whose executive officers served on our Board or Compensation Committee.
Communication with Directors
The Board has adopted procedures relating to communications sent to directors to ensure that such communications are properly managed. Stockholders and other interested parties may contact our Lead Director, non-management members of our Board as a group, the full Board or any individual member of the Board, by writing to the following address:
[Name of Requested Recipient]
WellCare Health Plans, Inc.
8735 Henderson Road
Tampa, Florida 33634
Attn: General Counsel
The communication should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up by the recipient.
In addition, our Board and Audit and Finance Committee have established separate procedures for the receipt, retention and treatment of communications related to accounting, internal accounting controls or auditing matters. Both the Board and the Audit and Finance Committee communication procedures are available on our website at www.wellcare.com. As described in more detail in the procedures as posted on our website, we generally will not forward to the directors certain types of materials, such as communications that are primarily commercial in nature, relate to an improper or irrelevant topic or request general information regarding WellCare.
Code of Conduct and Business Ethics
Our Board has adopted a Code of Conduct and Business Ethics (the “Code of Conduct”) designed to support the Company’s commitment to the highest standards of business ethics and legal compliance. The Code of Conduct applies to members of our Board, our officers and all of our associates. It addresses matters such as conflicts of interest, compliance with laws and regulations, responding to government audits and investigations, political activities, keeping accurate books and records, company opportunities and safeguarding company assets. It also includes our non-retaliation policy and provides associates with guidance on how to report suspected violations of the law or of the Code of Conduct. Reports may be made anonymously.
In support of the principles contained in our Code of Conduct and to further reinforce a culture of compliance, the Company maintains an associate training program to educate associates about the Code of Conduct, our policies and procedures, our non-retaliation policy and similar issues related to compliance.
Our Code of Conduct is available on our website at www.wellcare.com. We intend to disclose future amendments to, or waivers from, the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers on our website.
Audit and Finance Committee Report
The role of the Audit and Finance Committee is to assist the Board of Directors in the oversight of (i) the integrity of our financial statements; (ii) our compliance with legal, financial and regulatory requirements; (iii) the qualification and independence of our independent registered public accounting firm; (iv) the performance of our internal audit function and independent registered public accounting firm; and (v) our financial matters. The Audit and Finance Committee operates pursuant to a charter that is available on our website at www.wellcare.com and which sets forth the specific duties and responsibilities of the Audit and Finance Committee. As set forth in the charter, the planning and conducting of the audit is the responsibility of the independent registered public accounting firm and the financial statements are the responsibility of our management. The Audit and Finance Committee has the authority and responsibility for the retention and termination of our independent registered public accounting firm.

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In performance of its oversight function, the Audit and Finance Committee has reviewed and discussed the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2012 with management and Deloitte & Touche LLP, our independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and replaced by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit and Finance Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.
The members of the Audit and Finance Committee are advised by the independent registered public accounting firm. The independent registered public accounting firm is an expert in the fields of accounting and auditing, including in respect of auditor independence. Members of the Audit and Finance Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.
Based upon the review and discussions described in this report, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. In addition, the Audit and Finance Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
The Audit and Finance Committee
Paul E. Weaver, Chairperson
Carol J. Burt
Christian P. Michalik
William L. Trubeck
Related Person Transactions
We have a written policy for reviewing transactions between us and our executive officers, directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. Under this policy, the NCG Committee must approve any transaction in which we participate that involves more than $100,000 and in which a related person has a direct or indirect material interest. However, related person transactions that involve executive compensation or compensation for the members of our Board must be approved by the Compensation Committee. Pursuant to our policy, we enter into a transaction with such related persons only if the transaction is on terms deemed comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is otherwise fair to us.

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Executive Officers
The names and ages of the Company’s executive officers, and their positions, terms of office and business experience are listed below. All information is as of March 25, 2013. Officers serve at the discretion of the Board of Directors.

Name	Age	Title	Employed Since

Alec Cunningham	46	Chief Executive Officer	2005
Thomas L. Tran	56	Senior Vice President and Chief Financial Officer	2008
Lawrence D. Anderson	52	Senior Vice President and Chief Human Resources Officer	2010
Walter W. Cooper	49	Chief Administrative Officer	2006
Lisa G. Iglesias	47	Senior Vice President, General Counsel and Secretary	2010
Daniel R. Paquin	49	President, National Health Plans	2012
Blair W. Todt	45	Senior Vice President and Chief Compliance Officer	2010

Alec Cunningham joined WellCare in January 2005. Mr. Cunningham has served as the Company’s Chief Executive Officer since December 2009. Since June 2010, Mr. Cunningham also has served as a member of WellCare’s Board of Directors. Prior to being elected Chief Executive Officer, Mr. Cunningham held several positions within WellCare, including Vice President of Business Development, Senior Vice President of Government Relations and New Markets, President, Florida Region and, most recently, President, Florida and Hawaii Division. Mr. Cunningham received his undergraduate degree from Oklahoma State University and his Master in Business Administration from the University of Southern California.

Thomas L. Tran has served as our Senior Vice President and Chief Financial Officer since July 2008. Prior to joining WellCare, Mr. Tran was the President, Chief Operating Officer and Chief Financial Officer of CareGuide, Inc., a health management company, from June 2007 to June 2008.  From July 2005 to June 2007, Mr. Tran was Senior Vice President and Chief Financial Officer of Uniprise, one of the principal operating businesses of UnitedHealth Group that manages health care benefits programs for employers.   Mr. Tran holds a degree in accounting from Seton Hall University and a Master of Business Administration in Finance from New York University.

Lawrence D. Anderson joined us in October 2010 and serves as our Senior Vice President and Chief Human Resources Officer. Before joining WellCare, Mr. Anderson was the Senior Vice President of Human Resources for ValueOptions, a managed care company that specializes in management of behavioral health services, from October 2006 to October 2010. Prior to this, he served as Vice President of Human Resources at WellPoint, Inc. from November 1997 to May 2006. Mr. Anderson earned his Bachelor of Business Administration and Master of Industrial Relations degrees from the University of Minnesota.

Walter W. Cooper has served as our Chief Administrative Officer since October 2010. Mr. Cooper joined WellCare in October 2006 as the Senior Vice President of Strategic Initiatives and has since held several senior-level positions with WellCare. In March 2008, Mr. Cooper was appointed as our Senior Vice President, Marketing & Sales and in March 2010, he became Senior Vice President, Chief Marketing Officer and President, Specialty Business Unit. Prior to joining WellCare, Mr. Cooper served in senior-level positions with UnitedHealth Group from November 2004 to October 2006, including positions as Senior Vice President of United Retiree Solutions and Vice President of Marketing and Product for Specialized Care Services. He received both his Bachelor of Science degree in Mechanical Engineering and his Master of Business Administration from Gannon University.

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Lisa G. Iglesias has served as our Senior Vice President, General Counsel and Secretary since February 2012. She first joined WellCare in February 2010 as Vice President, Securities and Assistant General Counsel. Prior to joining WellCare, Ms. Iglesias served as General Counsel and Corporate Secretary for Nordstrom, Inc. from 2007 to 2008, and as General Counsel and Secretary of Spherion Corporation from 1999 to 2007. Ms. Iglesias earned her Juris Doctorate from the University of Miami. She also holds a Master of Accountancy degree and a Bachelor of Science in Business Administration, both from the University of South Florida. She is a member of the Florida, Washington and District of Columbia Bars and is a certified public accountant in Florida.

Daniel R. Paquin joined WellCare in February 2012 as our President, National Health Plans. Before joining WellCare, Mr. Paquin was with Coventry Health Care, Inc. from October 2008 to December 2011 where he most recently served as its Corporate Vice President, Medicaid Business Development, in which role he was responsible for leading Coventry’s marketing activities and with securing new state contracts. From October 2008 to August 2011, Mr. Paquin served as President and Chief Executive Officer of HealthCare USA, one of Coventry’s Missouri health plans, where he was responsible for the growth and development of that statewide health plan. Prior to joining Coventry, Mr. Paquin served as Chief Operating Officer of CareSource Management Group Co. from February 2007 to October 2008 where he was responsible for the development and management of two health plans in Ohio and Michigan. Mr. Paquin holds a Bachelor of Arts from the University of New England, a Bachelor of Science from Southern Illinois University and a Master of Sciences, Health Services Administration, from Central Michigan University.

Blair W. Todt joined WellCare in April 2010 as our Senior Vice President and Chief Compliance Officer. Prior to joining WellCare, Mr. Todt was Senior Vice President, General Counsel and Secretary for health care provider MedCath Corporation from February 2007 to March 2010. From May 2005 to February 2007, Mr. Todt served as Deputy General Counsel, Compliance and Litigation at BearingPoint, Inc. (formerly KPMG Consulting Inc.). Mr. Todt received his undergraduate degree from The George Washington University and his Juris Doctorate from Brooklyn Law School.

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Executive Compensation
Compensation Discussion and Analysis
Introduction
This section of the proxy statement explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion:

•	Alec Cunningham, Chief Executive Officer;

•	Thomas L. Tran, Senior Vice President and Chief Financial Officer;

•	Walter W. Cooper, Chief Administrative Officer;

•	Daniel R. Paquin, President, National Health Plans; and

•	Christina C. Cooper, Former President, Florida and Hawaii Division.

Overview

We believe our current executive compensation practices drive performance and serve our stockholders’ long-term interests. At the 2012 Annual Meeting of Stockholders, more than 99% of the votes cast in the advisory vote were in favor of our named executive officer compensation as disclosed in our 2012 proxy statement. In light of this overwhelming stockholder support, our Compensation Committee concluded that no revisions were necessary to our executive officer compensation program.

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What We Do . . .
•    We tie pay to performance. We grant performance-based incentive awards under a pay-for-performance compensation program with pre-established short-term and long-term incentive goals designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of heath care quality, regulatory compliance and service excellence goals. The Compensation Committee believes that financial goals are very important, but focusing on only financial measures can result in quality and compliance issues that negatively impact subsequent year financial performance. Accordingly, the mix of financial and non-financial metrics is designed so that metrics in our short‑term and long-term programs balance near-term operational performance with longer‑term strategic goals. Additionally, non-financial components are given equal weight to the financial components. The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service and regulatory compliance, which are both critical to the Company’s long-term success.
•    We use a balanced mix of long-term incentive awards for our executive officers. Long-term performance-based awards use multiple performance objectives that are designed to drive long-term value creation and are based on three-year performance cycles with cliff vesting in the third year.
•    We benchmark executive compensation against the compensation practices of a selected group of companies that we consider to be our peers and market pay data from published surveys of a broader group of companies, and use the median of market data (as defined under “Competitive Positioning” below) as a reference point when making decisions regarding target compensation levels for our executive officers.

•    We use sign-on equity awards only to replace awards forfeited from a prior employer. Our practice is for new executives to participate in the cycle of incentive awards related to the year in which they are hired.
•    We require that our executive officers hold a substantial amount of Company stock.
•    We include misconduct-based recoupment or “clawback” provisions in all incentive awards issued to our employees (who we call associates), including our executive officers.
•    The severance plan for our executive officers has terms that are consistent with market practices. The executive severance plan includes “double-trigger” change-in-control severance provisions, misconduct-based clawback provisions and does not provide for any change-in-control excise tax gross-up payments. Change in control cash payouts under the executive severance plan for our Chief Executive Officer is 2.5x base salary and bonus, and range from 1.5x to 2.0x base salary and bonus for our other executive officers.
•    We have a formal annual review process for our Chief Executive Officer’s performance, co-led by the Chairman of the Board and a member of the Compensation Committee.
•    Our Compensation Committee uses an independent compensation consulting firm.
•    We pay our Chief Executive Officer an amount that is reasonable relative to our other executive officers. Our Chief Executive Officer’s total target compensation is within three times the next highest-paid named executive officer’s total target compensation.
•    We have implemented a Board and management process to identify and mitigate undue compensation-related risks through our enterprise-wide risk management process.

What We Do Not Do . . .
•    We do not have employment contracts with our executive officers. All individual employment and severance agreements with our executive officers were terminated in 2011.
•    We do not guarantee bonuses.
•    We do not provide for any change-in-control excise tax gross-up payments.
•    We do not have an executive retirement plan that provides extra benefits to our executive officers.
•    We do not provide any perquisites to former and/or retired executives, such as lifetime benefits, car allowances, personal use of corporate aircraft, or similar arrangements.

•    We have made a commitment not to pursue an equity exchange or re-pricing program without first obtaining stockholder approval for such a program.
•    We do not permit our executive officers to use Company stock in hedging activities, such as “cashless” collars, forward sales, equity swaps, or other similar arrangements, or to pledge Company stock as security for loans.
•    The Compensation Committee does not allow its compensation consultant to provide any other services to the Company.

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Principal Components of Compensation

For 2012, our executive compensation program primarily consisted of the following three elements: (1) base salary, (2) short-term incentive compensation and (3) long-term incentive compensation. Each element of our 2012 compensation program is intended to encourage and foster the following results and behaviors.

	Objectives / Structure	Behavioral Focus

Base Salary	Paid in cash. Provides competitive level of fixed compensation.	Rewards core competence relative to level of responsibility, experience and contribution.

Short-Term Incentives	Paid in cash. Provides at-risk variable compensation opportunity for short-term performance.	Rewards on the basis of tangible financial results and the achievement of health care quality, regulatory compliance and service excellence goals that are the basis for longer-term strategic goals.

Long-Term Incentives	Paid in equity (50% performance stock units, 25% market stock units, 25% restricted stock units). Provides at-risk variable compensation opportunity for long-term performance.	Rewards on the basis of sustained long-term achievement of financial results and health care quality. Aligns executive compensation with creation of shareholder value.

The 2012 executive compensation program uses substantially the same compensation elements as were used for the 2011 program. The only change to the 2012 compensation elements was to change the mix of long-term incentives. For 2011, the Compensation Committee awarded 75% of an executive’s long-term incentive opportunity in the form of performance stock units and 25% in the form of restricted stock units. For 2012, the Compensation Committee determined to grant 50% of an executive’s long-term incentive opportunity in the form of performance stock units, 25% in the form of market stock units and 25% in the form of restricted stock units.

Market stock unit awards cliff-vest following a three-year performance period. The number of market stock units that vest is determined based on the ratio of our common stock price during the last 30 market trading days of the calendar year immediately preceding the vesting date to the comparable common stock price as of the grant date, applied to the target number of units granted. The performance ratio is capped at 150%. If our common stock price declines by more than 50%, no shares are earned by the executive.

Our Compensation Committee views both performance stock units and market stock units as performance-based incentives. Performance stock units are earned by executives based on the achievement of internal goals. Market stock units are earned by executives based on stock price performance. In some instances the link between the achievement of internal goals and stockholder value creation may be unclear and/or delayed. Market stock units on the other hand provide a clear linkage to stockholder value creation. Market stock units also provide additional pay-for-performance “leverage” (i.e., greater sensitivity to changes in stockholder return). It was for these reasons that the Compensation Committee determined to use market stock units in 2012. Restricted stock units are used by the Compensation Committee to align our executives’ interests with those of our stockholders while providing retention compensation.

The allocation of the types of equity awards granted in 2012 results in 75% of the equity awards being performance-based and 25% retention-oriented. The Compensation Committee believes that this allocation effectively balances the Company’s objective of focusing our executives on delivering long-term value creation to our stockholders with the goal of retaining talented executives and encouraging their long-term tenure with the Company.

The components of the compensation for our Chief Executive Officer are generally representative of how we compensate our other named executive officers.

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The following chart illustrates the compensation elements for our Chief Executive Officer as a percentage of his 2012 total target compensation, over two-thirds of which is performance-based:
Components of Chief Executive Officer Compensation

Executives also participate in an executive severance plan and receive modest perquisites. They also are eligible to participate in benefits we offer to a broader group of our associates, such as health insurance, a 401(k) retirement savings plan, and relocation assistance. In addition to these benefits, our executive officers may elect to receive supplemental long-term disability coverage provided by the Company.

2012 Performance

2012 was a challenging year for the Company with mixed results. Although the Company exceeded expectations in connection with reducing its selling, general and administrative (“SG&A”) expense ratio, it fell short of its earnings per share (“EPS”) goal, mainly as a result of the unexpectedly high medical benefit costs in its new Kentucky Medicaid plan. However, the Company did achieve meaningful improvements in quality, satisfactorily passing all Medicare and Medicaid regulatory audits and obtaining accreditation from the National Committee for Quality Assurance (“NCQA”) for all health plans in which it sought accreditation, including commendable status for its Florida and Georgia Medicaid health plans and its Florida Medicare health plan. The Company also achieved its target goal in connection with a provider satisfaction survey and ranked second in a prescription drug plan (“PDP”) member satisfaction survey, but failed to achieve threshold performance in a coordinated care plan (“CCP”) member satisfaction survey. The Compensation Committee considered all of the results and attributed maximum performance payout to the SG&A and PDP member satisfaction survey goals, above target but below maximum performance payout for the NCQA accreditation goal, target performance payout for the regulatory audits and provider satisfaction goals and zero performance payout for the CCP member satisfaction survey goal. Although threshold performance was achieved for the EPS goal, the Compensation Committee applied negative discretion and attributed zero performance payout for this goal because expectations were not achieved. After weighting each goal in accordance with the 2012 short-term incentive program, the Compensation Committee determined to pay bonuses under the 2012 short-term incentive program to our executive officers, including our named executive officers, at 85% of each executive officer’s short-term incentive target. This compared to a short-term incentive bonus payout of 121% for 2011. See “2012 Annual Incentive Awards” below for a more detailed discussion.

The Company’s performance under the 2010-2012 long-term incentive program was mostly positive. The Company achieved superior financial performance, ranking first in terms of return on equity (“ROE”) and operating margin compared to the subset of the Company’s 2010 peer group of companies used for measuring these performance goals under the 2010-2012 long-term incentive program. The Company also obtained URAC accreditation for its Florida Medicaid health plans, and NCQA accreditation for its Florida, Georgia, Hawaii and Missouri Medicaid health plans and its Florida Medicare health plan, including commendable status for its Florida and Georgia Medicaid health plans and its Florida Medicare health plan. However, the Company fell short of achieving a key quality goal of an average Medicare STAR rating of at least 3.0 and did not meaningfully improve Medicaid quality and HEDIS scores in key states. The Compensation Committee considered all of the results and attributed maximum performance payout to the ROE and operating margin goals, above target but below maximum performance payout for the accreditation goal and zero performance payout for the Medicare STAR and Medicaid quality goals. After weighting each goal in accordance with the 2010-2012 long-term incentive program, the Compensation Committee determined that the achievement of goals for the performance stock unit awards and long-term incentive cash bonus awards for the three-year performance period ending December 31, 2012 was 95% of each executive officer’s long-term incentive target. See “2010 Long-Term Incentive Award Payouts” below for a more detailed discussion.

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Decision-Making Process and Role of Chief Executive Officer

On behalf of the Board, the Chairman of the Board and a member of the Compensation Committee co-led an annual performance review of our Chief Executive Officer. The review included personal interviews with members of management, and a review of the Chief Executive Officer’s self-assessment. The results of this performance evaluation provided a qualitative assessment of the Chief Executive Officer’s performance during the year.

The Chief Executive Officer conducted an annual performance review of each executive officer who reports to him, and the results were provided to the Compensation Committee. These performance evaluations, along with compensation-related recommendations from the Chief Executive Officer, were considered by the Compensation Committee when making compensation decisions for these executive officers.

Compensation Consultant

In accordance with the Compensation Committee’s charter, the Compensation Committee may, in its sole discretion, retain and terminate compensation consultants to assist in the evaluation of director and executive officer compensation, and the sole authority to approve the compensation consultant’s fees. The Compensation Committee’s charter also provides that any engagement of an independent compensation consultant to provide other services to the Company requires the Compensation Committee’s pre-approval. The Compensation Committee is also directly responsible for the appointment, compensation and oversight of the work of any compensation adviser retained by the Compensation Committee.

The Compensation Committee has retained Frederic W. Cook & Co. (“Cook & Co.”) as its independent compensation consultant since June 2011. Cook & Co. reports directly to the Compensation Committee and provides research, market data, survey information and design expertise in developing director and executive compensation programs. The types of services performed by Cook & Co. during 2012 included recommending changes to the peer groups, advising on design of short-term and long-term incentive programs, providing data regarding prevalent compensation practices and levels of pay for directors and executives and commenting on compensation-related disclosure. A representative of Cook & Co. generally attends meetings of the Compensation Committee, is available to participate in executive sessions when invited, and communicates directly with the Compensation Committee’s Chairperson and its other members outside of meetings. The Compensation Committee has considered the factors in the NYSE rules relating to compensation committee advisors, and has determined that Cook & Co. does not have any conflicts of interest. Cook & Co. does not perform any additional services for us.

Competitive Positioning

For benchmarking purposes in assessing and reviewing compensation for our executive officers, including our named executive officers, the Compensation Committee utilized data collected from the publicly disclosed proxy materials of a selected group of companies (the “Peer Group”) and market pay data from published surveys of a broader group of companies (the “Survey Group”).

The Peer Group used for setting 2012 compensation levels for our executive officers consisted of the following companies:

•	AMERIGROUP Corporation

•	Catalyst Health Solutions, Inc.

•	Centene Corporation

•	CNO Financial Group, Inc.

•	Coventry Health Care, Inc.

•	Health Net, Inc.

•	HealthSpring, Inc.

•	Humana Inc.

•	Magellan Health Services, Inc.

•	Molina Healthcare, Inc.

•	Universal American Corp.

The companies included in the Peer Group were selected by the Compensation Committee with the assistance of Cook & Co. because they have similar business content and models with a significant focus on government-sponsored programs and because they are representative of the pool of companies in which we compete for talent. The Peer Group includes eight of the nine companies that were used for the Peer Group in the prior year. The Compensation Committee determined to remove Aetna Inc. from the Peer Group because its revenues are significantly larger than our revenues and its government-sponsored programs were

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not its major focus. Catalyst Health Solutions, Inc., CNO Financial Group, Inc. and Magellan Health Services, Inc. were added to the Peer Group because each company had similar business content to ours and was within the target revenue range of between approximately one-half to two times our revenue. Although the Compensation Committee recognizes that Humana Inc. has revenues greater than our target revenue range for peer group companies, the Compensation Committee decided to continue to include Humana Inc. as a member of the Peer Group because it is similar to us in terms of product portfolio and operating margin and we compete with it for contracts with government-sponsored programs. The fiscal year 2011 revenues of the companies included in the Peer Group, which was the most current information available when selecting the Peer Group, ranged from approximately $3.0 billion to $33.9 billion, with a median of $4.5 billion. This compared to our fiscal year 2011 revenues of approximately $5.4 billion.

In addition to Peer Group data, the Compensation Committee used Survey Group data provided by Cook & Co. from:

•	the Towers Watson 2012 CDB General Industry Executive Compensation Survey,

•	the Aon Hewitt 2012 Executive Compensation Survey and

•	2012 Mercer IHN Health Plan Executives Survey.

The data from these surveys was scaled to our size by Cook & Co. based on revenues or corresponding revenue ranges as provided by the various surveys. While the Compensation Committee reviewed and considered the data provided by these surveys, it did not consider or review the compensation paid to executives at the component companies included within such surveys.
The Peer Group data and Survey Group data are collectively referred to as “market data.”
In setting compensation levels, the Compensation Committee compares base salaries, annual incentive opportunities and long-term incentive opportunities for our executive officers to the Peer Group data and Survey Group data (as discussed below). The Compensation Committee recognizes that there are inherent limitations on the comparability and usefulness of the Peer Group and Survey Group data, including time lags, differences in scope of responsibilities, geographic differences and other factors. While the Compensation Committee believes such comparative information is useful, such data is intended solely to serve as a reference point to assist the Compensation Committee in its discussions and deliberations. Each executive officer’s compensation is determined after considering the market data of comparable positions, the executive’s qualifications and experience, the executive’s scope of responsibility within the Company, internal equity (in this context, meaning striving to ensure that our executives with similar levels of responsibility, experience and historical performance are rewarded comparably) and the individual’s historical performance

Because sufficient Peer Group data is reported for the chief executive officer and chief financial officer positions, the Compensation Committee benchmarked the compensation of our Chief Executive Officer and Chief Financial Officer against Peer Group and Survey Group data for those positions. Because sufficient Peer Group data is not reported for our other named executive officer positions, the compensation of our other named executive officers was benchmarked against Peer Group data based on compensation rank and Survey Group data for comparable roles.
Components of Executive Compensation for 2012

The table below summarizes the 2012 compensation elements of our named executive officers based on a target compensation level. These compensation elements were approved by the Compensation Committee in February 2012 in connection with the Company’s annual performance and compensation review process.

Executive	Base Salary(1)	Short-Term Incentive Target	Long-Term Incentive Target	Total Target Compensation

Alec Cunningham	$1,000,000	$1,250,000	$3,000,000	$5,250,000
Thomas L. Tran	$500,000	$500,000	$750,000	$1,750,000
Walter W. Cooper	$460,000	$345,000	$690,000	$1,495,000
Daniel R. Paquin	$425,000	$425,000	$850,000	$1,700,000
Christina C. Cooper(2)	$390,000	$234,000	$546,000	$1,170,000
___________

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(1)
Amounts represent the named executive officer’s annual base salary rate effective February 2012 and will be different than amounts reported in the Summary Compensation Table below, which discloses the amount of base salary paid to the named executive officer during 2012.

(2)	Ms. Cooper resigned her position with us effective March 29, 2013.
In connection with our annual performance and compensation review process, the Compensation Committee approved the following compensation adjustments in February 2012, which are reflected in the table above:

•
Mr. Cunningham’s base salary was increased from $800,000 to $1,000,000. Mr. Cunningham’s short-term and long‑term incentive targets, expressed as a percentage of base salary, were not adjusted, but were applied to his new base salary, which had the effect of increasing the dollar amount of his short-term and long-term target opportunities. When Mr. Cunningham was promoted to Chief Executive Officer at the end of 2009, he was new to the position, and the Compensation Committee set his compensation level below the 25th percentile of market data. As a result of Mr. Cunningham’s strong performance as Chief Executive Officer, the Compensation Committee increased his compensation level in 2011 and then again in 2012. As long as Mr. Cunningham continues to be a strong performer, the Compensation Committee expects to incrementally increase his compensation level over time to align it with the median of market data.

•	No compensation adjustments were made for Mr. Tran, whose compensation for 2012 was in alignment with the median of market data for comparable positions.

•
Mr. Cooper’s base salary was increased from $440,000 to $460,000. Mr. Cooper’s short-term and long-term incentive targets, expressed as a percentage of base salary, were not adjusted, but were applied to his new base salary, which had the effect of increasing the dollar amount of his short-term and long-term target opportunities. The increase was to better align his compensation with the median of market data for comparable positions.

•	Mr. Paquin joined the Company in February 2012. His base salary and total target compensation was based on market data median for comparable positions.

•
Ms. Cooper’s base salary was increased from $330,000 to $390,000. Ms. Cooper’s short-term incentive target, expressed as a percentage of base salary, was not adjusted, but was applied to her new base salary, which had the effect of increasing the dollar amount of her short-term target opportunity. Ms. Cooper’s long-term incentive target, expressed as a percentage of base salary, was increased from 130% to 140%, resulting in a long-term incentive target of $546,000. Ms. Cooper assumed the leadership role for the Company’s Florida and Hawaii Division when Mr. Cunningham was promoted to Chief Executive Officer. Because she was new to the position, her compensation level was set below the median of market data. As a result of her strong performance, her compensation was increased over time to better align with the median of market data for comparable positions.

2012 Annual Incentive Awards

As a component of total compensation, the Compensation Committee grants short-term incentive awards with the intention of driving the achievement of key goals and initiatives for the Company and rewarding individuals based on their contributions to those results. Short-term incentive awards are based on each executive’s pre-established short‑term incentive target, subject to continued employment and the achievement of performance goals established by the Compensation Committee, and are payable in cash. Under the short-term incentive program for our executive officers, including our named executive officers, each executive officer’s short-term incentive opportunity is limited to a maximum payout of 150% of target. For 2012, in an effort to reinforce the importance of executive collaboration, teamwork, accountability and success across all of the Company’s operations in achieving the Company’s goals, the Compensation Committee determined to evaluate the performance of the executive team as a group, and apply the same payout percentage to each executive officer’s target opportunity.

The Compensation Committee worked with the Regulatory Compliance Committee, the Health Care Quality and Access Committee, the Audit and Finance Committee and senior management to develop the 2012 short-term performance goals that are designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of heath care quality, regulatory compliance and service excellence goals. These goals were communicated to our executives in early 2012 and consist of a financial component (weighted 50%), a compliance/quality component (weighted 25%) and a service excellence component (weighted 25%). The Compensation Committee believes that financial goals are very important, but focusing on only financial measures can result in quality and compliance issues that negatively impact subsequent year financial performance. Accordingly, the mix of financial and non-financial metrics in our short-term and long-term programs balance near-term operational performance with longer-term strategic goals. Additionally, the non-financial components, taken together, are given equal weight

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to the financial component. The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service and regulatory compliance. In other words, failure to focus on quality and compliance in one year could harm our financial performance in future years.

Achievement of the short-term incentive goals is measured against pre-established targets. However, to guard against any unintended outcomes or unexpected external circumstances that could result in an unjust outcome, the Compensation Committee retained significant discretion to determine ultimate award payouts. As such, in making a determination as to whether or not awards will be paid and the amounts of award payments, if any, the Compensation Committee is heavily guided by reference to the pre-established targets but applies discretion to evaluate other factors such as unanticipated events, acquisition and expansion costs, non‑recurring and extraordinary items, prior period reserve development and other factors it deems relevant.

The following table summarizes the 2012 short-term performance goals and related results.

Weight	Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Results

Financial Elements
50%*	EPS (adjusted)	$4.30	$4.55	$5.00	$4.32

	Net SG&A	9.03%	8.88%	8.74%	8.55%

Compliance/Quality Elements
25%*	Regulatory Audits	Discretion	Pass all audits	Discretion	Passed all audits
	NCQA Accreditation Status	N/A	Accredited	Excellent	Achieved or Renewed all Scheduled States

Service Excellence Elements
25%*	Provider Satisfaction Survey Results	75.6%	78.0%	81.0%	77.8%
	Member Satisfaction Survey Results
	Coordinated Care Plan	40th Percentile	Peer Median	75th Percentile	21st Percentile
	Prescription Drug Plan	75th Percentile	85th Percentile	95th Percentile	Ranked #2
____________________________

*	The elements within the metric are not individually weighted, but are considered together in determining our overall achievement of the metric.

Adjusted EPS was chosen because it is a metric used to measure our financial performance from year to year, it is widely used among our Peer Group as a metric in their short-term incentive programs and it is the most common performance metric used by industry analysts. SG&A expense was chosen to focus management on reducing spending to a cost competitive position. In order to appropriately evaluate the Company’s performance, the Compensation Committee chose to use EPS and SG&A goals adjusted for premium taxes, prior period reserve development, incremental costs related to growth and strategic initiatives that were not in the original budget and costs associated with the government and Company investigations that we believe are not indicative of operating performance or long-term business trends and operations. The results of our regulatory audits were chosen because, in general, they measure our compliance with standards required by our Medicare and Medicaid contracts. Compliance with our contractual requirements is a key area of concern for regulators and a critical area of focus for the Company. NCQA accreditation was chosen as it is an important quality measure for our health plans. Improving our quality is a key area of focus for the Company. The service excellence component consists of provider and member satisfaction survey results. Service is an important part of our business, and these metrics are key indicators that help us understand our success in building strong relationships with our business partners and members.
2012 was a challenging year for the Company with mixed results. Although the Company exceeded expectations in connection with reducing its SG&A expense ratio, it fell short of its EPS goal, mainly as a result of the unexpectedly high medical benefit costs in its new Kentucky Medicaid plan. However, the Company did achieve meaningful improvements in quality, satisfactorily passing all Medicare and Medicaid regulatory audits and obtaining NCQA accreditation for all health plans in which it sought accreditation, including commendable status for its Florida and Georgia Medicaid health plans and its Florida Medicare health plan. The Company also achieved its target goal in connection with a provider satisfaction survey and ranked second in a PDP member satisfaction survey, but failed to achieve threshold performance in a CCP member satisfaction survey. The Compensation

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Committee considered all of the results and attributed maximum performance payout to the SG&A and PDP member satisfaction survey goals, above target but below maximum performance payout for the NCQA accreditation goal, target performance payout for the regulatory audits and provider satisfaction goals and zero performance payout for the CCP member satisfaction survey goal. Although threshold performance was achieved for the EPS goal, the Compensation Committee applied negative discretion and attributed zero performance payout for this goal because expectations were not achieved. After weighting each goal in accordance with the 2012 short-term incentive program, the Compensation Committee determined to pay bonuses under the 2012 short-term incentive program to our executive officers, including our named executive officers, at 85% of each executive officer’s short-term incentive target (which represents 57% of the potential maximum payout opportunity under the 2012 short-term incentive program).

The following table summarizes the 2012 short-term incentive award payouts to our named executive officers:

Executive	Short-Term Incentive Target		Payout	Percent of Target

Alec Cunningham	$1,250,000		$1,062,500	85%
Thomas L. Tran	$500,000		$425,000	85%
Walter W. Cooper	$345,000		$293,250	85%
Daniel R. Paquin	$358,275	(1)	$304,534	85%
Christina C. Cooper(2)	$234,000		$198,900	85%
___________________________

(1)	Mr. Paquin began his service as an executive officer in February 2012. His short-term incentive target for 2012 is pro-rated for the portion of 2012 he was employed.
(2)	Ms. Cooper resigned her position with us effective March 29, 2013.

2010 Long-Term Incentive Award Payouts

In March 2010, the Compensation Committee established performance goals for a three-year period ending December 31, 2012 and granted long-term incentive cash bonus awards and performance stock unit awards that each vest in March 2013. The amount of cash and the number of performance stock units that vest is based on the level of achievement of the performance goals as determined by the Compensation Committee.

The following table summarizes the goals for the 2010 – 2012 performance period and the actual results as determined by the Compensation Committee. AMERIGROUP, Centene, Molina, Humana, Universal American and Health Net were the companies comprising the peer group for measuring ROE and operating margin performance under the 2010-2012 long-term incentive program.

Weight	Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Results

Financial Elements
25%	Return on Equity	Below Peer Median (Discretion)	Peer median	Above Peer Median (Discretion)	Ranked 1st

25%	Operating Margin	Below Peer Median (Discretion)	Peer median	Above Peer Median (Discretion)	Ranked 1st

Quality Elements
50%*	Medicare STARS Result	Discretion	3.0	Discretion	2.73
	Medicaid Quality Result	Discretion	Meeting quality standards	Discretion	Mixed
	Accreditation Achievement	Discretion	Meeting contract standard	Discretion	3 Commendable 2 Accredited
___________________________

*	The elements within the metric are not individually weighted, but are considered together in determining our overall achievement of the metric.

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The Company’s performance for the three-year period ending December 31, 2012 was mostly positive. The Company achieved superior financial performance, ranking first in terms of ROE and operating margin compared to the subset of the Company’s 2010 peer group of companies used for measuring these performance goals. The Company also obtained URAC accreditation for its Florida Medicaid health plans, and NCQA accreditation for its Florida, Georgia, Hawaii and Missouri Medicaid health plans and its Florida Medicare health plan, including commendable status for its Florida and Georgia Medicaid health plans and its Florida Medicare health plan. However, the Company fell short of achieving a key quality goal of an average Medicare STAR rating of at least 3.0 and did not meaningfully improve Medicaid quality and HEDIS scores in key states. The Compensation Committee considered all the results and attributed maximum performance payout to the ROE and operating margin goals, above target but below maximum performance payout for the accreditation goal and zero performance payout for the Medicare STAR and Medicaid quality goals. After weighting each goal in accordance with the 2010-2012 long-term incentive program, the Compensation Committee determined that 95% of the target performance was achieved for the performance stock unit awards and long-term incentive cash bonus awards that vested in March 2013. This percentage was applied to all outstanding 2010 – 2012 performance period performance stock unit awards and long-term incentive cash bonus awards, including the awards granted to our named executive officers.
The following table summarizes the long-term incentive cash bonus award payouts to our named executive officers related to the three-year performance period ended December 31, 2012:

Executive	Long-Term Incentive Cash Bonus Award Target	Payout	Percent of Target

Alec Cunningham	$487,500	$463,125	95%
Thomas L. Tran	$178,125	$169,219	95%
Walter W. Cooper	$142,500	$135,375	95%
Daniel R. Paquin(1)	—	—	—
Christina C. Cooper(2)	$100,750	$95,713	95%
___________________________

(1)	Mr. Paquin began his service as an executive officer in February 2012 and, accordingly, was not granted a long-term incentive cash bonus award under the 2010-2012 long-term incentive program.
(2)	Ms. Cooper resigned her position with us effective March 29, 2013.

The following table summarizes the performance stock unit award payouts to our named executive officers related to the three-year performance period ended December 31, 2012:

Executive	Target Number of Performance Stock Units	Shares Vested	Percent of Target

Alec Cunningham	16,359	15,541	95%
Thomas L. Tran	5,977	5,678	95%
Walter W. Cooper	4,782	4,543	95%
Daniel R. Paquin(1)	—	—	—
Christina C. Cooper(2)	3,381	3,212	95%
____________________________

(1)	Mr. Paquin began his service as an executive officer in February 2012 and, accordingly, was not granted a performance stock unit award under the 2010-2012 long-term incentive program.
(2)	Ms. Cooper resigned her position with us effective March 29, 2013.

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2012 Long-Term Incentive Awards

As a component of total compensation, the Compensation Committee granted long-term incentive awards with the intention of driving the achievement of key goals and initiatives for the Company and rewarding individuals based on their contributions to those results. Long-term incentive awards are discretionary and are based on each executive’s pre-established long-term incentive target. For 2012, the long-term incentive awards for our executive officers included a performance stock unit award, a market stock unit award and a restricted stock unit award. The performance stock unit award represents 50% of each executive officer’s long-term incentive opportunity, the market stock unit award represents 25% of each executive officer’s long-term incentive opportunity and the restricted stock unit award represents 25% of each executive officer’s long-term incentive opportunity.

The performance stock unit awards granted in February 2012 cliff-vest on March 1, 2015. The number of performance stock units that vest is based on the achievement of goals for a three-year performance period ending December 31, 2014 and is limited to a maximum payout of 150% of target. The market stock unit awards granted in February 2012 cliff‑vest on March 1, 2015. We calculate the number of shares of common stock earned upon vesting based on the number of target units granted multiplied by the ratio of the market price of our common stock during the last 30 market trading days of the calendar year immediately preceding both the vesting date and the grant date. The performance ratio is capped at 150%. If our common stock price declines by more than 50%, no shares are earned by the executive. The restricted stock unit awards granted in February 2012 vest in approximately equal installments on March 1, 2013, March 1, 2014 and March 1, 2015. Vesting of all three types of long-term incentive awards is subject to continued employment as of the vesting date.
The Compensation Committee worked with the Regulatory Compliance Committee, the Health Care Quality and Access Committee, the Audit and Finance Committee and senior management to develop the 2012 long-term performance goals that are designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of heath care quality goals. These goals were communicated to our executives in early 2012 and consist of a financial component and a quality component, each weighted 50%. The Compensation Committee believes that financial goals are very important, but focusing on only financial measures can result in quality and compliance issues that negatively impact subsequent year financial performance. Accordingly, the mix of financial and non-financial metrics in our short-term and long-term programs balance near-term operational performance with longer-term strategic goals. Additionally, the non-financial component is given equal weight to the financial component. The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service and regulatory compliance to the Company’s future success. In other words, failure to focus on quality and compliance in one year could harm our financial performance in future years.

To guard against any unintended outcomes or unexpected external circumstances that could result in an unjust outcome, the Compensation Committee retained significant discretion to determine ultimate award payouts. As such, in making a determination as to whether or not awards will be paid and the amounts of award payments, if any, the Compensation Committee is heavily guided by reference to the pre-established targets but applies discretion to evaluate other factors such as unanticipated events, acquisition and expansion costs, non‑recurring and extraordinary items and other factors it deems relevant.
The following table summarizes the goals for the 2012 – 2014 performance period.

Weight	Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)

Financial Elements
25%	Return on Equity	Discretion	Peer median	Discretion

25%	Operating Margin	Discretion	Peer median	Discretion

Quality Elements
50%*	Medicare STARS Result	1/3 Membership in 4 STAR Plan	2/3 Membership in 4 STAR Plan	100% Membership in 4 STAR Plan
	Medicaid Quality Result	Discretion	Meeting quality standards	Discretion
_______________________

*	The elements within the metric are not individually weighted, but are considered together in determining our overall achievement of the metric.

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The financial component consists of ROE and operating margin. The Compensation Committee chose these elements because they are widely accepted measures for our industry, they are more controllable by management than other measures that are dependent on market and other external factors, and they can be used to measure the Company’s financial performance against that of our Peer Group. ROE also provides a measure of management’s ability to optimize the Company’s deployment of capital. Operating margin provides a measure of revenue growth and management of medical and administrative costs. The quality component consists of quality scores for our Medicare and Medicaid products. We believe quality results will be important factors in determining, among other things, premium rates in some markets, our ability to expand or win new business, our ability to obtain accreditations and whether we are subject to corrective action plans. Achievement of goals is measured at the end of the three-year performance period.

Perquisites

We only provide modest perquisites to our executive officers. Accordingly, we do not provide perquisites such as company automobiles, private aircraft for personal use or club memberships.
Relocation Assistance Program

We have a relocation assistance program for our associates, including our executive officers. Under this program, executives are reimbursed for most expenses associated with relocating, including moving expenses, temporary housing expenses, closing costs associated with the sale of the executive’s existing home and the purchase of a new home in the destination location, as well as other miscellaneous amounts in connection with relocating to the destination location. In addition, any relocation costs that are not excludable from an executive’s income, except for any temporary living expenses and a miscellaneous expense allowance, are provided on a fully grossed-up basis to cover all applicable federal, state and local income taxes.

Benefits

Our executive officers, including our named executive officers, are eligible to participate in those programs that are also offered to a broad-based group of our associates, including welfare benefit programs such as medical and prescription coverage, dental and vision programs, short-term and long-term disability insurance, group life insurance and supplemental life insurance as well as paid time off, leave of absence and similar policies. In addition to these benefits, our executive officers may elect to receive supplemental long-term disability coverage provided by the Company.

Retirement Savings Plan

We provide a 401(k) retirement savings plan, including Company matching contributions, designed to provide all of our associates with a tax-deferred, long-term savings vehicle for their retirement. The Company matching contribution is provided on the same basis to named executive officers as all other participants in the plan. For 2012, we made matching contributions in an amount equal to 50% of the first 6% of an associate’s eligible compensation deferred to the 401(k) plan. Eligible compensation generally consists of salary and cash bonuses, up to the federal limits for tax-qualified 401(k) plans.

Executive Severance Plan

We maintain an executive severance plan to attract and retain executives and to provide a level of transition assistance in the event an executive’s employment is terminated. The executive severance plan provides for an enhanced benefit if the executive’s termination is in connection with a change in control. The enhanced change in control benefit is intended to preserve executive productivity, encourage retention and minimize the distraction caused by concerns over personal financial security in the context of a change in control. We believe the importance of these concerns increases with the position and level of responsibility of the executive, and have structured the benefits accordingly.

All severance benefits are conditioned on the executive’s termination of employment (double-trigger) and the executive signing a general release of claims and complying with the terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The executive severance plan does not provide for any excise tax gross-up payments.

For a description of payments and benefits available under the executive severance plan, see “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

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Ownership Guidelines

Effective April 1, 2011, the Compensation Committee established guidelines requiring significant ownership of Company stock by our executive officers to further align their interests with those of our stockholders. Under our stock ownership guidelines for our executive officers, each executive officer must beneficially own a number of shares of our common stock with a fair market value equal to or in excess of a specified multiple of the executive’s base salary:

•	5x for the Chief Executive Officer;

•	3x for the Chief Financial Officer, Chief Administrative Officer and President, National Health Plans; and

•	2x for other executive officers.

Shares owned directly and indirectly (e.g., by a spouse or a trust), vested performance stock units and vested and unvested time-based awards (other than stock options) count toward satisfaction of the ownership requirements under the guidelines. Stock options, regardless of vesting status, and unvested performance stock units do not count toward satisfaction of the ownership requirements under the guidelines. Until the applicable stock ownership level is achieved, the executive officer is required to retain all Net Shares received as a result of the exercise of stock options or the vesting of restricted stock, restricted stock units, performance stock units or other equity awards. “Net Shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and shares sold or netted to fulfill tax obligations. Once an executive officer’s applicable minimum stock ownership level is initially achieved, the executive officer is required to retain enough shares to continue to comply with his or her minimum stock ownership level.

The Compensation Committee periodically reviews compliance with this requirement. As of April 1, 2013, the most recent measurement date under the guidelines, Messrs. Cunningham and Tran have exceeded their respective share ownership requirements; Mr. Cooper had met approximately 98% of his share ownership requirement; and Mr. Paquin, who joined us in 2012, had met approximately 27% of his share ownership requirement. Ms. Cooper resigned her position with us effective as of March 29, 2013.

Recoupment Provisions

Our Board of Directors, including its Compensation Committee, is committed to fostering an environment of compliance. The Compensation Committee’s approach to our compensation programs is an integral part of our focus on compliance. We believe compliance is the responsibility of each of our executive officers and other associates. We are also aware of both the direct and indirect impact a serious health care compliance issue can have on a company. It is for these reasons that our Compensation Committee included explicit compliance goals in our annual short-term incentive program, as described above. We believe including compliance metrics in our annual short-term incentive plan helps align our associates’ financial interests with the goals of our corporate compliance program.

Recoupment is another component of the Compensation Committee’s strategy to support compliance across the enterprise. Recognizing the role every associate plays in our compliance efforts, every incentive award granted to each of our associates, supervisors and executive officers, including stock option awards, restricted stock unit awards, performance stock unit awards, market stock unit awards, long-term incentive cash bonus awards and annual short-term cash bonus awards, is subject to recoupment. If it is ever determined by the Board or the Compensation Committee that actions or omissions by an associate, supervisor or executive officer have constituted: (a) wrongdoing that contributed to (i) any material misstatement in or omission from any report or statement filed by the Company with the SEC or (ii) a statement, certification, cost report, claim for payment, or other filing made under Medicare or Medicaid that was false, fraudulent, or for an item or service not provided as claimed; (b) intentional or gross misconduct; (c) a breach of a fiduciary duty to the Company or a subsidiary; (d) fraud; or (e) non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material detriment of the Company, then the Board or the Compensation Committee will, to the extent permitted by applicable law, cause the cancellation of outstanding awards and seek reimbursement of amounts realized from awards that vested and/or were paid during and after the first fiscal year in which the misconduct occurred. The recoupment provisions will be reviewed for any changes necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The Compensation Committee does not believe it is possible to anticipate all possible scenarios in which recoupment might be appropriate and has retained discretion to evaluate each situation based on its individual facts. For example, there may be a case in which a supervisor’s failure to properly supervise an associate who commits fraud could be an omission serious enough to trigger the forfeiture provision for the supervisor as well as the associate. However, there could also be situations in which an associate’s actions will warrant forfeiture but the associate’s supervisor was neither negligent nor complicit with respect to those

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actions. The Compensation Committee believes each situation should be examined on its individual facts in connection with determining when recoupment will be appropriate. The forfeiture provisions are designed to recognize that no two situations will be alike and to provide the Compensation Committee with the discretion necessary to invoke recoupment in a manner that is fair to both WellCare and its associates.
Trading Controls

Under our policy on insider information and insider trading, members of the Board and executive officers are required to obtain the permission of our General Counsel prior to entering into transactions in our securities. Our executive officers are permitted to buy or sell our securities only during announced trading periods as provided under the policy. In addition, our policy prohibits trading in call or put options or other derivatives involving our securities, engaging in short sales of our securities, holding our securities in a margin account, and pledging our securities to secure margin or other loans.

Equity Award Process

We maintain an equity award process to ensure that the authorization, granting and pricing of all equity awards are processed, recorded, disclosed and accounted for in full compliance with all applicable laws and regulations. Equity awards issued to existing executive officers and associates are granted on the date of approval. Equity awards issued to newly-hired executive officers are granted on the later of the date of approval or the individual’s first date of employment. The exercise price for all stock option awards is the officially-quoted closing selling price of our common stock on the NYSE on the date of grant (or the officially-quoted closing selling price of our common stock on the next trading day if the NYSE is closed on the date of grant).

Our equity awards are generally determined and granted in the first quarter of each year following the conclusion by management and the Compensation Committee of the annual performance evaluation process for our associates. In addition, and from time to time, additional equity awards may be granted in connection with new hires or to recognize associates for superior performance.

Accounting For Stock-Based Compensation

We account for stock-based payments, including stock options, performance stock unit awards, restricted stock awards, restricted stock unit awards and market stock unit awards, in accordance with FASB ASC Topic 718. The Compensation Committee takes into consideration the accounting treatment under FASB ASC Topic 718 of alternative award proposals when determining the form and amount of equity compensation awards.

Tax Deductibility

Section 162(m) of the Code limits deductibility to any publicly-held corporation of certain compensation for a “covered employee,” consisting of our Chief Executive Officer and the three most highly paid executive officers who are employed on the last day of our fiscal year (other than the Chief Financial Officer), as required to be disclosed in our filings with the SEC, in excess of $1 million per year. If certain conditions are met, performance-based compensation may be excluded from this limitation. During 2012, approximately $2,102,131 and $628,278 of compensation paid to Mr. Cunningham and Mr. Cooper, respectively, was non-deductible under Section 162(m).

The Patient Protection and Affordable Care Act of 2010, however, amended Section 162(m) to limit the deduction to certain health care providers, including the Company, of compensation paid to any director, officer, associate or other service provider in excess of $500,000 per year with no exceptions for performance-based compensation. The $500,000 limitation is effective for compensation paid in tax years beginning in 2013 with respect to services performed starting in 2010. Consequently, beginning in 2013, any compensation in excess of $500,000 that we pay to any director, officer, associate or other service provider, including any named executive officer, will not be deductible by the Company for income tax purposes. The Compensation Committee has discretion to authorize compensation that does not qualify for income tax deductibility.
Risk Considerations

The Compensation Committee reviews the risks and rewards associated with our compensation programs for all of our associates and designs programs with features that are designed to mitigate risk without diminishing the incentive nature of the compensation. We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the short and long term. Management and the Compensation Committee regularly evaluate the risks involved with our compensation programs and do not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

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The table below summarizes the risk mitigation factors applicable to each element of the Company’s compensation program.
Element of Compensation	Specific Risk Mitigation Factors

Base Salary	• Base salary does not encourage risk-taking as it is a fixed amount. • Base salaries are competitive and based on market data.

Short-Term Incentive Compensation
•    Short-term incentive awards use multiple performance factors that encourage executives to focus on health care quality, regulatory compliance and service excellence equally with financial measures, thus diversifying the risk associated with any single goal. In addition, short-term goals are balanced by long-term goals.
•    Annual incentive opportunities are limited to a maximum by formula.
•    Annual incentive awards are subject to misconduct-based recoupment provisions.

Long-Term Incentive Compensation
•    Long-term incentive awards use multiple performance factors that encourage executives to focus on health care quality equally with financial measures, thus diversifying the risk associated with any single goal. In addition, long-term goals are balanced by short-term goals.
•    Long-term incentive opportunities are limited to a maximum by formula.
•    A significant portion of incentive award value is delivered in the form of equity awards that vest over multiple years, which aligns the interests of our executives to the interests of our stockholders, members, government customers and business partners.
•    Executive officers are subject to substantial stock ownership requirements to further align their interests and actions with the interests of our stockholders.
•    Long-term incentive awards are subject to misconduct-based recoupment provisions.
•    Executive officers are required to obtain permission from our General Counsel before buying or selling any stock, even during an open trading window.
•    Executive officers are prohibited from trading in call or put options and other derivatives involving our securities, engaging in short sales of our securities, holding our securities in a margin account or pledging our securities to secure margin or other loans.

Compensation Committee Report
The Compensation Committee, comprised solely of independent directors, has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.
The Compensation Committee,
David J. Gallitano, Chairperson
Carol J. Burt
Kevin F. Hickey
Paul E. Weaver

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Summary Compensation Table
The following table and footnotes summarize, in accordance with the reporting requirements of the SEC, compensation of the following executive officers for 2012, 2011 and 2010 (collectively, the “named executive officers”): Alec Cunningham, the individual who served as our principal executive officer during 2012; Thomas L. Tran, the individual who served as our principal financial officer during 2012; and Walter W. Cooper, Daniel R. Paquin and Christina C. Cooper, our three other most highly compensated executive officers who were serving as executive officers at the end of 2012.

Name and Principal Position	Year	Salary(3) ($)	Bonus(4) ($)	Stock Awards(5) ($)	Option Awards(6) ($)	Non-Equity Incentive Plan Compensation(7) ($)	All Other Compensation(8) ($)	Total ($)

Alec Cunningham Chief Executive Officer	2012	969,231	—	3,000,085	—	1,525,625	10,232	5,505,173
	2011	776,923	94,500	2,400,000	—	1,210,000	7,191	4,488,614
	2010	644,423	94,500	974,996	478,796	1,015,625	58,148	3,266,488

Thomas L. Tran Senior Vice President and Chief Financial Officer	2012	500,000	—	750,019	—	594,219	11,120	1,855,358
	2011	496,154	79,765	750,023	—	605,000	7,776	1,938,718
	2010	475,000	79,765	356,230	174,949	546,250	39,206	1,671,400

Walter W. Cooper Chief Administrative Officer	2012	456,923	—	690,025	—	428,625	9,778	1,585,351
	2011	440,000	84,630	660,023	—	399,300	8,361	1,592,314
	2010	380,769	84,630	285,008	139,953	351,362	7,597	1,249,319

Daniel R. Paquin President, National Health Plans(1)	2012	343,269	—	850,023	—	304,534	82,823	1,580,649

Christina C. Cooper President, Florida and Hawaii Division(2)	2012	380,769	—	545,985	—	294,613	3,389	1,224,756
	2011	326,923	35,675	428,999	—	239,580	4,198	1,035,375
_____________________

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(1)	Compensation for Mr. Paquin is provided only for 2012 because he was not a named executive officer prior to 2012. Mr. Paquin began his service as an executive officer on February 27, 2012.
(2)	Compensation for Ms. Cooper is provided only for 2012 and 2011 because she was not a named executive officer prior to 2011. Ms. Cooper resigned her position with us effective March 29, 2013.
(3)
Amounts represent total salary earned by the named executive officers and includes amounts contributed by the named executive officers to our 401(k) retirement savings plan during each respective fiscal year.

(4)
Amounts represent bonuses paid to Messrs. Cunningham, Tran and Cooper and Ms. Cooper in 2011 and 2010, as applicable, pursuant to awards granted in March 2009 under the Company’s 2009 Long-Term Cash Bonus Plan. As provided under the 2009 Long-Term Cash Bonus Plan, 50% of the award was paid in September 2010 and 50% was paid in September 2011.

(5)
Amounts represent the full grant date fair value of restricted stock unit and market stock unit awards granted to our named executive officers during each respective fiscal year. Restricted stock unit award and market stock unit award amounts represent the full grant date fair value of such awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives, if any. For a discussion of valuation assumptions and methodologies, see Notes 2 and 14 to our 2012 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012. Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic 718 relating to the establishment of an accounting grant date, there is no accounting grant date for the performance stock unit awards until the Compensation Committee makes its performance measure determination at the end of the relevant performance period. The amounts attributed to the performance stock unit awards are based on the closing price of our common stock on the NYSE on the date of grant and upon target level of performance, which was the probable outcome of the performance conditions as of the date of grant. The amounts of performance stock unit awards granted in 2012 for Messrs. Cunningham, Tran, Cooper, and Ms. Cooper are based on the $63.24 per share closing price of our common stock on the NYSE on February 13, 2012, and the $68.87 closing price of our common stock on the NYSE on February 27, 2012 for Mr. Paquin. The amounts of performance stock unit awards granted in 2011 are based on the $39.77 per share closing price of our common stock on the NYSE on March 24, 2011. The amounts of performance stock unit awards granted in 2010 are based on the $29.80 per share closing price of our common stock on the NYSE on March 31, 2010. If the maximum level of performance under the performance stock unit awards is achieved and the Compensation Committee does not modify the awards, the total amount of stock awards for each year for each named executive officer is as follows:

	2012	2011	2010
Name	($)	($)	($)

Alec Cunningham	3,750,111	3,299,995	1,218,745
Thomas L. Tran	937,526	1,031,277	445,288
Walter W. Cooper	862,544	907,532	356,260
Daniel R. Paquin	1,062,556	—	—
Christina C. Cooper	682,521	589,869	—

(6)
Amounts represent the full grant date fair value of option awards granted to our named executive officers during 2010 calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives, if any. For a discussion of valuation assumptions and methodologies, see Notes 2 and 14 to our 2012 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.

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(7)	Amounts for 2012 represent bonuses earned by the named executive officers under the Company's Annual Cash Bonus Plan and Long Term Incentive Cash Bonus Plan as follows:

Name	Annual Cash Bonus Plan Payout (a) ($)	Long-Term Incentive Cash Bonus Plan Payout (b) ($)	Total ($)

Alec Cunningham	1,062,500	463,125	1,525,625
Thomas L. Tran	425,000	169,219	594,219
Walter W. Cooper	293,250	135,375	428,625
Daniel R. Paquin	304,534	—	304,534
Christina C. Cooper	198,900	95,713	294,613
_______________________

(a)
Represents annual incentive cash award payouts granted under our Annual Cash Bonus Plan based on the achievement of performance goals for 2012. For a discussion of the 2012 performance goals and award payment determinations for each named executive officer under the Annual Cash Bonus Plan, see “Compensation Discussion and Analysis - 2012 Annual Incentive Awards” above.

(b)
Represents the payout of long-term incentive cash bonus awards granted in 2010 that vested in March 2013 based on the achievement of performance goals for the three-year performance period ending December 31, 2012. Mr. Paquin joined us in 2012 and therefore did not receive a long-term incentive cash bonus award in 2010. For a discussion of the performance goals and award payment determinations for each named executive officer under the Long Term Incentive Cash Bonus Plan, see “Compensation Discussion and Analysis - 2010 Long-Term Incentive Award Payouts” above.

Amounts for 2011 and 2010 represent bonuses earned by the named executive officer under our Annual Cash Bonus Plan and were subject to the achievement of performance goals.

(8)	The following table shows the components of “All Other Compensation” for fiscal year 2012:

Name	Supplemental Disability(a)	401(k)Match(b)	Relocation Expenses (c)	Tax Gross-Ups (d)	Total All Other Compensation
	($)	($)	($)	($)	($)

Alec Cunningham	2,732	7,500	—	—	10,232
Thomas L. Tran	3,620	7,500	—	—	11,120
Walter W. Cooper	2,278	7,500	—	—	9,778
Daniel R. Paquin	1,835	7,500	68,976	4,512	82,823
Christina C. Cooper	156	3,233	—	—	3,389
______________________

(a)
Represents premiums paid by the Company for supplemental long-term disability coverage. A summary of benefits programs our executive officers participate in is described under “Compensation Discussion and Analysis - Benefits” above.

(b)
Represents Company matching of 401(k) retirement savings plan contributions. Company matching contributions are described in more detail under “Compensation Discussion and Analysis - Retirement Savings Plan” above.

(c)
Represents amounts paid by the Company or reimbursed to Mr. Paquin in connection with his relocation to Tampa, Florida upon his hire. The Company relocation assistance program is described in more detail under “Compensation Discussion and Analysis - Relocation Assistance Program” above.

(d)
Represents the payment to cover income taxes attributed to the relocation payments described in footnote (c) above. As described under “Compensation Discussion and Analysis - Relocation Assistance Program” above, in order to make an executive whole in connection with a relocation, we reimburse the executive for income taxes attributed to certain relocation expenses under the Company's relocation assistance program.

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Grants of Plan-Based Awards
The following table sets forth information regarding each grant of a plan-based award made to a named executive officer during fiscal year 2012.

Name	Grant Date (1)	Approval Date	Grant Type*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Alec Cunningham	2/13/12	2/13/12	STI Cash(2)	625,000	1,250,000	1,875,000	—	—	—	—	—
	2/13/12	2/13/12	RSUs(3)	—	—	—	—	—	—	11,860	750,026(6)
	2/13/12	2/13/12	PSUs(4)	—	—	—	11,860	23,719	35,579	—	1,499,990(7)
	2/13/12	2/13/12	MSUs(5)	—	—	—	4,987	9,973	14,960	—	750,069(6)

Thomas L. Tran	2/13/12	2/13/12	STI Cash(2)	250,000	500,000	750,000	—	—	—	—	—
	2/13/12	2/13/12	RSUs(3)	—	—	—	—	—	—	2,965	187,507(6)
	2/13/12	2/13/12	PSUs(4)	—	—	—	2,965	5,930	8,895	—	375,013(7)
	2/13/12	2/13/12	MSUs(5)	—	—	—	1,247	2,493	3,740	—	187,499(6)

Walter W. Cooper	2/13/12	2/13/12	STI Cash(2)	172,500	345,000	517,500	—	—	—	—	—
	2/13/12	2/13/12	RSUs(3)	—	—	—	—	—	—	2,728	172,519(6)
	2/13/12	2/13/12	PSUs(4)	—	—	—	2,728	5,455	8,183	—	344,974(7)
	2/13/12	2/13/12	MSUs(5)	—	—	—	1,147	2,294	3,441	—	172,532(6)

Daniel R. Paquin	2/27/12	2/6/12	STI Cash(2)	179,138	358,275	537,413	—	—	—	—	—
	2/27/12	2/6/12	RSUs(3)	—	—	—	—	—	—	3,086	212,533(6)
	2/27/12	2/6/12	PSUs(4)	—	—	—	3,086	6,171	9,257	—	424,997(8)
	2/27/12	2/6/12	MSUs(5)	—	—	—	1,254	2,507	3,761	—	212,493(6)

Christina C. Cooper(9)	2/13/12	2/13/12	STI Cash(2)	117,000	234,000	351,000	—	—	—	—	—
	2/13/12	2/13/12	RSUs(3)	—	—	—	—	—	—	2,158	136,472(6)
	2/13/12	2/13/12	PSUs(4)	—	—	—	2,159	4,317	6,476	—	273,007(7)
	2/13/12	2/13/12	MSUs(5)	—	—	—	908	1,815	2,723	—	136,506(6)
____________________________

*	RSU = restricted stock unit; PSU = performance stock unit; MSU = market stock unit.
(1)	Our equity award process is described in more detail under “Compensation Discussion and Analysis — Equity Award Process” above.
(2)
This is an annual incentive cash award granted under our Annual Cash Bonus Plan. The award was paid out on March 1, 2013. The amount of the award payment was subject to the achievement of performance goals for the fiscal year ended December 31, 2012. For a discussion of the 2012 performance goals and award payment determinations for each named executive officer, see “Compensation Discussion and Analysis – 2012 Annual Incentive Awards” above.

(3)
This is an award of restricted stock units granted under our 2004 Equity Incentive Plan. This award vests in approximately equal installments on March 1, 2013, March 1, 2014 and March 1, 2015. The award has no express performance criteria other than continued employment (with a limited exception that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control). For a discussion of the Company’s use of time-based awards, see “Compensation Discussion and Analysis – 2012 Long-Term Incentive Awards” above.

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(4)
This is an award of performance stock units granted under our 2004 Equity Plan. This award is scheduled to vest on March 1, 2015. The number of performance stock units that vest under the award, if any, is subject to the achievement of performance goals for the three-year period ending December 31, 2014 and consideration of other factors as described in “Compensation Discussion and Analysis – 2012 Long-Term Incentive Awards” above. Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason. In the event of a change in control of the Company, the target number of performance stock units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(5)
This is an award of market stock units granted under our 2004 Equity Plan. This award is scheduled to vest on March 1, 2015. The number of units that vest, if any, is based upon the product of (i) the Company’s stock price multiplier, which is a calculated percentage change in the price of the Company’s common stock over a performance period and (ii) the target number of units granted. The stock price multiplier is the quotient of the average closing price of the Company’s common stock for the last 30 trading days of the calendar year immediately preceding the calendar year in which the vesting date occurs (or in the event of a change in control, the price per share paid in the change in control transaction) divided by the average closing price of the Company’s common stock for the last 30 trading days of the calendar year immediately preceding the calendar year in which the grant date occurs; provided that no units will vest if the stock price multiplier is less than 50%. Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason. In the event of a change in control of the Company, the number of MSUs based on the formula described above will vest on the earlier of the original vesting date or upon termination of employment if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in either case if within two years following the change in control.

(6)
This amount represents the full grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amount reflects the accounting expense that we will recognize over the vesting term for the award and does not correspond to the actual value that will be realized by the executive, if any. For a discussion of valuation assumptions and methodologies, see Notes 2 and 14 to our 2012 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.

(7)
This amount represents the fair value of the award as of February 13, 2012 (the service inception date under FASB ASC Topic 718) and is based on the $63.24 per share closing price of our common stock on the NYSE on February 13, 2012, and upon target level of performance which was the probable outcome of the performance conditions as of February 13, 2012. Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic 718 relating to the establishment of an accounting grant date, there is no accounting grant date for the performance stock units until the Compensation Committee makes its performance measure determination at the end of the performance period.

(8)
This amount represents the fair value of the award as of February 27, 2012 (the service inception date under FASB ASC Topic 718) and is based on the $68.87 per share closing price of our common stock on the NYSE on February 27, 2012, and upon target level of performance which was the probable outcome of the performance conditions as of February 27, 2012. Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic 718 relating to the establishment of an accounting grant date, there is no accounting grant date for the performance stock units until the Compensation Committee makes its performance measure determination at the end of the performance period.

(9)	Ms. Cooper resigned from the Company effective March 29, 2013. As a result, any unvested equity awards held by her terminated as of that date.
Employment Agreements with Named Executive Officers
We currently do not have employment agreements with our named executive officers. As described below, we previously entered into an employment agreement with Mr. Tran, but it was terminated in 2011. Below is a description of the material terms of Mr. Tran’s employment agreement that relate to compensation disclosed in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table above.
We entered into an employment agreement with Mr. Tran dated July 21, 2008, which was voluntarily terminated on November 18, 2011 in connection with the adoption of the executive severance plan described under “Compensation Discussion and Analysis – Executive Severance Plan” above. The employment agreement provided that Mr. Tran would serve as our Senior Vice President and Chief Financial Officer and receive an annual base salary of not less than $475,000, with an annual short-term incentive target of 100% of base salary and an annual long-term incentive target of 150% of base salary. Pursuant to an amendment to the employment agreement in December 2009, we paid Mr. Tran $2,500 per month during 2010 as an allowance for personal travel expenses.

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding unexercised option and stock awards that have not vested for the named executive officers outstanding as of December 31, 2012. All vesting is based upon the continued service of the executive and, in the case of performance stock units and market stock units, vesting is also contingent upon performance metrics being achieved.

	Option Awards					Stock Awards
Name	Award Type*	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested(1) ($)

Alec Cunningham	Option	47,000	—	30.00	1/11/2015	—	—	—	—
	Option	30,660	—	29.80	3/31/2017	—	—	—	—
	RSU	—	—	—	—	2,438(2)	118,706	—	—
	RSU	—	—	—	—	3,768(3)	183,464	—	—
	RSU	—	—	—	—	7,544(4)	367,317	—	—
	RSU	—	—	—	—	11,860(5)	577,463	—	—
	PSU	—	—	—	—	—	—	16,359(6)	796,520
	PSU	—	—	—	—	—	—	45,260(7)	2,203,709
	PSU	—	—	—	—	—	—	23,719(8)	1,154,878
	MSU	—	—	—	—	—	—	9,973(9)	485,585

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	Option Awards					Stock Awards
Name	Award Type*	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested(1) ($)

Thomas L. Tran	Option	50,000	—	29.23	7/21/2015	—	—	—	—
	Option	11,203	—	29.80	3/31/2017	—	—	—	—
	RSU	—	—	—	—	2,058(2)	100,204	—	—
	RSU	—	—	—	—	2,358(4)	114,811	—	—
	RSU	—	—	—	—	2,965(10)	144,366	—	—
	PSU	—	—	—	—	—	—	5,977(6)	291,020
	PSU	—	—	—	—	—	—	14,144(7)	688,671
	PSU	—	—	—	—	—	—	5,930(8)	288,732
	MSU	—	—	—	—	—	—	2,493(9)	121,384

Walter W. Cooper	Option	4,481	—	29.80	3/31/2017	—	—	—	—
	RSU	—	—	—	—	2,184(2)	106,339	—	—
	RSU	—	—	—	—	5,213(3)	253,821	—	—
	RSU	—	—	—	—	2,075(4)	101,032	—	—
	RSU	—	—	—	—	2,728(11)	132,826	—	—
	PSU	—	—	—	—	—	—	4,782(6)	232,836
	PSU	—	—	—	—	—	—	12,447(7)	606,044
	PSU	—	—	—	—	—	—	5,455(8)	265,604
	MSU	—	—	—	—	—	—	2,294(9)	111,695

Daniel R. Paquin	RSU	—	—	—	—	3,086(12)	150,257	—	—
	PSU	—	—	—	—	—	—	6,171(8)	300,466
	MSU	—	—	—	—	—	—	2,507(9)	122,066

Christina C. Cooper(13)	Option	6,336	—	29.80	3/31/2017	—	—	—	—
	RSU	—	—	—	—	921(2)	44,843	—	—
	RSU	—	—	—	—	798(3)	38,855	—	—
	RSU	—	—	—	—	1,349(4)	65,683	—	—
	RSU	—	—	—	—	2,158(14)	105,073	—	—
	PSU	—	—	—	—	—	—	3,381(6)	164,621
	PSU	—	—	—	—	—	—	8,090(7)	393,902
	PSU	—	—	—	—	—	—	4,317(8)	210,195
	MSU	—	—	—	—	—	—	1,815(9)	88,372

*	RSU = restricted stock units; PSU = performance stock units; MSU = market stock units.

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(1)	Value based on $48.69 per share which was the closing price of our common stock on the NYSE on December 31, 2012.
(2)	These restricted stock units vested on March 13, 2013.
(3)
These restricted stock units are scheduled to vest on September 15, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(4)
These restricted stock units are scheduled to vest on September 1, 2013; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within one year following the change in control.

(5)
Of this amount, 3,953 restricted stock units vested on March 1, 2013; 3,953 restricted stock units are scheduled to vest on March 1, 2014; and 3,954 restricted stock units are scheduled to vest on March 1, 2015; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(6)
This award vested on March 1, 2013. The amount shown reflects the target payout of the performance stock units based on the Compensation Committee’s assessment of performance through December 31, 2012. For a discussion of the goals, award payment determination and actual number of performance stock units that vested, see “Compensation Discussion and Analysis – 2010 Long-Term Incentive Award Payouts” above.

(7)
This award is scheduled to vest on March 1, 2014. The amount shown reflects the target payout of the performance stock units based on the Compensation Committee’s assessment of performance through December 31, 2012. The number of performance stock units that actually vest under the award, if any, is subject to the achievement of performance goals for the three-year period ending December 31, 2013; provided that the target number of performance stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(8)
This award is scheduled to vest on March 1, 2015. The amount shown reflects the target payout of the performance stock units based on the Compensation Committee’s assessment of performance through December 31, 2012. The number of performance stock units that actually vest under the award, if any, is subject to the achievement of performance goals for the three-year period ending December 31, 2014; provided that the target number of performance stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(9)
This award is scheduled to vest on March 1, 2015. The amount shown reflects the target payout of the market stock units. The number of market stock units that actually vest under the award, if any, will be based upon the product of (i) the Company’s stock price multiplier, which is a calculated percentage change in the price of the Company’s common stock over the three-year performance period ending December 31, 2014 and (ii) the target number of units granted. The stock price multiplier is the quotient of the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2014 (or in the event of a change in control, the price per share paid in the change in control transaction) divided by the average closing price of the Company’s common stock for the last 30 trading days of the calendar year 2012; provided that no units will vest if the stock price multiplier is less than 50%. In the event of a change in control of the Company, the number of MSUs based on the formula described above will vest on the earlier of the original vesting date or upon termination of employment if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case if within two years following the change in control.

(10)
Of this amount, 988 restricted stock units vested on March 1, 2013; 988 restricted stock units are scheduled to vest on March 1, 2014; and 989 restricted stock units are scheduled to vest on March 1, 2015; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(11)
Of this amount, 909 restricted stock units vested on March 1, 2013; 909 restricted stock units are scheduled to vest on March 1, 2014; and 910 restricted stock units are scheduled to vest on March 1, 2015; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

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(12)
Of this amount, 1,028 restricted stock units vested on March 1, 2013; 1,029 restricted stock units are scheduled to vest on March 1, 2014; and 1,029 restricted stock units are scheduled to vest on March 1, 2015; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(13)	Ms. Cooper resigned from the Company effective March 29, 2013. As a result, any unvested equity awards held by her terminated as of that date.
(14)
Of this amount, 719 restricted stock units vested on March 1, 2013; 719 restricted stock units are scheduled to vest on March 1, 2014; and 720 restricted stock units are scheduled to vest on March 1, 2015; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

Option Exercises and Stock Vested
The table below sets forth the number of stock options exercised and the value realized upon exercise of stock options during 2012, and the number of shares of restricted stock and/or restricted stock units that vested during 2012 and the value realized upon vesting of such shares, for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)

Alec Cunningham	13,600(1)	430,032	22,820	1,354,720
Thomas L. Tran	—	—	19,904	1,282,155
Walter W. Cooper	4,481	111,467	12,672	769,777
Daniel R. Paquin	—	—	—	—
Christina C. Cooper(5)	—	—	4,874	294,059
____________________________

(1)
These shares were acquired by Mr. Cunningham in March 2012 through an exercise of a stock option granted to him in 2005 that was to expire in July 2012. Mr. Cunningham retained the acquired shares net of shares forfeited to satisfy exercise cost and tax withholding obligations.

(2)
Represents the value realized upon the exercise of stock options calculated by multiplying the number of shares purchased upon exercise of the stock option by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option.

(3)
Represents the gross number of shares acquired upon vesting of shares of restricted stock and/or restricted stock units without taking into account any shares that may have been withheld to satisfy applicable tax obligations. Mr. Cunningham has deferred the receipt of 7,543 of the shares underlying his restricted stock units that vested (with a value of $434,552 on the date of vesting) to the earliest to occur of July 1, 2015, the date of his termination of employment with us or a change in control of the Company. Mr. Tran has deferred the receipt of 2,357 of the shares underlying his restricted stock units that vested (with a value of $135,787 on the date of vesting) to the earliest to occur of March 31, 2022, the date of his termination of employment with us or a change in control of the Company. The vested and unpaid deferred restricted stock units are reported in the “Nonqualified Deferred Compensation” table below.

(4)
Represents the value of vested shares of restricted stock and/or restricted stock units calculated by multiplying the gross number of vested shares of restricted stock and/or restricted stock units by the closing price of our common stock on the NYSE on the vesting date or if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

(5)	Ms. Cooper resigned from the Company effective March 29, 2013.
Pension Benefits
We did not maintain a pension plan during fiscal year 2012.

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Nonqualified Deferred Compensation
Messrs. Cunningham and Tran have elected to defer receipt of shares underlying certain restricted stock unit awards. These deferred restricted stock units are considered to be a form of nonqualified deferred compensation under SEC rules, and information regarding the deferred restricted stock units is provided in the following table.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)

Alec Cunningham	434,552	—	(67,283)	—	367,269
Thomas L. Tran	135,787	—	(21,025)	—	114,762
____________________________

(1)
Messrs. Cunningham and Tran have elected to receive payment of certain restricted stock unit awards on a deferred basis. These amounts are reported in the under “Stock Awards” in the “Options Exercised and Stock Vested” table above. In the “Summary Compensation Table”, the grant date fair value of these awards were $299,985 and $93,738, included under “Stock Awards” for 2011 for Messrs. Cunningham and Tran, respectively. Mr. Cunningham has deferred the receipt of 7,543 of the shares underlying his restricted stock units that vested to the earliest to occur of July 1, 2015, the date of his termination of employment with us or a change in control of the Company. Mr. Tran has deferred the receipt of 2,357 of the shares underlying his restricted stock units that vested to the earliest to occur of March 31, 2022, the date of his termination of employment with us or a change in control of the Company. The value of vested restricted stock units is calculated by multiplying the gross number of vested restricted stock units by $57.61, which was the closing price of our common stock on the NYSE on September 4, 2012 (the first trading day following the vesting date).

(2)	Represents the aggregate losses on the shares of the common stock underlying the deferred restricted stock units during the year ended December 31, 2012.
(3)
Represents the value of the shares of our common stock underlying the deferred restricted stock units on December 31, 2012, based on $48.69 per share, which was the closing price of our common stock on the NYSE on December 31, 2012.

Potential Payments to Named Executive Officers upon Termination or Change in Control
The table below summarizes the potential payments and benefits to which Messrs. Cunningham, Tran, Cooper and Paquin and Ms. Cooper would be entitled upon termination of employment. The amounts shown in the table assume that the hypothetical termination date was December 31, 2012. Amounts are calculated based on the benefits available to the executive under the executive severance plan, which is described below. The table also includes the value of incentive awards which immediately vest in certain circumstances, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table above. The amounts in the table do not take into account incentive awards granted, and contractual obligations entered into, after December 31, 2012. The actual amounts to be paid out can only be determined at the time the event actually occurs.
Definitions

For the purpose of the following analysis, the following terms generally have the following meanings:

•
A “change in control” generally occurs upon: (i) certain persons acquiring more than 50% of our outstanding voting shares or more than 50% of the fair market value of such shares; (ii) a majority of our incumbent directors being replaced under certain circumstances; (iii) the consummation of a merger, consolidation or other business combination in which more than 50% of the outstanding common stock of the Company is no longer held by the stockholders of the Company prior to such transaction; or (iv) a sale of all or substantially all of the assets of the Company.

•
A “termination for good reason” generally means that the executive terminated employment as the result of: (i) a material diminution in authority, duties or responsibilities; (ii) any material diminution of the executive’s base salary, short-term incentive opportunity or long-term incentive opportunity; or (iii) a change in the executive’s office location by more than 50 miles from the executive’s current employment location.

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•
A “termination for cause” generally means that we terminate the executive’s employment as the result of: (i) any willful act or omission by the executive that constitutes a breach of any agreement to which the Company is a party or the executive’s non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material determent of the Company; (ii) the executive’s commission of a crime that constitutes a felony involving fraud, conversion, misappropriation or embezzlement under any federal or state law; or (iii) the executive’s bad faith or willful acts or omissions in the performance of the executive’s duties, to the material detriment of the Company; in each case, subject to notice and the executive’s right to a reasonable opportunity to cure.

Executive Severance Plan

Under our executive severance plan, our executive officers, including our named executive officers, are entitled to severance benefits following termination of employment by the Company for reasons other than for cause, death or disability, or following resignation by the executive for good reason. The amount of the severance payment is determined as a multiple of the executive’s base salary and a bonus amount as set forth in the following table. The bonus amount is calculated as the average of the actual short-term incentive bonuses, if any, paid to the executive with respect to the two most recently completed annual short-term incentive bonus cycles; provided that if the first annual short-term incentive bonus included in the calculation is pro-rated to reflect the portion of the performance period in which the executive was employed by the Company, then an annualized amount will be used for the calculation. If the executive has not been employed for a period of time in which he or she participated in two completed annual short-term incentive bonus cycles, the executive’s short-term incentive target for the year in which the termination occurs will be used.

Benefit Multiple
Position	Standard	Change in Control

Chief Executive Officer	1.5x	2.5x
Chief Financial Officer, Chief Administrative Officer, General Counsel and President, National Health Plans	1.0x	2.0x
Other Executive Officers and Division Presidents	1.0x	1.5x
In addition, executives are entitled to the payout of accrued but unused paid time off and reimbursement of the portion of the executive’s COBRA premium that exceeds the amount of premium paid by active associates for the same coverage for 18 months in the case of the Chief Executive Officer and 12 months for other executives; provided that if the termination of employment is in connection with a change of control, continuation of health benefits is for 18 months for all executive officers.

	Termination for Good Reason or without Cause ($)	Termination within 24 months following a Change in Control for Good Reason or without Cause ($)	Termination within 6 months prior to a Change in Control if without Cause and in Contemplation or in Anticipation of a Change in Control ($)	Change in Control or termination for any reason ($)

Alec Cunningham
Separation Payment- Base(1)	1,500,000	2,500,000	2,500,000	—
Separation Payment- Bonus(1)	1,704,375	2,840,625	2,840,625	—
Accrued PTO(2)	19,231	19,231	19,231	—
Insurance Benefits(3)	17,142	17,142	17,142	—
RSUs(4)	—	1,246,950	—	—
PSUs(4)	—	4,155,107	—	—
MSUs(4)	—	433,341	—	—
LTI Cash(5)	—	487,500	—	—
Deferred Compensation(6)	367,269	367,269	367,269	367,269
Total(7)	3,608,017	12,067,165	5,744,267	367,269

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	Termination for Good Reason or without Cause ($)	Termination within 24 months following a Change in Control for Good Reason or without Cause ($)	Termination within 6 months prior to a Change in Control if without Cause and in Contemplation or in Anticipation of a Change in Control ($)	Change in Control or termination for any reason ($)
Thomas L. Tran
Separation Payment- Base(1)	500,000	1,000,000	1,000,000	—
Separation Payment- Bonus(1)	515,000	1,030,000	1,030,000	—
Accrued PTO(2)	9,615	9,615	9,615	—
Insurance Benefits(3)	11,423	17,134	17,134	—
RSUs(4)	—	359,381	—	—
PSUs(4)	—	1,268,423	—	—
MSUs(4)	—	108,335	—	—
LTI Cash(5)	—	178,125	—	—
Deferred Compensation (6)	114,762	114,762	114,762	114,762
Total(7)	1,150,800	4,085,775	2,171,511	114,762

Walter W. Cooper
Separation Payment- Base(1)	460,000	920,000	920,000	—
Separation Payment- Bonus(1)	346,275	692,550	692,550	—
Accrued PTO(2)	8,846	8,846	8,846	—
Insurance Benefits(3)	11,128	17,142	17,142	—
RSUs(4)	—	594,018	—	—
PSUs(4)	—	1,104,483	—	—
MSUs(4)	—	99,668	—	—
LTI Cash(5)	—	142,500	—	—
Total(7)	826,249	3,579,207	1,638,538	—

Daniel R. Paquin
Separation Payment- Base(1)	425,000	850,000	850,000	—
Separation Payment- Bonus(1)	425,000	850,000	850,000	—
Accrued PTO(2)	409	409	409	—
Insurance Benefits(3)	11,128	17,142	17,142	—
RSUs(4)	—	150,257	—	—
PSUs(4)	—	300,466	—	—
MSUs(4)	—	108,920	—	—
Total(7)	861,537	2,277,194	1,717,551	—

Christina C. Cooper(8)	—	—	—	—

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(1)
Separation payments are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The base salary portion of the separation amount is payable in installments in accordance with the Company’s normal payroll schedule over 12 months following the date the waiver and release of claims becomes effective and the bonus portion of the separation amount is payable on the first anniversary of the executive’s termination date; however, in the case of Messrs. Cunningham, Tran, Cooper and Paquin, if termination is in connection with a change in control, then the entire separation amount is payable following the date the waiver and release of claims becomes effective.

(2)	Accrued paid time off is payable within 10 days of the executive’s termination of employment.
(3)
Insurance benefits are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. Following the date the waiver and release becomes effective, insurance benefits are payable over 18 months in the case of Mr. Cunningham, and 12 months for other executives; provided that if the termination of employment is in connection with a change of control, insurance benefits are payable over 18 months for the other executives.

(4)
Amount is calculated as the number of units that immediately vest upon termination of employment multiplied by $48.69, which was the closing price of our common stock on the NYSE on December 31, 2012. See the “Outstanding Equity Awards at Fiscal Year-End” table above for a listing of unvested restricted stock units, performance stock units and market stock units at December 31, 2012. As discussed in the “Outstanding Equity Awards at Fiscal Year-End” table above, all outstanding restricted stock units will immediately vest; the target number of performance stock units will immediately vest; and the number of market stock units that immediately vest is calculated by multiplying the target number of market stock units by the quotient of $48.69 (representing the price paid in the assumed hypothetical change in control transaction) divided by $54.56 (representing the average closing price of the Company’s common stock for the last 30 trading days of the calendar year 2012).

(5)
This award vested on March 1, 2013. The amount shown reflects the target payout of the long-term incentive cash bonus award based on the Compensation Committee’s assessment of performance through December 31, 2012. For a discussion of the goals, award payment determination and actual amount paid, see “Compensation Discussion and Analysis – 2010 Long-Term Incentive Awards Payouts” above.

(6)
Amount is calculated as the number of deferred units delivered upon a change in control or termination of employment multiplied by $48.69, which was the closing price of our common stock on the NYSE on December 31, 2012. See “Nonqualified Deferred Compensation” table above.

(7)
If any payments or benefits payable to a named executive officer would be subject to the additional “golden parachute” excise tax under Section 4999 of the Code, the payments and/or benefits will be reduced to the extent necessary to prevent any portion of the payments or benefits from becoming nondeductible by the Company under Section 280G of the Code or subject to the excise tax imposed under Section 4999 of the Code, but only if, by reason of the reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.

(8)	Ms. Cooper resigned effective as of March 29, 2013. Accordingly, she is no longer eligible for any change of control or termination payments.

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Equity Compensation Plans
The following table provides information as of December 31, 2012, about common stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board of Directors and individuals who are not employees under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities to be issued as reflected in column (a)) (c)
Equity compensation plans approved by the Company’s stockholders(1)	1,331,730(2)	$9.24	6,517,628
Equity compensation plans not approved by the Company’s stockholders(3)	77,622	$17.14	—
Total	1,409,352	$9.76	6,517,628
____________________________

(1)
The 2004 Equity Plan was approved by our stockholders in June 2004 (prior to the Company’s initial public offering). The total number of shares of common stock subject to the granting of awards under our 2004 Equity Plan may be increased on January 1 of each year, commencing on January 1, 2005, and ending on January 1, 2013, in an amount equal to the lesser of 3% of the number of shares of common stock outstanding on each such date, 1,200,000 shares, or such lesser amount determined by our Board. The total number of shares of common stock subject to the granting of awards under our 2004 Equity Plan was increased by 1,182,840 shares effective January 1, 2006, 1,200,000 shares effective January 1, 2007, 1,200,000 shares effective January 1, 2008, 1,200,000 shares effective January 1, 2009 and 1,200,000 shares effective January 1, 2010. The Board waived the annual increase in the number of shares available for future issuance under our 2004 Equity Plan for 2011, 2012 and 2013. In addition to options, shares may be issued in restricted stock awards, restricted stock unit awards, performance awards and other stock-based awards under the 2004 Equity Plan.

(2)
This number includes 357,984 options, 263,707 restricted stock units, 619,624 performance stock units and 90,415 market stock units. The performance stock units and market stock units have been included at the maximum number of shares issuable pursuant to those stock units. Employees do not pay monetary consideration upon the exercise of these stock units. The stock units have been included in the table with a $0 exercise price. Excluding these $0 exercise price awards, the weighted average exercise price of outstanding options is $28.39.

(3)
Equity compensation plans not approved by our stockholders include the WellCare Holdings, LLC 2002 Employee Option Plan (the “2002 Plan”), an aggregate of four stock option agreements (the “Pre-IPO Non-Plan Grants”) entered into with individuals prior to our initial public offering and one stock option agreement (the “Inducement Non-Plan Grant”) entered into in April 2008. The 2002 Plan was adopted by our Board in September 2002 and is administered by our Compensation Committee. Under the 2002 Plan, certain associates were granted non-qualified stock options to purchase shares of our common stock at an exercise price per share equal to the fair market value of our stock on the date of grant as determined by our Board. Generally, option awards granted under the 2002 Plan vest as to 25% of the shares subject to the award on the first anniversary of the date of grant, and as to 2.083% upon the end of each full calendar month thereafter, and expire on the tenth anniversary of the date of grant. Subject to certain exemptions and conditions, if a grantee ceases to be an employee of ours for any reason other than death, all of the grantee’s options that were exercisable on the date of termination of employment will remain exercisable for 60 days after the date of such termination. In the case of death, all of the grantee’s options that were exercisable on the date of death will remain exercisable for a period of 180 days from such date. Options issued under the 2002 Plan may not be sold, pledged, assigned, transferred or otherwise disposed of other than pursuant to applicable laws of descent and distribution or for estate planning purposes if approved by the Board. The Board generally has the power and authority to amend or terminate the 2002 Plan at any time without approval from our stockholders; however, no amendment may, in any material respect, adversely impair the rights of any grantee without the grantee’s written consent. No option awards have been granted under the 2002 Plan since June 2004 and no options remain available for future issuance under this plan. The terms of the Pre-IPO Non-Plan Grants are materially similar to the terms of options granted under the 2002 Plan.

70

The total number of shares issuable upon exercise of the Pre-IPO Non-Plan Grants is 47,892, and the weighted-average exercise price of the Pre-IPO Non-Plan Grants is $5.68 per share. Four of the Pre-IPO Non-Plan Grants, exercisable for an aggregate of 14,235 shares of common stock, were issued to individuals other than our directors or executive officers. The vesting schedule of those three Pre-IPO Non-Plan Grants is as follows: (a) two options, exercisable for an aggregate of 13,828 shares, vested as to 25% after one year, and as to 2.083% upon the end of each full calendar month thereafter and (b) one option, exercisable for an aggregate of 407 shares, vested as to 4.167% upon the end of each full calendar month following the grant date. In November 2004, our Board fully accelerated the vesting of one out of the two option grants subject to vesting at grant. The remaining Pre-IPO Non-Plan Grant was issued to one of our directors, Mr. Michalik. On December 31, 2003, Mr. Michalik was granted an option to purchase 40,657 shares at a per share exercise price of $6.47, of which 33,657 remain outstanding as of December 31, 2012. This option expires on December 31, 2013, vested as to 25% of the shares subject thereto on June 30, 2004, and vested as to 2.083% upon the end of each full calendar month thereafter. Mr. Michalik’s option became fully vested in June 2008. Thus, all four of the Pre-IPO Non-Plan Grants are fully vested as of December 31, 2012. The Inducement Non-Plan Grant was issued to Thomas F. O’Neil III, our former Vice Chairman. On April 1, 2008, Mr. O’Neil was granted an option to purchase 100,000 shares at a per share exercise price of $39.70, which was originally scheduled to vest in equal annual installments on each of the first through fourth anniversaries of the grant date of the award. In connection with the termination of Mr. O’Neil’s employment on December 31, 2009, we entered into a consulting agreement with him that provides that his outstanding equity awards will continue to vest through the end of the consulting term. Accordingly, 50,000 of the shares subject to the option were cancelled upon the termination of Mr. O’Neil’s employment on December 31, 2009, 25,000 of the shares subject to the option vested on December 31, 2009 and 25,000 of the shares subject to the option vested on April 1, 2010. 25,000 of the shares subject to the option remain outstanding as of December 31, 2012. Mr. O’Neil’s option will expire 90 days after termination of his services as a consultant to the Company.

71

Security Ownership of Certain Beneficial Owners and Management
Beneficial Ownership
Based on a review of filings with the SEC, the following represents each person known to us to be the beneficial owner of more than five percent of the Company’s common stock as of March 25, 2013:

	Ownership
Name and Address	Common Stock	Percent of Class (%)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,566,008(1)	10.51%

BlackRock, Inc., et al. 40 East 52nd Street New York, NY 10022	3,161,309(2)	7.28%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	2,426,822(3)	5.59%

The Vanguard Group, Inc., et al. 100 Vanguard Boulevard Malvern, PA 19355	2,380,102(4)	5.48%
__________________________

(1)
This disclosure is based upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 11, 2013. We have not attempted to verify independently any of the information contained in this Schedule 13G/A. As of December 31, 2012, Price Associates reported sole voting power as to 889,200 shares and sole dispositive power as to 4,566,008 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)
This disclosure is based upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) and other affiliated entities with the SEC on February 8, 2013. BlackRock and other affiliated entities reported sole voting and dispositive power as of December 31, 2012, as to 3,161,309 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(3)
This disclosure is based upon a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 14, 2013. As of December 31, 2012, Wellington reported shared voting power as to 1,310,602 shares and shared dispositive power as to 2,426,822 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(4)
This disclosure is based upon a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) and other affiliated entities with the SEC on February 11, 2013. As of December 31, 2012, Vanguard and other affiliated entities reported sole voting power as to 63,602 shares, sole dispositive power as to 2,318,400 shares and shared dispositive power as to 61,702 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

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The following table sets forth the beneficial ownership of our common stock as of March 25, 2013, by (a) each of the named executive officers in the Summary Compensation Table, (b) each director and nominee for director, and (c) all directors and executive officers as a group. For purposes of the following table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common stock that such person or group has the right to acquire within 60 days after March 25, 2013. For purposes of computing the percentage of outstanding common stock beneficially owned by each person named above, any shares that such person has the right to acquire within 60 days after March 25, 2013, are deemed outstanding but such shares are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Each person has sole voting and dispositive power with respect to all of the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.

Name	Common Stock	Percent of Class
Charles G. Berg	156,082(1)	*
Carol J. Burt	10,252(2)	*
Roel C. Campos	--(3)	*
David J. Gallitano	27,279(2)	*
D. Robert Graham	14,139(4)	*
Kevin F. Hickey	36,388(5)	*
Christian P. Michalik	62,467(6)	*
Glenn D. Steele, Jr., M.D.	14,122(4)	*
William L. Trubeck	13,162(4)	*
Paul E. Weaver	15,162(4)	*
Alec Cunningham	65,646(7)	*
Thomas L. Tran	104,523(8)	*
Walter W. Cooper	13,088	*
Christina C. Cooper	9,553	*
Daniel R. Paquin	746	*

All Directors and Executive Officers as a Group (17 persons)	545,172(9)	1.25%
___________________________

*	Less than one percent
(1)	Includes 130,000 shares underlying currently exercisable options and 2,247 restricted stock units scheduled to vest on May 22, 2013.
(2)	Includes 2,590 previously vested deferred stock units and 2,247 restricted stock units scheduled to vest on May 22, 2013.
(3)	Mr. Campos was appointed to the Board in January 2013.
(4)	Includes 2,247 restricted stock units scheduled to vest on May 22, 2013.
(5)	Includes 10,000 shares underlying currently exercisable options, 2,590 previously vested deferred stock units and 2,247 restricted stock units scheduled to vest on May 22, 2013.
(6)	Includes 27,657 shares underlying currently exercisable options and 2,247 restricted stock units scheduled to vest on May 22, 2013.
(7)	Includes 7,543 previously vested deferred stock units.
(8)	Includes 61,203 shares underlying currently exercisable options and 2,357 previously vested deferred stock units.
(9)	Includes 232,918 shares underlying currently exercisable options, 17,670 previously vested deferred stock units and 20,223 restricted stock units scheduled to vest on May 22, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms or written representations from reporting persons that all reportable transactions were reported, we believe that all of our executive officers, directors and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) during the 2012 fiscal year.

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Other Information

Stockholder Proposals
For our 2014 Annual Meeting of Stockholders, to be eligible for inclusion in our 2014 proxy statement under the SEC’s requirements, any stockholder proposals must be received no later than December 11, 2013. In addition, our bylaws provide that no business may be transacted at an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the date of the anniversary of the previous year’s annual meeting. Accordingly, any stockholder proposal and any stockholder nominations for the Board of Directors, that are not included in our 2014 proxy statement must be properly submitted to us not earlier than January 22, 2014 nor later than February 21, 2014 to be considered at the 2014 Annual Meeting of Stockholders. Please mail your proposals to the Company to the attention of Lisa Iglesias, Secretary, 8735 Henderson Road, Tampa, Florida 33634. Please be aware that merely submitting a proposal to us is not a guarantee that it will either be included in our 2014 proxy statement or considered at our 2014 Annual Meeting.
Committee Reports
The information contained in the Compensation Committee Report and the Audit and Finance Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.
Proxy Solicitation Costs
This proxy solicitation is sent on behalf of our Board, and all costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, our directors, executive officers and our associates by personal interview, telephone or telegram may solicit proxies. Such directors, executive officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. We have retained Georgeson, Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee of $9,500 plus fees for any retail stockholder outreach services and reimbursement for out-of-pocket expenses.
Multiple Stockholders Having the Same Address
We have adopted a process called “householding” for mailing proxy materials in order to reduce costs. Householding means that stockholders who share the same last name and address will receive only one copy of our 2012 Annual Report on Form 10-K and this proxy statement (collectively, the “proxy materials”) unless we receive contrary instructions. For those stockholders receiving our Notice of Internet Availability of Proxy Materials (“Availability Notice”), we will provide a separate Availability Notice for each stockholder. For those households receiving copies of our annual reports on Form 10-K and proxy statements, we will continue to mail a proxy card to each stockholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. If you hold your shares in street name, you should direct your request to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone number (800) 542-1061. If you are a registered holder, you should direct your request to WellCare Health Plans, Inc., C/O Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078, telephone number (781) 575-2879. You may also request copies of our proxy materials or notify us that you wish to receive a separate copy of these documents for each stockholder, or a single copy for each address, by writing to Investor Relations Department, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379, or by calling (813) 206-3916. The Company’s annual report on Form 10-K for the year ended December 31, 2012 and this proxy statement are also available at www.proxyvote.com.

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Requests for Additional Information
We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2012, as filed with the SEC. We will provide copies of any exhibit(s) to our Annual Report on Form 10-K upon request and upon payment of a reasonable fee not to exceed our costs in providing such copy. We will also provide to any person without charge, upon request, a copy of our Code of Conduct and Business Ethics, our Corporate Governance Guidelines and our Board Committee Charters. Any such requests should be made in writing to Investor Relations, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379. A copy of these documents and our other SEC filings are also available on our website at www.wellcare.com. We intend to disclose future amendments to, or waivers, if any, from the provisions of the Code of Conduct and Business Ethics made with respect to any of our directors and executive officers on our website.

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Appendix A

WELLCARE HEALTH PLANS, INC.
2013 INCENTIVE COMPENSATION PLAN

1.    Purpose. The purpose of this 2013 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist WellCare Health Plans, Inc., a Delaware corporation (the “Company”) and its Subsidiaries (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, and individual consultants, who provide services to the Company or its Subsidiaries by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.
2.    Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.
(a)    “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.
(b)    “Award Agreement” means any written or electronic agreement, contract, notification or other instrument or document evidencing any Award granted by the Committee hereunder.
(c)    “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.
(d)    “Board” means the Company’s Board of Directors.
(e)    “Cause”, with respect to any Participant, shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Subsidiary or, in the absence of any such agreement or any such definition in such agreement, the equivalent or same meaning set forth in any severance plan or agreement maintained by the Company or any Subsidiary applicable to the Participant, or in the absence of any such definition, the meaning set forth in the applicable Award Agreement, or in the absence of such definition, such term shall mean the occurrence of any one or more of the following events or conditions:
(i)    any willful act or willful omission, other than as a result of the Participant’s Disability, that constitutes a breach of any agreement to which the Company or any Subsidiary is a party, or any breach of any legal or contractual obligation to the Company or any Subsidiary, or the Participant’s non-compliance with the Company’s or any Subsidiary’s Code of Conduct, policies or procedures, in each case to the material detriment of the Company or any Subsidiary;
(ii)    bad faith by the Participant in the performance of his duties, consisting of willful acts or willful omissions, other than as a result of the Participant’s Disability, to the material detriment of the Company;
(iii)    the Participant’s repeated failure to follow the reasonable and lawful directions of the Board (or committee of the Board) or Chief Executive Officer, or the Participant’s immediate supervisor, which is not cured within fifteen (15) days after written notice to the Participant; or
(iv)    the Participant’s commission of a crime that constitutes a felony involving fraud, conversion, misappropriation, or embezzlement under the laws of the United States or any political subdivision thereof.
It shall be a condition precedent to a determination that Cause as defined in (i) or (ii) exists that (x) the Company or any Subsidiary shall have first given the Participant written notice stating with reasonable specificity the breach on which such termination is premised within ninety (90) days after the Company or any Subsidiary becomes aware of such breach, and (y) if such breach is susceptible of cure or remedy, such breach has not been cured or remedied within fifteen (15) days after the Participant’s receipt of such notice.

(f)    “Change in Control” means a Change in Control as defined in Section 9(b) of the Plan.
(g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.
(h)    “Committee” means the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee under this Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.
(i)    “Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.
(j)    “Continuous Service” means the uninterrupted provision of services to the Company or any Subsidiary in any capacity of Employee, Director or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Subsidiaries, or any successor entities, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.
(k)    “Covered Employee” means the person who, as of the end of the applicable taxable year, either is the principal executive officer of the Company or is serving as the acting principal executive officer of the Company, and each other person whose compensation is required to be disclosed in the Company’s filings with the Securities and Exchange Commission by reason of that person being among the three highest compensated officers (other than the chief financial officer) of the Company as of the end of a taxable year, or such other person as shall be considered a “covered employee” for purposes of Section 162(m) of the Code.
(l)    “Director” means a member of the Board or the board of directors of any Subsidiary.
(m)    “Disability” means the Participant is unable to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has rendered the Participant unable effectively to carry out his/her duties and obligations to the Company for a period of 90 consecutive days or for shorter periods aggregating to 120 days (whether or not consecutive) during any consecutive 12 months. Notwithstanding the foregoing, in the case of an Option that is intended to be an Incentive Stock Option, if and to the extent required in order for the Option to satisfy the requirements of Section 422 of the Code, the term “Disability” means disabled within the meaning of Section 22(e)(3) of the Code.
(n)     “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to ordinary dividends paid with respect to a specified number of Shares, or other periodic payments.
(o)    “Effective Date” means the effective date of the Plan, which shall be the Stockholder Approval Date.
(p)    “Eligible Person” means each officer, Director, Employee or Consultant. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any

Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in the Plan.
(q)    “Employee” means any person, including an officer or Director, who is an employee of the Company or any Subsidiary, or is a prospective employee of the Company or any Subsidiary (conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary). The payment of a director’s fee by the Company or a Subsidiary shall not be sufficient to constitute “employment” by the Company.
(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.
(s)    “Executive Officer” means those Participants designated by the Board as “executive officers” of the Company within the meaning of Rule 3b-7 of the Exchange Act and Presidents of and divisions of the Company.
(t)    “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the Listing Market on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the Award is authorized by the Committee), or, if there is no sale on that date, then on the last previous day on which a sale was reported.
(u)    “Good Reason” with respect to any Participant, shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Subsidiary or, in the absence of any such agreement or any such definition in such agreement, the equivalent or same meaning set forth in any severance plan or agreement maintained by the Company or any Subsidiary applicable to the Participant, or in the absence of any such definition, the meaning set forth in the applicable Award Agreement, or in the absence of such definition, such term shall mean the occurrence of any one or more of the following events or conditions:
(i)    the occurrence of any of the following conditions: (A) a material diminution in the Participant’s base salary, annual short-term incentive opportunity or annual long-term incentive opportunity, if any; (B) the Company or any Subsidiary requiring the Participant to be based at any office or location outside of fifty miles from the Participant’s current employment location, except for travel reasonably required in the performance of the Participant’s responsibilities; (C) a material breach by the Company or any Subsidiary of any term of any employment or service agreement with the Participant or (D) in the case of any Executive Officer, a material diminution in the Participant’s authority, duties or responsibilities, provided, however, that with respect to Participants other than the Chief Executive Officer, Chief Financial Officer and General Counsel, the Participant shall not have Good Reason solely because the Participant’s duties and responsibilities are in respect of an entity that is not the most senior entity following the Change in Control.
It shall be a condition precedent to a determination that Good Reason exists with respect to Participant that (I) the Participant shall have first given the Company or any Subsidiary written notice stating with reasonable specificity the breach on which such termination is premised within ninety (90) days after the Participant becomes aware or should have become aware of such breach, and (II) if such breach is susceptible of cure or remedy, such breach has not been cured or remedied within forty-five (45) days after receipt of such notice.

(v)    “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.
(w)    “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.
(x)    “Listing Market” means the New York Stock Exchange or any other national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of an inter-dealer quotation system.
(y)    “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares at a specified price during specified time periods.

(z)    “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.
(aa)    “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.
(bb)    “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.
(cc)    “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Section 6(h) hereof.
(dd)    “Performance Period” means that period established by the Committee at the time any Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.
(ee)    “Performance Share” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
(ff)    “Performance Unit” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
(gg)    “Prior Plan” means the WellCare Health Plans, Inc. 2004 Equity Incentive Plan.
(hh)    “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
(ii)    “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.
(jj)    “Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares or a combination thereof, at the end of a specified Restriction Period.
(kk)    “Restricted Stock Unit Award” means an Award of Restricted Stock Unit granted to a Participant under Section 6(e) hereof.
(ll)    “Restriction Period” means the period of time specified by the Committee that Restricted Stock Awards and Restricted Stock Unit Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.
(mm)    “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
(nn)    “Shares” means the shares of common stock of the Company, par value $0.01 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.
(oo)    “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.
(pp)    “Stockholder Approval Date” means the date on which this Plan is approved by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements Sections 162(m) and 422 of the Code and applicable requirements under the rules of the Listing Market.

(qq)    “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.
(rr)    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company (i) acquired by the Company or any Subsidiary, (ii) which becomes a Subsidiary after the date hereof, or (iii) with which the Company or any Subsidiary combines.
3.    Administration.
(a)    Authority of the Committee. The Plan shall be administered by the Committee, except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Subsidiary or any Participant or Beneficiary, any transferee under Section 10(b) hereof or any other person claiming any right from or through any of the foregoing persons or entities.
(b)    Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act, or (ii) with respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m), to the extent necessary in order for such Award to so qualify. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to members of the Board, or officers or managers of the Company or any Subsidiary, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.
(c)    Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, counsel, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4.    Shares Subject to Plan.
(a)    Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be equal to (i) 2,500,000, minus, (ii) any Shares subject to awards granted under the Prior Plan on or after January 1, 2013 and before the Stockholder Approval Date. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)    Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards.
(c)    Availability of Shares Not Delivered under Awards and Adjustments to Limits.
(i)    If (i) any Shares subject to an Award, or, on or after January 1, 2013, Shares subject to any award granted under the Prior Plan, are forfeited, expire or otherwise terminate without issuance of such Shares, or (ii) any Award or, on or after January 1, 2013, any award granted under the Prior Plan, is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award or award under the Prior Plan, the Shares to which those Awards or awards under the Prior Plan were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to Awards under the Plan, subject to Section 4(c)(iv) below.
(ii)    In the event that (i) any Option or other Award granted under this Plan, or, on or after January 1, 2013, any award granted under the Prior Plan, is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from any Award or, on or after January 1, 2013, any award under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares so tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.
(iii)    Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
(iv)    Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.
(v)    Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 2,500,000 Shares. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.
(d)    Notwithstanding anything in this Section 4 to the contrary, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceed $400,000 in the aggregate, or in the case of Awards made in the Participant’s initial year of service as a Director, $600,000 in the aggregate.
(e)    No Further Awards Under Prior Plan. In light of the adoption of this Plan, no further awards shall be made under the Prior Plan after the Stockholder Approval Date.
5.    Eligibility; Per Participant Limitations. Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c) of this Plan, in any fiscal year of the Company during any part of which the Plan is in effect, no Employee may be granted (i) Options and/or Stock Appreciation Rights with respect to more than 500,000 Shares or (ii) Restricted Stock, Restricted Stock Units, Performance Shares, and/or Other Stock-Based Awards valued by reference to a designated number of Shares and that the Committee has elected to be subject to Section 8 hereof with respect to more than 500,000 Shares. In addition, the maximum dollar value payable to any one Participant with respect to Performance Units that the Committee has elected to be subject to Section 8 hereof is (x) $4,000,000 with respect to any 12 month Performance Period (pro-rated for any Performance Period that is less than 12 months based upon the ratio of the number of days in the Performance Period as compared to 365), and (y) with respect to any Performance Period that is more than 12 months, $4,000,000 multiplied by the number of full 12 months periods that are in the Performance Period.
6.    Specific Terms of Awards.
(a)    General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.
(b)    Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:
(i)    Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s stockholders.
(ii)    Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, as amended, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.
(iii)    Form of Settlement.    The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.
(iv)    Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:
(A)    the Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of

Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;
(B)    the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and
(C)    if shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(c)    Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:
(i)    Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. Other than in connection with a Substitute Award, the grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant; provided, however, that if and to the extent that it would not violate Section 409A of the Code, the grant price for a Stock Appreciation Right that is granted as a substitute or replacement Award for an outstanding Option may be lower than 100% of the Fair Market Value of a Share on the date of grant of the Stock Appreciation Right if it is not less than the exercise price of the Option for which it is substituted or that is replaced. Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Stock Appreciation Right in exchange for an Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without stockholder approval.
(ii)    Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.
(iii)    Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as or subsequently to the related Option is granted. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d)    Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:
(i)    Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 10(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.
(ii)    Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.
(iii)    Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
(iv)    Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan, or except as otherwise provided in the last sentence of Section 6(h) hereof, may require that payment be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash dividend is payable, in each case in a manner that does not violate the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.
(e)    Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:
(i)    Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or dividend or other rights associated with Share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

(ii)    Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.
(iii)    Dividend Equivalents. Unless otherwise determined by the Committee at the date of grant, and except as otherwise provided in the last sentence of Section 6(h) hereof, any Dividend Equivalents that are granted with respect to any Restricted Stock Unit Award shall be either (A) paid with respect to such Restricted Stock Unit Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Stock Unit Award and whether the amount or value thereof shall be automatically deemed reinvested in additional Restricted Stock Units or other Awards, or if not so reinvested shall earn interest and at what rate for the period deferred, as the Committee shall determine or permit the Participant to elect. The applicable Award Agreement shall specify whether any Dividend Equivalents shall be paid at the dividend payment date, deferred or deferred at the election of the Participant. If the Participant may elect to defer the Dividend Equivalents, such election shall be made at such other times prescribed by the Committee as shall not result in a violation of Section 409A of the Code.
(f)    Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Person as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.
(g)    Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. Except as otherwise provided in the last sentence of Section 6(h) hereof, the Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at some later date, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.
(h)    Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 9 of this Plan or as may be provided in an Award Agreement, Performance Awards shall be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis, in each case in a manner that does not violate the requirements of Section 409A of the Code. Notwithstanding any other provision of this Plan to the contrary, cash dividends, Shares, and any other property (other than cash) distributed as a dividend or otherwise with respect to any Awards that are subject to satisfaction of performance goals, shall either (i) not be paid or credited, or (ii) be accumulated, and shall be subject to satisfaction of the same performance goals to which the vesting of the underlying Award is subject, and shall be paid after the applicable performance goals have been satisfied (at such time as is specified by the Committee in the Award Agreement and that does not violate the requirements of Section 409A of the Code.
(i)    Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Except as otherwise provided in the last sentence of Section 6(h) hereof, the Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including, without limitation, loans from the Company or a Subsidiary provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, as amended, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.
7.    Certain Provisions Applicable to Awards.
(a)    Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Subsidiary, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code.
(b)    Term of Awards. The term of each Award shall be for such period as may be determined by the Committee. The term of any Option or Stock Appreciation Right shall not exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); provided, however, that in the event that on the last day of the term of an Option or a Stock Appreciation Right, other than an Incentive Stock Option, the exercise of the Option or Stock Appreciation Right would violate an applicable federal, state, local, or foreign law, or would jeopardize the ability of the "service recipient" (as that term is defined in Treasury Regulation Section 1.409A-1(g)) to continue as a going concern, the term of the Option or Stock Appreciation Right shall be extended for a period of thirty (30) days after the date on which the exercise of the Option or Stock Appreciation Right would no longer violate an applicable federal, state, local, and foreign laws or would no longer jeopardize the ability of the "service recipient" to continue as a going concern, provided that such extension of the term of the Option or Stock Appreciation Right would not cause the Option or Stock Appreciation Right to violate the requirements of Section 409A of the Code.
(c)    Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the Listing Market. Subject to Section 7(e) of this Plan, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on an deferred basis, all shall be done all in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.
(d)    Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).
(e)    Code Section 409A.
(i)    The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code).
(ii)    If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A)    Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;

(B)    The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C)    Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D)    In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii)    Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest, or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

8.    Code Section 162(m) Provisions.
(a)    Covered Employees. If and only to the extent that the Committee elects to have the provisions of this Section 8 apply to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award, the provisions of this Section 8 shall be applicable to that Award if it is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee.
(b)    Performance Criteria. If an Award is subject to this Section 8, then the payment or distribution thereof or the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Subsidiaries, or for business or geographical units of the Company and/or a Subsidiary (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment and cash flow in excess of cost of capital); (4) operating margin; (5) return measures, including return on assets, revenues, sales, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital, including working capital targets; (10) management of fixed costs or variable costs, including expense targets; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions, divestitures or asset sales; (12) share price, including growth measures and total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; (18) health care quality measures; (19) regulatory or contract compliance measures; (20) service performance measures; (21) the Fair Market Value of a Share; (22) productivity ratios; (23) financial ratios as provided in credit agreements of the Company and its subsidiaries; and/or (24) any combination of the foregoing. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. In determining the achievement of the performance goals, the Committee may, at the time it sets the performance goals, require that those goals be determined by excluding the effect of any or all of the following: (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and/or other unusual or non-recurring charges, (ii) any change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.
(c)    Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of Awards subject to this Section 8 shall be measured over a Performance Period no longer than five years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to Awards subject to this Section 8, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.
(d)    Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.
(e)    Committee Certification. No Participant shall receive any payment under the Plan that is subject to this Section 8 unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Section 162(m) of the Code.
9.    Change in Control.
(a)    Effect of “Change in Control.” If and only to the extent provided in any employment or other agreement between the Participant and the Company or any Subsidiary, or in any Award Agreement, or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently, upon the occurrence of a “Change in Control,” as defined in Section 9(b):
(i)    Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.
(ii)    Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

(iii)    With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, consider such Awards to have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the Performance Period completed as of the Change in Control).
(iv)    Except as otherwise provided in any employment or other agreement for services between the Participant and the Company or any Subsidiary, a severance plan applicable to the Participant or in an Award Agreement and unless the Committee otherwise determines in a specific instance, each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall not be accelerated as described in Sections 9(a)(i), (ii) and (iii), if either (A) the Company is the surviving entity in the Change in Control and the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company or its parent company assumes or substitutes for the applicable Award, as determined in accordance with Section 10(c)(ii) of this Plan. Notwithstanding the foregoing, unless otherwise provided in any employment or other agreement for services between the Participant and the Company or any Subsidiary, a severance plan applicable to the Participant or in an Award Agreement, if within 24 months following such Change in Control, a Participant’s employment is terminated (i) by the Company or any Subsidiary or by such successor company without Cause, or (ii) by the Participant for Good Reason, then each Award described in (A) or (B) of this Section 9(a)(iv) held by such Participant at the time of the Change in Control shall be accelerated as described in Sections 9(a)(i), (ii) and (iii) above.
(b)    Definition of “Change in Control”. A “Change in Control” with respect to any Participant, shall have the equivalent meaning or the same meaning as “change in control” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Subsidiary or, in the absence of any such agreement or any such definition in such agreement, the equivalent or same meaning set forth in any severance plan or agreement maintained by the Company or any Subsidiary applicable to the Participant, or in the absence of any such definition, the meaning set forth in the applicable Award Agreement, or in the absence of such definition, such term shall mean the occurrence of any of the following:
(i)    any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of either (A) the then Fair Market Value of the then outstanding securities of the Company or (B) the combined voting power of the then outstanding securities of the Company;
(ii)    the direct or indirect sale or transfer by the Company of all or substantially all of its assets in a single transaction or a series of related transactions;
(iii)    the consummation of a merger, consolidation or reorganization of the Company with or into another corporation or other entity, in which the stockholders of more than 50% of the voting power of the Company’s voting securities immediately before such merger, consolidation or reorganization do not own more than 50% of the voting power of the voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or
(iv)    during any consecutive 12-month period, individuals who at the beginning of such period constitute the Board (together with any new directors whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors on the Board then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office.
Notwithstanding the terms of this Section, if and to the extent required to comply with Section 409A of the Code, none of the foregoing events shall constitute a Change in Control if such event is not a “Change in Control Event” under Treasury regulation section 1.409A-3(i)(5) or successor guidance of the Internal Revenue Service.

For purposes of determining whether a Change in Control has occurred, a Person or Group shall not be deemed to be “unrelated” if: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question, (B) the Company has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Company voting securities immediately before the transaction in question.

The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Exchange Act. Notwithstanding the foregoing, (A) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of the Company at the same time, or as a result of purchases in the same public offering, (B) Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar business transaction, with the Company, and (C) if a Person, including an entity, owns stock both in the Company and in a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar transaction, with the Company, such Person shall be considered to be acting as a Group with other stockholders only with respect to the ownership in such corporation prior to the transaction.

10.    General Provisions.
(a)    Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.
(b)    Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant. Except as otherwise provided below or as approved by the Committee, awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. The Committee may permit transfer of an Award and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith), whether pursuant to the express terms of an Award Agreement or otherwise, to one or more Beneficiaries or other transferees during the lifetime of the Participant, by gift or pursuant to a domestic relations order, to a “Permitted Assignee”, and such transfer is otherwise permissible under the rules as to the use of Form S-8. For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or stockholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
(c)    Adjustments.
(i)    Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem appropriate and equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.
(ii)    Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of Section 9 hereof relating to the vesting of Awards in the event of any Change in Control), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (A) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (B) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (C) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (D) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). For the purposes of this Plan, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall be considered assumed or substituted for if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.
(iii)    Other Adjustments. The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Awards granted pursuant to Section 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. Adjustments permitted hereby may include, without limitation, increasing the exercise price of Options and Stock Appreciation Rights, increasing performance goals, or other adjustments that may be adverse to the Participant. Notwithstanding the foregoing, no adjustments may be made with respect to any Awards subject to Section 8 if and to the extent that such adjustment would cause the Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
(d)    Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.
(e)    Taxes. The Company and any Subsidiary are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Subsidiary and Participants and

Beneficiaries to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.
(f)    Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of stockholders or Participants or Beneficiaries, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or is otherwise required by Section 6(b)(i) or 6(c)(i) (relating to the repricing of Options or Stock Appreciation Rights) and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.
(g)    Clawback of Benefits.
(i)    The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements (and/or awards issued under the Prior Plan) may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines it to be necessary or appropriate to comply with any Clawback Policy.
(ii)    If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.
(h)    Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary; (ii) interfering in any way with the right of the Company or a Subsidiary to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company or any Subsidiary including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of stockholders or any right to receive any information concerning the Company’s or any Subsidiary’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Subsidiary in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Subsidiary, nor any of the

their respective officers, directors, representatives or agents are granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.
(i)    Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Subsidiary that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Subsidiary under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.
(j)    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.
(k)    Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(l)    Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.
(m)    Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.
(n)    Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.
(o)    Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
(p)    Plan Effective Date and Stockholder Approval; Termination of Plan. The Plan was adopted by the Board on February 28, 2013 and shall become effective on the Stockholder Approval Date, provided that the Stockholder Approval Date occurs within 12 months of its adoption by the Board, by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Stockholder Approval Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

*WELLCARE HEALTH PLANS, INC. P.O.
BOX 31390
TAMPA, FL 33631-3390*

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**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
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**VOTE BY PHONE - 1-800-690-6903**
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**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56167-P34329 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**WELLCARE HEALTH PLANS, INC.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of ten directors to hold office until the Company's 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

| Nominees: | For | Against | Abstain |
|---|---|---|---|
| 1a. Carol J. Burt | O | O | O |
| 1b. Roel C. Campos | O | O | O |
| 1c. Alec Cunningham | O | O | O |
| 1d. David J. Gallitano | O | O | O |
| 1e. D. Robert Graham | O | O | O |
| 1f. Kevin F. Hickey | O | O | O |
| 1g. Christian P. Michalik | O | O | O |
| 1h. Glenn D. Steele, Jr. | O | O | O |
| 1i. William L. Trubeck | O | O | O |
| 1j. Paul E. Weaver | O | O | O |

| The Board of Directors recommends you vote FOR proposals 2, 3 and 4: | For | Against | Abstain |
|---|---|---|---|
| 2. Approval of the Company's 2013 Incentive Compensation Plan. | O | O | O |
| 3. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013. | O | O | O |
| 4. Advisory vote on the compensation of the Company's named executive officers ("Say on Pay"). | O | O | O |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M56168-P34329

WELLCARE HEALTH PLANS, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alec Cunningham, Chief Executive Officer, and Lisa G. Iglesias, Secretary, and each of them, attorneys with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of WellCare Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2013 Annual Meeting of Stockholders to be held at WellCare's corporate headquarters, 8735 Henderson Road, Tampa, Florida 33634, on May 22, 2013, at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof.

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1; FOR PROPOSAL 2; FOR PROPOSAL 3; FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS. IF VOTING BY MAIL, YOU MUST COMPLETE THE OTHER SIDE OF THIS CARD.

Continued and to be signed on reverse side